Exhibit 10.20

Execution Version

Deal CUSIP: 56154WAA3

Revolver CUSIP: 56154WAB1

REVOLVING CREDIT

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER, ADMINISTRATIVE AGENT AND ISSUER)

WITH

MAMMOTH ENERGY PARTNERS LP

REDBACK ENERGY SERVICES LLC

REDBACK COIL TUBING LLC

MUSKIE PROPPANT LLC

PANTHER DRILLING SYSTEMS LLC

BISON DRILLING AND FIELD SERVICES LLC

BISON TRUCKING LLC

WHITE WING TUBULAR SERVICES LLC

GREAT WHITE SAND TIGER LODGING LTD.

STINGRAY PRESSURE PUMPING LLC

AND

STINGRAY LOGISTICS LLC

(BORROWERS)

PNC CAPITAL MARKETS LLC

(LEAD ARRANGER AND SOLE BOOKRUNNER),

Execution Version

Deal CUSIP: 56154WAA3

Revolver CUSIP: 56154WAB1

CAPITAL ONE BUSINESS CREDIT CORP

(SYNDICATION AGENT),

AND VARIOUS LENDERS

November 25, 2014

i

	3.5.	Computation of Interest and	74
	3.6.	Maximum Charges	74
	3.7.	Increased Costs	75
	3.8.	Basis For Determining Interest Rate Inadequate or Unfair	76
	3.9.	Capital Adequacy	77
	3.10.	Taxes	77
	3.11.	Replacement of Lenders	80

IV.	COLLATERAL: GENERAL TERMS		81

	4.1.	Security Interest in the Collateral	81
	4.2.	Perfection of Security Interest	81
	4.3.	Preservation of Collateral	82
	4.4.	Ownership and Location of Collateral	83
	4.5.	Defense of Agent’s and Lenders’ Interests	83
	4.6.	Inspection of Premises	84
	4.7.	Appraisals	84
	4.8.	Receivables; Deposit Accounts and Securities Accounts	84
	4.9.	Inventory	88
	4.10.	Maintenance of Equipment	88
	4.11.	Exculpation of Liability	88
	4.12.	Financing Statements	89

V.	REPRESENTATIONS AND WARRANTIES		89

	5.1.	Authority	89
	5.2.	Formation and Qualification	89
	5.3.	Survival of Representations and Warranties	90
	5.4.	Tax Returns	90
	5.5.	Financial Statements	90
	5.6.	Entity Names	91
	5.7.	O.S.H.A. Environmental Compliance; Flood Insurance	91
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance	92
	5.9.	Patents, Trademarks, Copyrights and Licenses	94
	5.10.	Licenses and Permits	94
	5.11.	Default of Indebtedness	94
	5.12.	No Default	94
	5.13.	No Burdensome Restrictions	94
	5.14.	No Labor Disputes	95
	5.15.	Margin Regulations	95
	5.16.	Investment Company Act	95
	5.17.	Disclosure	95
	5.18.	[Reserved]	95
	5.19.	[Reserved]	95
	5.20.	Swaps	95
	5.21.	Conflicting Agreements	95
	5.22.	Application of Certain Laws and Regulations	96

	5.23.	Business and Property of Credit Parties	96
	5.24.	Ineligible Securities	96
	5.25.	No Brokers or Agents	96
	5.26.	[Reserved]	96
	5.27.	Equity Interests	96
	5.28.	Commercial Tort Claims	96
	5.29.	Letter of Credit Rights	96
	5.30.	Deposit Accounts	97
	5.31.	Perfection of Security Interest in Collateral	97

VI.	AFFIRMATIVE COVENANTS		97

	6.1.	Compliance with Laws	97
	6.2.	Conduct of Business and Maintenance of Existence and Assets	97
	6.3.	Books and Records	97
	6.4.	Payment of Taxes	98
	6.5.	Financial Covenants	98
	6.6.	Insurance	98
	6.7.	Payment of Indebtedness and Leasehold Obligations	100
	6.8.	Environmental Matters	100
	6.9.	[Reserved]	101
	6.10.	Federal Securities Laws	101
	6.11.	Execution of Supplemental Instruments	101
	6.12.	[Reserved]	101
	6.13.	Government Receivables	102
	6.14.	Membership / Partnership Interests	102
	6.15.	Keepwell	102
	6.16.	Negative Pledge Agreements	102
	6.17.	Post-Closing Obligations	102

VII.	NEGATIVE COVENANTS		103

	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	103
	7.2.	Creation of Liens	103
	7.3.	Guarantees	103
	7.4.	Investments	104
	7.5.	Loans	104
	7.6.	Hedges	104
	7.7.	Dividends	104
	7.8.	Indebtedness	104
	7.9.	Nature of Business	104
	7.10.	Transactions with Affiliates	104
	7.11.	[Reserved]	105
	7.12.	Subsidiaries	105
	7.13.	Fiscal Year and Accounting Changes	105
	7.14.	Pledge of Credit	106
	7.15.	Amendment of Certain Documents	106

	7.16.	Compliance with ERISA	106
	7.17.	Prepayment of Indebtedness	107
	7.18.	Management Fees	107
	7.19.	Bank Accounts	107

VIII.	CONDITIONS PRECEDENT		107

	8.1.	Conditions to Initial Advances	107
	8.2.	Conditions to Each Advance	111

IX.	INFORMATION AS TO BORROWERS		112

	9.1.	Disclosure of Material Matters	112
	9.2.	Schedules	112
	9.3.	Environmental Reports	113
	9.4.	Litigation	113
	9.5.	Material Occurrences	114
	9.6.	Government Receivables	114
	9.7.	Annual Financial Statements	114
	9.8.	Quarterly Compliance	114
	9.9.	Monthly Financial Statements	114
	9.10.	Other Reports	115
	9.11.	Additional Information	115
	9.12.	Projected Operating Budget	115
	9.13.	Variances From Operating Budget	115
	9.14.	Notice of Suits, Adverse Events	115
	9.15.	ERISA Notices and Requests	115
	9.16.	Additional Documents	116
	9.17.	Updates to Certain Schedules	116
	9.18.	[Reserved]	117
	9.19.	Appraisals and Field Examinations	117
	9.20.	Notice of Leases	117

X.	EVENTS OF DEFAULT		117

	10.1.	Nonpayment	117
	10.2.	Breach of Representation	117
	10.3.	Financial Information	117
	10.4.	Judicial Actions	118
	10.5.	Noncompliance	118
	10.6.	Judgments	118
	10.7.	Bankruptcy	118
	10.8.	Inability to Pay	118
	10.9.	Material Adverse Effect	118
	10.10.	Cash Management Liabilities and Hedge Liabilities	119
	10.11.	Lien Priority	119
	10.12.	[Reserved]	119
	10.13.	Cross Default	119
	10.14.	Breach of Guaranty or Pledge Agreement	119

	10.15.	Change of Control	119
	10.16.	Invalidity	119
	10.17.	Licenses	119
	10.18.	Seizures	119
	10.19.	Operations	119
	10.20.	Pension Plans	120
	10.21.	Reportable Compliance Event	120

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		120

	11.1.	Rights and Remedies	120
	11.2.	Agent’s Discretion	122
	11.3.	Setoff	123
	11.4.	Rights and Remedies not Exclusive	123
	11.5.	Allocation of Payments After Event of Default	123

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		125

	12.1.	Waiver of Notice	125
	12.2.	Delay	125
	12.3.	Jury Waiver	125

XIII.	EFFECTIVE DATE AND TERMINATION		125

	13.1.	Term	125
	13.2.	Termination	126

XIV.	REGARDING AGENT		126

	14.1.	Appointment	126
	14.2.	Nature of Duties	127
	14.3.	Lack of Reliance on Agent	128
	14.4.	Resignation of Agent; Successor Agent	128
	14.5.	Certain Rights of Agent	129
	14.6.	Reliance	129
	14.7.	Notice of Default	129
	14.8.	Indemnification	129
	14.9.	Agent in its Individual Capacity	130
	14.10.	Delivery of Documents	130
	14.11.	Borrowers’ Undertaking to Agent	130
	14.12.	No Reliance on Agent’s Customer Identification Program	130
	14.13.	Other Agreements	130

XV.	BORROWING AGENCY		131

	15.1.	Borrowing Agency Provisions	131
	15.2.	Waiver of Subrogation	132
	15.3.	Common Enterprise	132

XVI.	MISCELLANEOUS		132

	16.1.	Governing Law	132
	16.2.	Entire Understanding	133

v

16.3.	Successors and Assigns; Participations; New Lenders	136
16.4.	Application of Payments	139
16.5.	Indemnity	139
16.6.	Notice	141
16.7.	Survival	143
16.8.	Severability	143
16.9.	Expenses	143
16.10.	Injunctive Relief	144
16.11.	Consequential Damages	144
16.12.	Captions	144
16.13.	Counterparts; Facsimile Signatures	144
16.14.	Construction	144
16.15.	Confidentiality; Sharing Information	144
16.16.	Publicity	145
16.17.	Certifications From Banks and Participants; USA PATRIOT Act	145
16.18.	Anti-Terrorism Laws	146
16.19.	Concerning Joint and Several Liability of Borrowers	146
16.20.	No Advisory or Fiduciary Responsibility	149
16.21.	Canadian Anti-Money Laundering Legislation	149

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 2.1(a)	Revolving Credit Note
Exhibit 2.4(a)	Swing Loan Note
Exhibit 2.24	Joinder
Exhibit 5.5(b)	Financial Projections
Exhibit 8.1(f)	Financial Condition Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(ii)	Indebtedness
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.13	Material Contracts
Schedule 5.14	Labor Disputes
Schedule 5.27(a)	Equity Interests
Schedule 5.27(b)	Restrictions on Equity Interests
Schedule 5.27(c)	Option Rights
Schedule 5.28	Commercial Tort Claims
Schedule 5.29	Letter of Credit Rights
Schedule 5.30	Deposit Accounts
Schedule 6.17	Post-Closing Obligations
Schedule 8.1(v)	Existing Lenders

REVOLVING CREDIT

AND

SECURITY AGREEMENT

Revolving Credit and Security Agreement dated as of November 25, 2014 among MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., a Canadian limited company (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, together with its successors and assigns in such capacity, the “Agent”).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrowers, Lenders and Agent hereby agree as follows:

I.	DEFINITIONS.

1.1. Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as consistently applied in preparation of the audited financial statements of Borrowers for the fiscal year ended December 31, 2014. If there occurs after the Closing Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Closing Date; provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.

1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Accordion Increase” shall mean an increase to the Maximum Revolving Advance Amount effectuated pursuant to the terms of Section 2.24 hereof.

“Accountants” shall have the meaning set forth in Section 9.7 hereof.

“Acquisition” shall mean a transaction or series of transactions resulting, directly or indirectly, in (a) acquisition of a business, division, or substantially all assets of a Person; (b) record or beneficial ownership of 50% or more of the Equity Interests of a Person; or (c) merger, consolidation or combination of a Credit Party or any Subsidiary thereof with another Person that is not a Credit Party.

“Adjusted EBITDA” shall mean for any period the sum of (i) EBITDA, plus (ii) the following to the extent deducted in the calculation of net income (or loss) of Borrowing Agent and its Subsidiaries on a Consolidated Basis for such period (without duplication): (A) all fees and expenses paid or payable under the Management Agreements; (B) all amounts incurred and payable for all fees, commissions and charges under this Agreement and the Other Documents and with respect to any Advances, or other Indebtedness for borrowed money, including any amendment, modification, or supplement hereof or thereof; (C) all non-cash losses or expenses; plus (D) any extraordinary charges or losses determined in accordance with GAAP, plus (E) non-capitalized fees and expenses paid during such period which were incurred in connection with the closing of the Transactions in an aggregate amount not to exceed $15,000,000 and paid within 180 days of the Closing Date, plus (F) all non-capitalized fees and expenses paid in connection with each Permitted Acquisition and each Permitted Joint Venture Investment whether or not successful, not to exceed three percent (3%) of the aggregate cash consideration paid in connection therewith, and in each case, paid within 180 days of the applicable closing date of such Permitted Acquisition or Permitted Joint Venture Investment, (G) all non-capitalized fees and expenses paid in connection with the consummation of any Qualified IPO, in each case, as evidenced by supporting documentation as Agent may require in its Permitted Discretion.

“Advance Rates” shall have the meaning set forth in Section 2.1(a)(y)(v) hereof.

“Advances” shall mean and include the Revolving Advances, Letters of Credit and Swing Loans.

“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

“Agreement” shall mean this Revolving Credit and Security Agreement, as the same may be amended, amended and restated, replaced and restated, extended, supplemented and/or otherwise modified from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Federal Funds Open Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of the Daily LIBOR Rate in effect on such day plus one percent (1.0%), so long as a Daily LIBOR Rate is offered, ascertainable and not unlawful.

“Alternate Source” shall have the meaning set forth in the definition of Federal Funds Open Rate.

“Anti-Terrorism Laws” shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, including all applicable common law and equitable principles, all provisions of all applicable state, provincial, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.

“Applicable Margin” shall mean as of the Closing Date and through and including the date on which Agent receives the financial statements and Compliance Certificate for the fiscal quarter ending on December 31, 2014 as required under Section 9.8 hereof, (i) an amount equal to two percent (2.0%) for Advances consisting of Domestic Rate Loans and (ii) an amount equal to three percent (3.0%) for Advances consisting of LIBOR Rate Loans.

Thereafter, effective as of the date on which the quarterly financial statements of Borrowers on a Consolidated Basis and related Compliance Certificate required under Section 9.8 for the most recently completed fiscal quarter are due to be delivered, (each day on which such delivery is due, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the pricing table below corresponding to the Excess Availability as of the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

EXCESS AVAILABILITY	APPLICABLE MARGINS FOR LIBOR RATE LOANS	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS
If Excess Availability is greater than 66% of the Maximum Available Credit	250	150
If Excess Availability is greater than 33% but equal to or less than 66% of the Maximum Available Credit	275	175
If Excess Availability is equal to or less than 33% of the Maximum Available Credit	300	200

If Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the dates required pursuant to such section, each Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Excess Availability reflected in such statements. Any increase in interest rates payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 9.8 hereof) and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, Agent reasonably determines that (a) the Excess Availability as previously calculated as of any applicable date for any applicable period was inaccurate, and (b) a proper calculation of the Excess Availability for any such period would have resulted in different pricing for such period, then (i) if the proper calculation of the Excess Availability would have resulted in a higher interest rate for such period, automatically and immediately without the necessity of any demand or notice by Agent or any other affirmative act of any party, the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to be retroactively increased by, and Borrowers shall be obligated to immediately pay to Agent for the ratable benefit of Lenders an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of the Excess Availability would have resulted in a lower interest rate for such period, then the interest accrued on the applicable outstanding Advances for such period under the provisions of this Agreement and the Other Documents shall be deemed to remain unchanged, and Agent and Lenders shall have no obligation to repay interest to the Borrowers; provided, that, if as a result of any restatement or other event or other determination by Agent a proper calculation of the Excess Availability would have resulted in a higher interest rate for one or more periods and a lower interest rate for one or more other periods (due to the shifting of income or expenses from one period to another period or any other reason), then the amount payable by Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods.

“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.

“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the StuckyNet System©, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person in writing to deliver in physical form.

“Authorized Officer” of any Person shall mean the Chairman, Chief Financial Officer, Chief Executive Officer, Vice President, or other authorized officer of such Person designated by Borrowing Agent.

“Base Rate” shall mean the base commercial lending rate of PNC for U.S. Dollar Loans as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.

“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.

“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.

“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.

“Borrowing Agent” shall mean Mammoth.

“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 duly executed by an Authorized Officer of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in East Brunswick, New Jersey and, solely with respect to Sand Tiger, including Alberta, Canada and, if the applicable Business Day relates to any LIBOR Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Canadian Benefit Plan” shall mean any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing material employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Borrower has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Pension Plan” shall mean each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Borrower for its employees or former employees, but does not include the Canada Pension Plan as maintained by the Government of Canada.

“Canadian Pension Termination Event” shall mean (a) the voluntary full or partial wind up of a Canadian Pension Plan that is a registered pension plan by a Borrower; (b) the institution of proceedings by any Governmental Body to terminate in whole or in part or have a trustee appointed to administer such a plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of, winding up or the appointment of trustee to administer, any such plan.

“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one (1) year and which, in accordance with GAAP, would be classified as capital expenditures; excluding, without duplication, any such expenditures or liabilities to the extent constituting (i) expenditures of insurance proceeds to acquire or repair any asset, (ii) leasehold improvements for which a Borrower or a Subsidiary is reimbursed by the lessor, sublessor or sublessee, (iii) expenditures made with the proceeds of any amount reinvested pursuant to Section 7.1(b), or (iv) consideration for Permitted Acquisitions. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other equity interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards; (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under the Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.

“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”

“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.

“CFTC” shall mean the Commodity Futures Trading Commission.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Change of Control” shall mean: (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Permitted Holder) shall have acquired (i) beneficial ownership of 50% or more on a fully diluted basis of the voting Equity Interests of General Partner in the aggregate, or (ii) the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the General Partner; (b) except as permitted by Section 7.1, Mammoth shall cease to beneficially own and control, directly or indirectly, 100%, on a fully diluted basis, of the economic and voting interest in the Equity Interests of each other Borrower; or (c) General Partner shall cease to have the right to direct the day-to-day activities and management of Mammoth.

“Charges” shall mean all Taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property Taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to Tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the PBGC, or any other like applicable Canadian authority in any applicable jurisdiction or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.

“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.

“Closing Date” shall mean the date of the funding of the initial Advances under this Agreement.

“Code” shall mean the Internal Revenue Code of 1986 and, with respect to Sand Tiger, Income Tax Act (Canada), as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” shall mean and include all right, title and interest of each Borrower in all of the property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located, including, without limitation:

(a) all Receivables and all supporting obligations relating thereto;

(b) all equipment and fixtures;

(c) all general intangibles and Intellectual Property (including all payment intangibles and all software) and all supporting obligations related thereto;

(d) all Inventory;

(e) all Subsidiary Stock, securities, investment property, and financial assets;

(f) [Reserved];

(g) [Reserved];

(h) all contract rights, rights of payment which have been earned under a contract rights, chattel paper (including electronic chattel paper and tangible chattel paper), commercial tort claims (whether now existing or hereafter arising); documents (including all warehouse receipts and bills of lading), deposit accounts, goods, instruments (including promissory notes), letters of credit (whether or not the respective letter of credit is evidenced by a writing) and letter-of-credit rights, cash, certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), security agreements, eminent domain proceeds, condemnation proceeds, tort claim proceeds and all supporting obligations;

(i) all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and

(j) all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code or the PPSA).

Notwithstanding the forgoing, Collateral shall not include any Excluded Property.

“Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Commitment Amount (if any) of such Lender.

“Commitment Amount” shall mean, (i) as to any Lender other than a New Lender, the Commitment Amount (if any) set forth below such Lender’s name on its signature page hereto (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Commitment Amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Amount provided for in the joinder signed by such New Lender under Section 2.24(a)(ix) in each case as the same may be adjusted upon any increase by such Lender pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Percentage” shall mean, (i) as to any Lender other than a New Lender, the Commitment Percentage (if any) set forth below such Lender’s name on its signature page hereof (or, in the case of any Lender that became party to this Agreement after the Closing Date pursuant to Section 16.3(c) or (d) hereof, the Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement), and (ii) as to any Lender that is a New Lender, the Commitment Percentage provided for in the joinder signed by such New Lender under Section 2.24(a)(ix), in each case as the same may be adjusted upon any increase in the Maximum Revolving Advance Amount pursuant to Section 2.24 hereof, or any assignment by or to such Lender pursuant to Section 16.3(c) or (d) hereof.

“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

“Compliance Authority” shall mean each and all of the (a) U.S. Treasury Department/Office of Foreign Assets Control, (b) U.S. Treasury Department/Financial Crimes Enforcement Network, (c) U.S. State Department/Directorate of Defense Trade Controls, (d) U.S. Commerce Department/Bureau of Industry and Security, (e) the U.S. Internal Revenue Service, (f) the U.S. Justice Department, (g) the U.S. Securities and Exchange Commission, and (h) any other similar applicable authority in any applicable jurisdiction.

“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Chief Financial Officer or Controller of Borrowing Agent.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, provincial, state or other Applicable Law.

“Consigned Inventory” shall mean Inventory of any Person in the possession of any Borrower or Guarantor that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

“Contribution Agreements” shall, collectively, mean (i) that certain Contribution Agreement, dated as of November 24, 2014, by and among Mammoth Energy Holdings LLC and General Partner, (ii) that certain Contribution Agreement, dated as of November 24, 2014, by and between Gulfport Energy Corporation and Mammoth, and (iii) that certain Contribution Agreement, dated as of November 24, 2014, by and between Rhino Resource Partners LP and Mammoth, in each case, together with the additional conveyance documents and instruments contemplated or referenced thereunder, and in each case, as amended, modified or supplemented in compliance with the terms of this Agreement.

“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries, all Guarantors and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Parties” shall mean the Borrowers and the Guarantors, and “Credit Party” shall mean any of them.

“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Customs” shall have the meaning set forth in Section 2.13(b) hereof.

“Daily LIBOR Rate” shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Reserve Percentage.

“Debt Payments” shall mean for any period, in each case, all cash actually expended by any Borrower to make: (a) interest payments on any Advances hereunder, plus (b) payments for all fees, commissions and charges set forth herein, plus (c) payments on Capitalized Lease Obligations, plus (d) scheduled payments with respect to any other Indebtedness for borrowed money, plus (e) the amount of the reduction of the Eligible Equipment Sublimit (other than with respect to any asset sales or other dispositions).

“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1 hereof.

“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or Swing Loans or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.

“Deposit Account Control Agreements” shall mean the deposit account control agreements or blocked account agreements to be executed by each institution maintaining a deposit account or securities account for any of the Credit Parties, in favor of Agent, for the benefit of Secured Parties, as security for the Obligations to the extent required by Section 4.8(h) or any other provision of this Agreement or any Other Document.

“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.

“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.

“Domestic Subsidiaries” shall mean, with respect to any Person, any Subsidiary of such Person which is incorporated or organized under the laws of any state of the United States or the District of Columbia other than any such Subsidiary that is owned directly or indirectly by an entity that is not incorporated or organized under the laws of any state of the United States or the District of Columbia.

“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.

“EBITDA” shall mean for any period with respect to Borrowers on a Consolidated Basis, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period. The parties agree that for purposes of this Agreement, EBITDA shall be annualized for the following periods as follows: (i) EBITDA (on a pro forma consolidated basis for all Borrowers) for the fiscal quarter ending September 30, 2014 shall be multiplied by 4; (ii) EBITDA (on a pro forma consolidated basis for all Borrowers) for the two fiscal quarters ending December 31, 2014 shall be multiplied by 2; and (iii) EBITDA (on a pro forma consolidated basis for all Borrowers) for the three fiscal quarters ending March 31, 2015 shall be multiplied by 4/3.

“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution and delivery of such document or agreement.

“Eligibility Date” shall mean, with respect to each Credit Party and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of such Swap if this Agreement or any Other Document is then in effect with respect to such Credit Party, and otherwise it shall be the date of execution and delivery of this Agreement and/or such Other Document(s) to which such Credit Party is a party).

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.

“Eligible Equipment” shall mean and include with respect to each Borrower, all such equipment owned and held by such Borrower at one of Borrower’s locations in the continental United States or Canada, and that (i) Agent, in its Permitted Discretion, does not deem to be ineligible based on any credit or collateral considerations as agent deems reasonable and appropriate from time to time and (ii) is subject to a perfected, first priority security interest in favor of Agent, free of all Liens of any Person other than Permitted Encumbrances.

“Eligible Equipment Sublimit” shall mean (i) for the period from the Closing Date through and including December 31, 2014, an amount equal to the Equipment Advance Rate times the appraised net orderly liquidation value percentage of Eligible Equipment as set forth in the NOLV Appraisal most recently accepted by Agent (the “Initial Equipment Sublimit Amount”) and (ii) for each quarterly period thereafter until such amount ceases to be greater than $0, effective as of the first day of such quarter, an amount equal to (x) the amount applicable for the immediately preceding quarter, minus (y) 1.25% of the Initial Equipment Sublimit Amount; provided, however, in the event that Borrower sells, transfers or otherwise disposes of any Eligible Equipment included in the calculation of clause (iv) of Section 2.1(a)(y) or any such

Eligible Equipment is subject to a casualty event after the Closing Date, the Eligible Equipment Sublimit shall mean: (a) for the remainder of any quarter following such sale, transfer, disposition or casualty event, the Eligible Equipment Sublimit for the immediately preceding quarter, minus an amount equal to an amount equal to the Equipment Advance Rate times the net orderly liquidation value of such asset pursuant to the most recent NOLV Appraisal and (b) for each quarterly period thereafter until such amount ceases to be greater than $0, effective as of the first day of such calendar quarter, an amount equal to (A) the amount applicable for the immediately preceding quarter minus (B) 1.25% of the Initial Equipment Sublimit Amount; provided, further, however, following Agent’s acceptance of an NOLV Appraisal after the Closing Date, the Initial Equipment Sublimit Amount shall be reset as of the first day of the first fiscal quarter immediately following such acceptance to an amount equal to the Equipment Advance Rate times the appraised net orderly liquidation value percentage of Eligible Equipment as set forth in such NOLV Appraisal.

“Eligible In-Transit Inventory” shall mean all Eligible Inventory of a Borrower consisting of sand (a) which is in-transit to a facility of a Borrower, in the domestic U.S. or Canada or in transit or stored for sale in the domestic U.S. or Canada, (b) for which a Borrower, has retained title or title has passed to a Borrower, (c) which is insured to the full value thereof, (d) with respect to which either (i) Agent has established a reserve against the Formula Amount for the processing, transportation or other bailee fees or costs related to such Inventory or (ii) a Lien Waiver Agreement has been received with from the applicable processor, transporter or other bailee in possession of such Inventory, and (e) if such Inventory has been acquired pursuant to a Permitted Acquisition, Agent has completed its due diligence with respect to such Inventory, the results of which are satisfactory to it in its Permitted Discretion.

“Eligible Inventory” shall mean and include sand Inventory with respect to each Borrower, valued at the lower of cost (on a weighted average basis for Inventory consisting of fuel and otherwise on a first-in first-out basis) or current market value, which is not obsolete, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including whether (a) the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance) and (b) the Agent has completed due diligence satisfactory to it in its Permitted Discretion with respect to any new Inventory acquired pursuant to a Permitted Acquisition. In addition, Inventory shall not be Eligible Inventory if it (i) does not conform in all material respects to all standards imposed by any Governmental Body which has regulatory authority over such goods or the use, transport or sale thereof; (ii) except for Eligible In-Transit Inventory, is in transit; (iii) is located outside the continental United States (other than Canada) or at a location that is not otherwise in compliance with this Agreement; (iv) constitutes Consigned Inventory; (v) is subject to an agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory; (vi) is created pursuant to, or the sale thereof is otherwise subject to, a License Agreement unless Agent has received a duly executed Licensor/Agent Agreement with respect thereto; or (vii) is situated at a location not owned by a Borrower or Sand Tiger, as applicable unless (A) the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement, or (B) Agent has established reserves for Inventory situated at each such location satisfactory to Agent.

“Eligible Receivables” shall mean and include with respect to each Borrower, each Receivable of such Borrower (other than Eligible Unbilled Receivables), as applicable, arising in the ordinary course of business. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent in its Permitted Discretion. In addition, no Receivable shall be an Eligible Receivable if:

(a) it arises out of a sale made by any Borrower, to an Affiliate of any Borrower, or to a Person controlled by an Affiliate of any Borrower, (other than any operating portfolio company of any holder of Equity Interests in Mammoth or Gulfport Energy Corporation and its Subsidiaries);

(b) it is due or unpaid more than ninety (90) days after the original invoice date or sixty (60) days after the original due date;

(c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables or Eligible Unbilled Receivables by virtue of clause (b) hereunder;

(d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached in any material respect;

(e) an Insolvency Event shall have occurred with respect to such Customer;

(f) the sale is not payable in Dollars or Canadian Dollars or is to a Customer outside the United States of America or a province of Canada (other than Quebec or any other province or territory thereof that has not adopted the PPSA), unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion;

(g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

(h) [reserved];

(i) the Customer is the United States of America, federal government of Canada any state, province or territory thereof or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment, if the Receivable is subject to such an assignment, of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has fully complied with or is exempt under the Financial Administration Act (Canada) to Agent’s satisfaction or has otherwise complied with other similar applicable statutes or ordinances, but only to the extent the aggregate amount of all such Receivables not subject to such an assignment exceeds 10% of the Formula Amount as of any date of determination;

(j) the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;

(k) the aggregate amount of outstanding Receivables (i) with respect to any Customer other than Gulfport Energy Corporation, which exceed twenty-five (25%) of all Eligible Receivables and (ii) with respect to Gulfport Energy Corporation and its Subsidiaries, (a) thirty percent (30%) of all Eligible Receivables so long as Gulfport Energy Corporation maintains at least a “B-” credit rating by Moody’s Investors Service, Inc. (“Moody’s”), and (b) thirty-five percent (35%) of all Eligible Receivables so long as Gulfport Energy Corporation maintains a “B+” credit rating or better by Moody’s, in each case, to the extent such Receivable exceeds such limit;

(l) the Receivable is subject to any offset, deduction, defense, dispute or counterclaim or is contingent in any respect (including by virtue of the Customer also being a creditor or supplier of Borrower) with respect to the Receivable, but only to the extent of the maximum potential amount of such offset, deduction, defense, dispute, counterclaim or contingency against the applicable Receivable;

(m) the applicable Borrower, has made any agreement with any Customer for any deduction therefrom, except for discounts, deductions, allowances or sales rebates made in the ordinary course of business for prompt payment, all of which discounts or allowances or sales rebates are reflected in the calculation of the face value of each respective invoice related thereto, but, with respect to a Receivable subject to discounts, deductions, allowances or sales rebates, only to the extent of the maximum potential amount of such discount or allowance against the applicable Receivables are reflected in Borrowers’ calculation of the Formula Amount;

(n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

(o) such Receivable is not payable to the applicable Borrower, as applicable; or

(p) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion.

“Eligible Unbilled Receivables” shall mean and include with respect to any Borrower, each Receivable of such Borrower (other than Eligible Receivables) arising in the Ordinary Course of Business (i) representing services previously performed by such Borrower and accepted by the Customer, (ii) which in accordance with such Borrower’s written agreement with the Customer, has not yet been fully invoiced and billed to the Customer and (iii) that would otherwise constitute an Eligible Receivable but for the fact that the full amount of such Receivable has not been invoiced and billed to the Customer. A Receivable shall not be deemed an Eligible Unbilled Receivable unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by documentation satisfactory to Agent in its Permitted Discretion and has been verified to Agent’s reasonable satisfaction pursuant to field examination and other verifications from time to time performed on behalf of Agent pursuant to the terms of this Agreement. In addition, no Receivable shall be an Eligible Unbilled Receivable if:

(q) it has not been invoiced and billed to the Customer within thirty (30) days of the applicable and corresponding work completion date;

(r) with respect to any Receivable generated after the Closing Date, Agent shall not have received, upon request, a true, correct and complete copy of the written agreement between such Borrower and Customer in respect thereof; or

(s) any representation, circumstance or requirement set forth in the definition of Eligible Receivables (other than clauses (b), (c) and (j) (with respect to the provision of services only) thereof) is not true or otherwise satisfied with respect to the applicable Receivable.

“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.

“Environmental Laws” shall mean all applicable federal, state, provincial and local environmental, land use, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, legally binding policies, guidelines, or interpretations, decisions, orders and legally binding directives of federal, state, provincial and local governmental agencies and authorities with respect thereto, including, without limitation, the Environmental Protection Act.

“Equipment Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(v) hereof.

“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the Applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited or unlimited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Article X hereof.

“Excess Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount minus the Maximum Undrawn Amount of all outstanding Letters of Credit minus (b) the outstanding amount of Advances (other than Letters of Credit).

“Exchange Act” shall mean the Securities Exchange Act of 1934 or any other similar applicable legislation in any applicable jurisdiction, as amended.

“Excluded Deposit Accounts” shall mean (a) those deposit accounts identified as “Excluded Deposit Accounts” on Schedule 5.30 and any other deposit accounts established after the Closing Date, so long as (i) at any time the balance in any such “Excluded Deposit Account” or other deposit account established after the Closing Date does not exceed $200,000 and the aggregate balance in all such “Excluded Deposit Accounts” or other deposit accounts does not exceed $1,000,000 and (ii) such deposit account does not receive remittances from Customers or other proceeds of Receivables and is not an operating account; (b) other deposit accounts established solely as payroll, employee benefits, health care reimbursement and other zero balance accounts; and (c) deposit accounts maintained in bank accounts outside of the United States for Foreign Subsidiaries (other than Sand Tiger).

“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Credit Party, each of its Swap Obligations if, and to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation (or the guaranty of such Swap Obligation, or the grant by such Credit Party of a security interest in the Collateral to secure such Swap Obligation) is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, by virtue of such Credit Party’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall only include the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal as a result of the failure by such Credit Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Credit Party executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.

“Excluded Property” shall mean any (i) lease, license, contract or agreement to which any Borrower is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any Applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such Applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provision or provisions) of any relevant jurisdiction or any other Applicable Law or principles of equity) (ii) equipment owned by any Loan Party that is subject to a purchase money lien or a capital lease obligation if (but only to the extent that and only for so long as such purchase money Indebtedness or capital lease restricts the granting of a Lien therein to Agent) the grant of a security interest therein would constitute a violation of a valid and enforceable restriction in favor of a third party, unless any required consents shall have been obtained, (iii) Excluded Deposit Accounts, (iv) Collateral for which the benefits of obtaining such Collateral are outweighed by the costs or burdens of providing the same in Agent’s discretion, (v) Real Property (except to the extent required pursuant to Section 6.16), or (vi) monies, checks, securities or other items on deposit or otherwise held in deposit accounts or trust accounts specifically and exclusively used for payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the direct benefit of such Loan Party’s employees, provided, however, that the foregoing shall cease to be treated as “Excluded Property” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, that Excluded Property shall not include any proceeds of any such lease, license, contract, property, equipment or agreement or any goodwill of Borrowers’ business associated therewith or attributable thereto.

“Excluded Taxes” shall mean, with respect to any Recipient, any of the following Taxes imposed on with respect to any payment to be made to such Recipient by or on account of any Obligations, (a) Taxes imposed on or measured by its net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located or (ii)

that are Other Connection Taxes, (b) any withholding Tax that is imposed on amounts payable to such Recipient at the time such Recipient becomes a party hereto or acquires a participation (or designates a new lending office), except to the extent that such Recipient (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 3.10(a), (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(e), or (d) any Taxes imposed under FATCA.

“Facility Fee” shall have the meaning set forth in Section 3.3 hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements entered into with respect thereto (together with any law implementing such agreements).

“FSCO” shall mean The Financial Services Commission of Ontario or like body in Canada or in any other province or territory or jurisdiction of Canada with whom a Canadian Pension Plan is required to be registered in accordance with Applicable Law and any other Governmental Body succeeding to the functions thereof.

“Federal Funds Effective Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by PNC (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by PNC at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrowers, effective on the date of any such change.

“Fee Letter” shall mean the fee letter dated the Closing Date among Borrowers and PNC.

“Fixed Charge Coverage Ratio” shall mean, as of any date of determination, in each case, for the four fiscal quarter period then ending for Borrowers on a Consolidated Basis (and after giving pro forma effect to the consummation of the subject Permitted Acquisition or Permitted Joint Venture Investment, as the case may be), the ratio of (a) Adjusted EBITDA, minus Unfinanced Capital Expenditures made during such period to (b) all Debt Payments made during such period, plus cash taxes paid during such period. For purposes of calculating Fixed Charge Coverage Ratio as it relates to Permitted Joint Venture Investments, (i) all required capital contributions made during such four fiscal quarter period and (ii) all other Permitted Joint Venture Investments made during such four fiscal quarter period, shall be added to the denominator.

“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.

“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.

“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Hedge.

“Foreign Lender” shall mean any Recipient that is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” of any Person, shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.

“Free Cash” shall mean, the aggregate amount of cash of the Borrowers (excluding any cash against which checks or drafts have been issued) which is not subject to any Lien other than Permitted Encumbrances pursuant to clauses (a) and/or (m)(i) or (ii).

“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrowers, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons; provided, however, that for purposes of determining the amount of “Funded Debt” with respect to Revolving Advances, the amount of funded debt shall be equal to the quotient of (i) the sum of the outstanding Revolving Advances and the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of the most recently ended fiscal quarter, divided by (ii) the number of such days in such fiscal quarter.

“GAAP” shall mean generally accepted accounting principles in the United States of America or Canada, as applicable and in effect from time to time.

“General Partner” shall mean Mammoth Energy Partners GP LLC, a Delaware limited liability company.

“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.

“Governmental Body” shall mean any nation or government, any state, province or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” shall mean, individually and collectively, (i) Mammoth Energy Holdings LLC, a Delaware limited liability company, (ii) Sand Tiger Holdings Inc., a Delaware corporation, and (iii) any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.

“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.

“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 5101, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state or provincial law, and any other Applicable Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hedge” shall mean an interest rate, currency or commodity exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Credit Party in order to provide protection to, or minimize the impact upon, such Credit Party and/or its respective Subsidiaries of changes in interest rates, currency exchange rates or commodity prices.

“Hedge Liabilities” shall have the meaning provided in the definition of “Lender-Provided Hedge”.

“Hedge Termination Value” shall mean, in respect of any one or more Hedges, after taking into account the effect of any legally enforceable netting agreements related to such Hedges, (a) for any date on or after the date such Hedges have been closed out and termination values determined in accordance therewith, such termination values, or (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Hedges, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedges (which may include a Lender or any Affiliate thereof).

“Inactive Subsidiary” shall mean any Subsidiary that does not (a) conduct any business operations (including the operations of a holding company), (b) have any assets or (c) own any Capital Stock of any Credit Party or any other Subsidiary (except another Inactive Subsidiary) of any Credit Party.

“Increased Tax Burden” shall mean the additional federal, state or local taxes assumed to be payable by a shareholder or member of any Borrower as a result of such Borrower’s status as a limited liability company, subchapter S corporation or any other entity that is disregarded for federal and state income tax purposes (as applicable) but only so long as such Borrower has elected to be treated as a pass though entity for federal and state income tax purposes and such election has not been rescinded or withdrawn, as evidenced and substantiated by the tax returns filed by such Borrower (as applicable), with such taxes being calculated for all members or shareholders, as applicable, at the highest marginal rate applicable to any member or shareholder, as applicable.

“Increasing Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) solely for the purposes of Section 10.13 hereof, obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to repurchase or redemption/retraction rights at the time of determination (excluding repurchases or redemptions at the sole option of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person due and payable at the time of determination and arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the ordinary course of business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or an account of any Obligation of a Credit Party under this Agreement or the Other Documents and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Security(ies)” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act, the Winding Up Act or any applicable corporate statute), or regulatory restrictions, (b) has had a receiver, receiver and manager, conservator, trustee, administrator, monitor, liquidator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement, or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business or any sale of its assets in bulk, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clause (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Intellectual Property” shall mean property constituting under any Applicable Law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

“Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding) that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

“Intellectual Property Security Agreement” shall mean that certain Intellectual Property Security Agreement, dated as of the Closing Date between the Borrowers and Agent, the form and substance of which shall be satisfactory to Agent.

“Interest Coverage Ratio” shall mean, with respect to the Borrowers on a Consolidated Basis, the ratio of (a) Adjusted EBITDA for the trailing four fiscal quarter period for which financial statements are available, less the sum of (x) Unfinanced Capital Expenditures made during such period, and (y) cash taxes paid or distributions made by Mammoth in respect of taxes, to (b) Interest Expense; it being understood that all dividends and distributions made by the Borrowers will not be included in the calculation of Interest Coverage Ratio.

“Interest Expense” shall mean the sum of consolidated total interest expense and capitalized interest.

“Interest Period” shall mean the period provided for any LIBOR Rate Loan pursuant to Section 2.2(b) hereof.

“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.

“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.

“Inventory NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Lender which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.

“Law(s)” shall mean any law(s) (including common law and equitable principles), federal, state, provincial and foreign constitutions, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement with any Governmental Body or arbitrator, directives and orders of any Governmental Body, in each case, whether, foreign or domestic, state, provincial, federal or local.

“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to, and as lessee of, any real property on which any Borrower conducts mining operations, including, without limitation, the premises identified as Leasehold Interests on Schedule 4.4 hereto.

“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.

“Lender-Provided Hedge” shall mean a Hedge which is provided by any Lender or Affiliate thereof and with respect to which Agent confirms meets the following requirements: such Hedge (i) is documented in a standard International Swap Dealer Association Agreement or other customary agreement reasonably satisfactory to Agent, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes. The liabilities to the provider of any Lender-Provided Hedge (the “Hedge Liabilities”) of the Credit Party or Subsidiary thereof that is party to such Lender-Provided Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Credit Party except to the extent constituting Excluded Hedge Liabilities of such Person (subject to the final sentence of the definition of Excluded Hedge Liabilities). The Liens securing the Hedge Liabilities (except to the extent constituting Excluded Hedge Liabilities) shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.

“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.

“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof

“Letter of Credit Sublimit” shall mean the amount that is ten percent (10%) of the then effective Maximum Revolving Advance Amount.

“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.

“Leverage Ratio” shall have the meaning set forth in Section 6.5(b) hereof.

“LIBOR Alternate Source” shall have the meaning set forth in the definition of LIBOR Rate.

“LIBOR Rate” shall mean for any LIBOR Rate Loan for the then current Interest Period relating thereto, the interest rate per annum determined by Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by Agent as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such LIBOR Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Reserve Percentage.

The LIBOR Rate shall be adjusted with respect to any LIBOR Rate Loan that is outstanding on the effective date of any change in the Reserve Percentage as of such effective date. Agent shall give reasonably prompt notice to the Borrowing Agent of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“LIBOR Rate Loan” shall mean an Advance at any time that bears interest based on the LIBOR Rate.

“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations.

“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and content satisfactory to Agent, by which Agent is given the unqualified right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to and to dispose of the applicable Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.

“Lien” shall mean any mortgage, deed of trust, deemed or statutory trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any adverse right or claim, conditional sale or other title retention agreement, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code, PPSA or comparable law of any jurisdiction.

“Lien Waiver Agreement” shall mean an agreement, in form and substance satisfactory to Agent in its Permitted Discretion, which is executed in favor of Agent by a Person who (a) owns or subleases premises at which Collateral is located from time to time and by which such Person shall waive (or subordinate as to the Lien in favor of Agent contemplated hereby) any Lien that such Person may ever have with respect to such Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove such Collateral from such premises or to use such premises to store or dispose of such Collateral for a limited time or (b) transports, holds or stores Collateral of a Borrower and by which such Person shall waive (or subordinate as to the Lien in favor of Agent contemplated hereby) any Lien, right of reclamation or other right that such Person may ever have with respect to such Inventory and shall agree to turn over to Agent such Inventory upon request from Agent.

“Management Agreement” shall mean that certain services agreement in substantially the form filed with the Registration Statement, as amended and restated, supplemented and modified from time to time, as disclosed to Agent.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, operations, assets, business or liabilities of the Credit Parties taken as a whole, (b) the ability of the Credit Parties taken as a whole to pay or perform the Obligations in accordance with the terms of this Agreement or the Other Documents (as applicable), (c) the value of a material portion of the Collateral, or Agent’s Liens on a material portion of the Collateral or the priority of any such Lien or (d) Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

“Material Contract” shall mean any agreement, document, instrument, contract or other arrangement to which a Credit Party or any of its Restricted Subsidiaries is a party (other than this Agreement and the Other Documents) (i) which give rise to Leasehold Interests or (ii) for which the nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, in the case of each of clauses (i) and (ii), as amended, restated, supplemented, renewed, or modified from time to time in accordance with this Agreement.

“Material Event of Default” shall mean the occurrence of any one or more of the Events of Default listed in Sections 10.1, 10.7, 10.8, 10.9, 10.11, 10.15 or 10.19.

“Maximum Available Credit” shall mean the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

“Maximum Revolving Advance Amount” shall mean $170,000,000 plus any increases in accordance with Section 2.24 less any decreases in accordance with Section 2.25.

“Maximum Swing Loan Advance Amount” shall mean the amount that is 10% of the then effective Maximum Revolving Advance Amount.

“Maximum Undrawn Amount” shall mean, with respect to any outstanding Letter of Credit as of any date, the amount of such Letter of Credit that is or may become available to be drawn, including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.

“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.

“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Credit Party or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4063 or 4064 of ERISA.

“Negative Pledge Agreements” shall mean those certain Negative Pledge Agreements, in each case, dated as of the Closing Date, between Borrowers and Agent, in recordable form and otherwise in form and substance satisfactory to Agent.

“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.

“New Lender” shall have the meaning set forth in Section 2.24(a) hereof.

“NOLV Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“NOLV Appraisal” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Qualifying Party” shall mean any Credit Party that fails for any reason to qualify as an Eligible Contract Participant.

“Note” shall mean collectively, the Swing Loan Note and the Revolving Credit Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Credit Party or any Subsidiary of any Credit Party to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Credit Party arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, arrangement, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether arising by reason of an extension of credit, opening or issuance of a letter of credit, loan, equipment lease, establishment of any commercial card or similar facility or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent’s or any Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, in each case arising under, pursuant to or incurred in connection with, (i) this Agreement, the Other Documents and any amendments, extensions, renewals or increases thereto, including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.

“Organizational Documents” shall mean (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any Other Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between it and the jurisdiction imposing such Tax (other than connections arising solely from (and would not have existed but for) it having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or the Other Documents, or sold or assigned an interest in its Commitment or any Advances, this Agreement or the Other Documents).

“Other Documents” shall mean the Notes, the Perfection Certificates, the Guaranty, any security agreement(s), the Pledge Agreements, any Lender-Provided Hedge, the Negative Pledge Agreement, any Lien Waiver Agreements, any Deposit Account Control Agreements and any and all other agreements, instruments, certificates, statements and documents, including any acknowledgment and waivers, any access agreements, any freight forwarder agreements, intercreditor agreements, guaranties, pledges, powers of attorney, consents, certificates, estoppels, opinions, standstill, non-disturbance, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed or provided by any Credit Party and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement (and shall include any amendment, restatement, renewal, supplement, ratification, confirmation, reaffirmation or other modification of any of the foregoing).

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document, but excluding any and all such Taxes imposed with respect to any assignment (other than an assignment made pursuant to Section 3.11) by any Recipient of an interest in its Commitment or any Advances, this Agreement or the Other Documents.

“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.

“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly more than fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

“Participant” shall mean each Person who pursuant to Section 16.3(b) shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

“Participant Register” shall have the meaning set forth in Section 16.3(b) hereof.

“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.

“Participation Commitment” shall mean each Lender’s obligation to buy a participation of the Letters of Credit issued hereunder.

“Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of Mammoth Energy Partners LP, dated on or about the date hereof, as amended, modified and replaced from time to time as permitted under the terms of this Agreement.

“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Pension Benefit Plan” shall mean at any time any employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained or to which contributions are required by any member of the Controlled Group; or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by any entity which was at such time a member of the Controlled Group.

“Perfection Certificates” shall mean collectively, the Perfection Certificate(s) and the responses thereto provided by each Credit Party and delivered to Agent.

“Permitted Acquisition” shall mean any Acquisition by a Borrower which (a) is consented to by Agent and the Required Lenders, (b) is financed entirety with cash equity contributions or proceeds of the sale of Equity Interests of Mammoth or any Subsidiary thereof that is not a Credit Party, or (c) where each of the following conditions is met:

(i) the Acquisition is consensual;

(ii) the assets, business or Person being acquired is (A) useful or engaged in or reasonably related or supportive or complementary to the business of the Credit Parties and their Subsidiaries and (B) is located in, or organized or formed under the laws of, the United States, Canada or any state, province or district thereof;

(iii) before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom (after giving pro forma effect to such Acquisition), and all representations and warranties of each Credit Party set forth in this Agreement and the Other Documents shall be and remain true and correct in all material respects (except to the any such representation or warranty expressly relates only to any earlier and/or specified date);

(iv) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 7.8 and Liens permitted under Section 7.2;

(v) the Person acquired is a Restricted Subsidiary and where applicable, Section 7.12 shall have been fully satisfied with respect to such acquired assets or Person and the applicable

Credit Parties shall have executed and delivered, or caused their Restricted Subsidiaries to execute and deliver, all guarantees, Security Documents and other related documents required under, and in accordance with, Section 7.12;

(vi) either (A) Excess Availability would be at least twenty-five percent (25%) of the Maximum Available Credit on a pro forma basis immediately after giving effect to such investment and for thirty (30) consecutive days immediately prior such investment on a pro forma basis, or (B) (i) Excess Availability would be less than twenty-five percent (25%) but greater than seventeen and one-half of one percent (17.5%) of the Maximum Available Credit on a pro forma basis immediately after giving effect to such investment and for thirty (30) consecutive days immediately prior such investment and (ii) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a pro forma basis as of the most recent fiscal quarter for which such financial statements have been delivered; and

(vii) with respect to any such Acquisition where the aggregate consideration is greater than $10,000,000, the Borrowers deliver to Agent, at least five Business Days (or such lesser period as Agent may consent to) prior to such Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to the Agent, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Notwithstanding the foregoing, up to $10,000,000 of Collateral acquired in connection with Permitted Acquisitions, in the aggregate, may be included in the calculation of the Formula Amount prior to an appraisal.

“Permitted Discretion” shall mean Agent’s reasonable credit judgment in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that (x) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by Agent after the Closing Date or are materially different from the facts or events occurring or known to Agent on the Closing Date, unless the Borrowers and Agent otherwise agree in writing, (y) the contributing factors to the imposition of any reserves or the reduction of any Advance Rate shall not duplicate (i) the exclusionary criteria set forth in the definitions of Eligible Receivables, Eligible Equipment, Eligible Inventory, Eligible In-Transit Inventory and Eligible Unbilled Receivables, as applicable (and vice versa) or (ii) any reserves deducted in computing book value and (z) the amount of any such reserve so established, any decrease in an Advance Rate or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification of the incremental dilution of the Formula Amount attributable to such contributing factors.

“Permitted Dividends” shall mean:

(a) repurchases of, and quarterly cash distributions on, the common units representing limited partner interests of Mammoth provided that: (x) at the time of the declaration of such dividend or distributions: (i) no Default or Event of Default then exists or will result therefrom; (ii) Borrowers have sufficient excess cash flow to make such payments (and such payments are not funded with the proceeds of an Advance); (iii) after giving effect to the payment of such dividend or distributions contemplated by the declaration, pro forma Excess Availability would be no less than 17.5% of the Maximum Available Credit; (iv) Mammoth has maintained its qualification as a publicly traded partnership that is not subject to U.S. federal income taxation as a corporation (pursuant to section 7704 of the Code or otherwise); and (v) on the date of such declaration, the funds identified to be subject to the distribution or dividend shall be transferred to a segregated deposit or escrow account maintained at an institution acceptable to Agent in its Permitted Discretion (which shall not be subject to any Lien other than the Lien of Agent) and held in such account until the conditions set forth in clause (y) below have been satisfied; and (y) at the time such dividends or distributions are made: (i) such dividends or distributions are made in accordance with the cash distribution policy adopted by the board of directors of the general partner of Mammoth and not materially more adverse to the Lenders than the policy reviewed by the Agent in connection with a Qualified IPO; (ii) such dividends or distributions are made within sixty (60) days after the declaration thereof; (iii) on the date such dividends or distributions are made, no Material Default or Material Event of Default shall have occurred, or would result therefrom; (iv) Borrower has sufficient excess cash flow to make such dividend or distributions (and such payments are not funded with the proceeds of an Advance); and (v) Mammoth has maintained its qualification as a publicly traded partnership that is not subject to U.S. federal income taxation as a corporation (pursuant to section 7704 of the Code or otherwise); (b) dividends and distributions made by Subsidiaries of any Credit Party to such Credit Party and by any Credit Party to another Credit Party; (c) any Credit Party may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock); and (d) direct or indirect dividends and distributions to the General Partner at such times and in such amounts as are necessary to permit the General Partner to pay (or to make a payment to any Person that owns a direct Equity Interest in the General Partner to enable it to pay) such entities’ operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting, payroll and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, to the extent such expenses are directly attributable to the ownership or operation of the Borrowers and their Subsidiaries; provided, that, unless such expenses are detailed in the financial statements received by Agent pursuant to Sections 9.7 or 9.8, Agent shall have received, on a quarterly basis, a report detailing such expenses.

“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments, import duties or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws (but not regarding any Pension Plans or Canadian Pension Plans), or under unemployment insurance laws or similar legislation; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (e) Liens granted in connection with any Permitted Joint Venture Investment; (f) Liens arising by virtue of the rendition, entry or issuance against any Borrower or any Subsidiary, or any property of any Borrower or any Subsidiary, of any judgment, writ, order, or decree to the extent the rendition, entry, issuance or continued existence of such judgment, writ, order or decree (or any event or circumstance relating thereto) has not resulted in the occurrence of an Event of Default under Section 10.6 hereof; (g) carriers’, repairmens’, mechanics’, workers’, materialmens’ or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being Properly Contested; (h) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto, improvements, additions and accessions thereto and proceeds and distributions thereof; (i) other Liens incidental to the conduct of any Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of any Borrower’s property or assets or which do not materially impair the use thereof in the operation of any Borrower’s business; (j) easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other charges or encumbrances, in each case, which do not interfere in any material respect with the ordinary course of business of Borrowers and their Subsidiaries; (k) [Reserved]; (l) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Closing Date (and extensions, renewals and refinancing of such obligations permitted by Section 7.8 hereof) and shall not subsequently apply to any other property or assets of any Borrower other than the property and assets to which they apply as of the Closing Date; (m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of a Credit Party or any Subsidiary to permit satisfaction of overdraft or similar obligations or (iii) relating to purchase orders and other agreements entered into with customers of a Credit Party or any Subsidiary in the ordinary course of business; (n) Liens arising from filing Uniform Commercial Code financing statements relating solely to leases not prohibited by this Agreement; (o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (p) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person (other than a Lien incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person or any of its Subsidiaries acquired such property); provided, however, that the Liens may not extend to any other property owned by such Person (other than assets and property affixed or appurtenant thereto and improvements, additions and accessions thereto and proceeds and distributions thereof); (q) Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted by this Agreement; (r) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements limiting the disposition of such assets pending the closing of the transactions contemplated thereby; (s) Liens on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement; (t) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of any Credit Party; and (u) Liens (A) on advances of cash in favor of the seller of any asset to be acquired by any Credit Party to be applied against the purchase price for such asset, (B) consisting of an agreement to dispose of any property in a disposition permitted under this Agreement and (C) on cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement permitted under this Agreement.

“Permitted Holders” shall mean any of Wexford Capital LP and its Affiliates, Gulfport Energy Corporation and its Affiliates, and/or any other Person which, directly or indirectly, is in control of, or is controlled by, or is under common control with any such Persons.

“Permitted Indebtedness” shall mean: (a) the Obligations; (b) any guarantees of Indebtedness permitted under Section 7.3 hereof; (c) any Indebtedness listed on Schedule 5.8(b)(ii) hereof; (d) Indebtedness incurred in connection with any Permitted Joint Venture Investment; (e) Indebtedness incurred in connection with Permitted Acquisitions to the extent it is subordinated to the Obligations on terms and conditions satisfactory to Agent in its sole discretion; (f) Indebtedness consisting of Permitted Loans made by one or more Borrower(s) to any other Borrower(s); (g) intercompany Indebtedness owing from one or more Credit Parties to any other one or more Credit Parties in accordance with clause (c) of the definition of Permitted Loans; (h) Permitted Purchase Money Indebtedness; and (i) other Indebtedness not to exceed $5,000,000 at any time, to the extent subordinated to the Obligations on terms and conditions satisfactory to Agent in its sole discretion; and (j) other Indebtedness not to exceed $500,000 at any time.

“Permitted Investments” shall mean investments in: (a) obligations issued or guaranteed by the United States of America or any agency thereof; (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating); (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof; (e) Permitted Loans; (f) Unrestricted Subsidiaries; (g) Permitted Joint Venture Investments; (h) cash; (i) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, any Credit Party; (j) receivables owing to any Credit Party if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as any Credit Party deems reasonable under the circumstances; (k) payroll, travel and similar extensions of credit to cover matters that are expected at the time of such extensions of credit ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (l) extensions of credit to employees, officers, directors, customers and suppliers made in the ordinary course of business of any Credit Party; (m) Capital Stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to any Credit Party or in satisfaction of judgments; (n) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (i) in exchange for any other investment or accounts receivable held by any Credit Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (b) as a result of a foreclosure by any Credit Party with respect to any secured investment or other transfer of title with respect to any secured investment in default; (o) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar pledges and deposits made in the ordinary course of business by any Credit Party; (p) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under this Agreement; (q) existing investments and any extension, modification or renewal of such existing investments or any investments made with the proceeds of any additional advances, contributions or other investments of cash or other assets or other increases thereof (other than as a result of the appreciation, accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such existing investment as in effect on the Closing Date); (r) obligations of one or more officers, directors, or employees of any Credit Party in connection with such individual’s acquisition of shares of Capital Stock of any Credit Party (and refinancings of the principal thereof and accrued interest thereon) so long as no net cash is paid by such Credit Party to such individuals in connection with the acquisition of any such obligations; (s) investments acquired after the Closing Date as a result of the acquisition by any Credit Party of another Person, including by way of a merger, amalgamation, or consolidation with or into such Credit Party, in a transaction that is not prohibited by this Agreement to the extent that such investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation; (t) obligations issued or guaranteed by Canada or any agency thereof; (u) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by Canada of a commercial bank if (i) such bank has a combined capital and surplus of at least Five Hundred Million Dollars ($500,000,000), and (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency; or (v) that invest solely in obligations issued or guaranteed by Canada.

“Permitted Joint Venture Investments” shall mean an investment by a Borrower in any joint venture, provided, that at the time such investment is made (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) (A) Excess Availability would be at least twenty-five percent (25%) of the Maximum Revolving Credit Amount on a pro forma basis immediately after giving effect to such investment and for thirty (30) consecutive days immediately prior such investment on a pro forma basis, or (B) (x) if Excess Availability would be less than twenty-five percent (25%) but greater than seventeen and one-half of one percent (17.5%) of the Maximum Available Credit on a pro forma basis immediately after giving effect to such transaction and for thirty (30) consecutive days immediately prior such investment and (y) the Fixed Charge Coverage Ratio would be at least 1.0 to 1.0 on a pro forma basis as of the most recent fiscal quarter for which such financial statements have been delivered, and (iii) the Agent has a first priority perfected security interest in the equity interests of such joint venture owned by the applicable Borrower.

“Permitted Loans” shall mean: (a) the extension of trade credit by a Borrower to its Customer(s), in the ordinary course of business in connection with a sale of Inventory or rendition of services, in each case on open account terms; (b) loans to employees in the ordinary course of business not to exceed as to all such loans the aggregate amount of $2,000,000 at any time outstanding; and (c) intercompany loans between and among Borrowers, so long as, at the request of Agent, each such intercompany loan is evidenced by a promissory note (including, if applicable, any master intercompany note executed by Borrowers) on terms subordinating payment of the indebtedness evidenced by such note to the prior payment in full of all Obligations reasonably acceptable to Agent that , if it has a principal value in excess of $1,000,000, has been delivered to Agent either endorsed in blank or together with an undated instrument of transfer executed in blank by the applicable Borrower(s) that are the payee(s) on such note.

“Permitted Purchase Money Indebtedness” shall mean Purchase Money Indebtedness of Credit Party and their Subsidiaries which is incurred after the date of this Agreement and which is secured by no Lien or only by a Lien permitted by clause (h) of the definition of Permitted Encumbrance as defined herein; provided that (a) the aggregate principal amount of such Purchase Money Indebtedness of the Credit Parties outstanding at any time shall not exceed $5,000,000, (b) such Indebtedness when incurred shall not exceed the purchase, construction or improvement price of the asset(s) financed, and (c) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, plus accrued interest thereon.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, unlimited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, provincial, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is a Pension Benefit Plan, a Multiemployer Plan or a Welfare Plan (as defined in Section 3(2) of ERISA) which provides self-insured benefits and which is maintained by any Credit Party or any member of the Controlled Group or to which any Credit Party or any member of the Controlled Group is required to contribute.

“Pledge Agreement” shall mean, collectively, (a) that certain Pledge and Security Agreement, dated the Closing Date, executed by Mammoth in favor of Agent, for its own benefit and the benefit of the Secured Parties, (b) that certain Pledge Agreement, executed by Bison Drilling in favor of Agent, for its own benefit and the benefit of the Secured Parties, (c) that certain Pledge and Security Agreement, dated the Closing Date, executed by Sand Tiger Holdings Inc., a Delaware corporation in favor of Agent, for its own benefit and the benefit of the Secured Parties, and (d) any other pledge agreements executed subsequent to the Closing Date by any other Person to secure the Obligations.

“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.

“PPSA” shall mean the Personal Property Security Act (Alberta), or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Priority Payables” shall mean (a) the full amount of the liabilities of any applicable Person which (i) have a trust imposed to provide for payment including any trust, Lien or claim in favour of any subcontractors, or a security interest, pledge, Lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, Liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign Applicable Law, or (ii) have a right imposed to provide for payment secured by a Lien ranking or capable of ranking senior to or pari passu with the Obligations under local or national law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages (including, without limitation, under the Wage Earner Protection Program Act), withholdings taxes, value added taxes and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay (including, without limitation, under the Wage Earner Protection Program Act), severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, Lien, hypothec or charge has been or may be imposed, and (b) the amount equal to the aggregate value of the Inventory which the Agent, in good faith, and on a reasonable basis, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, Liens, hypothecs or charges securing the Obligations, including, without limitation, Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any Applicable Laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.

“Pro Forma Balance Sheet” shall have the meaning set forth in Section 5.5(a) hereof.

“Pro Forma Financial Statements” shall have the meaning set forth in Section 5.5(b) hereof.

“Projections” shall have the meaning set forth in Section 5.5(b) hereof.

“Properly Contested” shall mean, in the case of any Indebtedness, obligation or Lien, as applicable, of any Person (including any Taxes) that is not paid as and when due and payable by reason of such Person’s bona fide dispute concerning its liability to pay same or concerning the amount thereof: (i) such Indebtedness or Lien, as applicable, is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (ii) such Person has established appropriate reserves as shall be required in conformity with GAAP; (iii) the non-payment of such Indebtedness is not reasonably expected to have a Material Adverse Effect; (iv) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Agent (except only with respect to Liens that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (v) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; (vi) Agent has established reserves with respect to any Priority Payables; and (vii) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.

“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.

“Published Rate” shall mean the rate of interest published each Business Day in the Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the LIBOR Rate for a one month period as published in another publication reasonably selected by the Agent).

“Purchase Money Indebtedness” shall mean and include (i) Indebtedness (other than the Obligations) of any Credit Party or Subsidiary thereof for the payment of all or any part of the purchase price of any Equipment (other than Eligible Equipment), real property or other fixed assets, (ii) any Indebtedness (other than the Obligations) of any Borrower incurred at the time of or within thirty (30) days prior to or thirty (30) days after the acquisition of any Equipment, real property or other fixed assets for the purpose of financing all or any part of the purchase price thereof (whether by means of a loan agreement, capitalized lease or otherwise), and (iii) any renewals, extensions or refinancings (but not any increases in the principal amounts) thereof outstanding at the time.

“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.

“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.

“Qualified ECP Credit Party” shall mean, with respect to any Swap Obligation, (a) each Credit Party that has total assets exceeding $10,000,000 on the Eligibility Date at the time the guaranty of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation, or (b) such other Person as constitutes an Eligible Contract Participant and can cause another Person to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the CEA.

“Qualified IPO” shall mean the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement covering the offer and sale of Mammoth’s limited partnership interests as a variable master limited partnership, which results in the Borrowers having Excess Availability of at least (i) $75,000,000, to the extent no Qualified IPO Permitted Acquisition is to be consummated in connection with such initial public offering or (ii) $50,000,000, to the extent a Qualified IPO Permitted Acquisition is to be consummated in connection with such initial public offering after receipt of the proceeds from sale and is on terms and conditions acceptable to the Agent.

“Qualified IPO Permitted Acquisition” shall mean any Acquisition by a Borrower which (a) is expected to be consummated prior to or in connection with the Qualified IPO, (b) is financed entirety with cash equity contributions or proceeds of the sale of Equity Interests of Mammoth or any Subsidiary thereof that is not a Credit Party and Free Cash, or (c) where each of the following conditions is met:

(i) the Acquisition is consensual;

(ii) the assets, business or Person being acquired is (A) useful or engaged in or reasonably related or supportive or complementary to the business of the Credit Parties and their Subsidiaries and (B) is located in, or organized or formed under the laws of, the United States, Canada or any state, province or district thereof;

(iii) before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom (after giving pro forma effect to such Acquisition), and all representations and warranties of each Credit Party set forth in this Agreement and the Other Documents shall be and remain true and correct in all material respects (except to the any such representation or warranty expressly relates only to any earlier and/or specified date);

(iv) no Debt or Liens are incurred, assumed or result from the Acquisition, except Debt permitted under Section 7.9 and Liens permitted under Section 7.2;

(v) the Person acquired is a Restricted Subsidiary and where applicable, Section 7.12 shall have been fully satisfied with respect to such acquired assets or Person and the applicable Credit Parties shall have executed and delivered, or caused their Restricted Subsidiaries to execute and deliver, all guarantees, Security Documents and other related documents required under, and in accordance with, Section 7.12;

(vi) either (A) Excess Availability would be at least $75,000,000 immediately after giving effect to such investment, or (B) (i) Excess Availability would be at least $50,000,000 immediately after giving effect to such investment and (ii) the Leverage Ratio would not be greater than 2.0 to 1.0 on a pro forma basis as of the most recent fiscal quarter for which such financial statements have been delivered; and

(vii) with respect to any such Acquisition where the aggregate consideration is greater than $10,000,000, the Borrowers deliver to Agent, at least five Business Days (or such lesser period as Agent may consent to) prior to such Acquisition, copies of all material agreements relating thereto and a certificate, in form and substance satisfactory to the Agent, stating that such Acquisition is a “Permitted Acquisition” and demonstrating compliance with the foregoing requirements.

Notwithstanding the foregoing, up to $10,000,000 of Collateral acquired in connection with Permitted Acquisitions, in the aggregate, may be included in the calculation of the Formula Amount prior to an appraisal.

“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

“Real Property” shall mean all real property owned or leased by any Credit Party.

“Receivables” shall mean and include, as to each Borrower, as applicable, all of such Borrower’s, applicable accounts, contract rights, instruments (including those evidencing indebtedness owed to such Borrower, as applicable by its Affiliates), documents, chattel paper, (including electronic paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower, as applicable arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

“Recipient” shall mean the Agent, any Lender, Swing Loan Lender, a Participant or Issuer.

“Register” shall have the meaning set forth in Section 16.3(e) hereof.

“Registration Statement” shall mean the Form S-1 Registration Statement filed by the Borrowing Agent on September 24, 2014 with the Securities and Exchange Commission as Registration No. 333-198894, as amended.

“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.

“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.

“Reportable Compliance Event” shall mean that any Covered Entity becomes a Sanctioned Person, or is indicted, arraigned or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or self-discovers facts or circumstances implicating any aspect of its operations with the actual violation of any Anti-Terrorism Law.

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder (other than an event for which the 30-day notice period has been waived by regulation).

“Required Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such) or any Defaulting Lender) holding fifty-one percent (51%) or more of either (a) the aggregate of the Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all Commitments of the Lenders hereunder, the sum of (i) the outstanding Revolving Advances and (ii) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans (in each case, excluding any such Obligations held by a Defaulting Lender); provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).

“Reserve Percentage” shall mean as of any day of determination the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”.

“Restricted Subsidiaries” shall mean all Subsidiaries of each Credit Party that are not Unrestricted Subsidiaries.

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.

“Revolving Credit Note” shall mean the promissory notes referred to in Section 2.1(a) hereof.

“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to LIBOR Rate Loans, the sum of the Applicable Margin plus the LIBOR Rate.

“Sanctioned Country” shall mean a country that is, or whose government is, the subject or target of a sanctions program maintained by any Compliance Authority.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person or entity, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any order or directive of any Compliance Authority relating to Anti-Terrorism Laws or otherwise subject to, or specially designated under, any sanctions program maintained by any Compliance Authority relating to Anti-Terrorism Laws.

“Sand Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(iii) hereof.

“Sand Tiger Obligations” shall have the meaning set forth in Section 2.1(a).

“SEC” shall mean the Securities and Exchange Commission or any other similar applicable authority in any applicable jurisdiction or any successor thereto.

“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.

“Securities Act” shall mean the Securities Act of 1933, or any similar applicable statute in any applicable jurisdiction, as amended.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.

“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.

“Subsidiary” of any Person shall mean a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Subsidiary Stock” shall mean:

(a) one hundred percent (100%) of the issued and outstanding Equity Interests of any Domestic Subsidiary of a Credit Party and sixty-five percent (65%) of each class of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Voting Equity”) and one hundred percent (100%) of each class of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) (“Non-Voting Equity”) of each first-tier Foreign Subsidiary of a Credit Party (but only to the extent that the pledge of such Non-Voting Equity would not cause the Obligations to be treated as “United States property” of such Foreign Subsidiary within the meaning of Treas. Reg. Section 1.956-2), in each case together with the certificates (or other agreements or instruments), if any, representing such Equity Interests, and all options and other rights, contractual or otherwise, with respect thereto (collectively, the “Pledged Capital Stock”), including, but not limited to, the following:

(y) subject to the percentage restrictions described above, all shares, securities, membership interests or other equity interests representing a dividend on any of the Pledged Capital Stock, or representing a distribution or return of capital upon or in respect of the Pledged Capital Stock, or resulting from a stock split, revision, reclassification or other exchange therefor, and any subscriptions, warrants, rights or options issued to the holder of, or otherwise in respect of, the Pledged Capital Stock; and

(z) without affecting the obligations of the Credit Parties under any provision prohibiting such action hereunder, in the event of any consolidation or merger involving the issuer of any Pledged Capital Stock and in which such issuer is not the surviving entity, all shares of each class of the Equity Interests of the successor entity formed by or resulting from such consolidation or merger;

(b) Subject to the percentage restrictions described above, any and all other Capital Stock owned by any Credit Party in any Domestic Subsidiary or any Foreign Subsidiary; and

(c) All proceeds and products of the foregoing, however and whenever acquired and in whatever form.

“Supermajority Lenders” shall mean Lenders (not including the Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding no less than 66 2/3% of either (a) the aggregate of the Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of the Lenders hereunder, the sum of (x) the outstanding Revolving Advances and (y) (i) the aggregate of the Maximum Undrawn Amount of all outstanding Letters of Credit and outstanding Swing Loans multiplied by (ii) the Commitments of all Lenders as most recently in effect excluding any Defaulting Lender.

“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Hedge.

“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.

“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.

“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Termination Date” shall mean the date on which (a) all of the Obligations (including any required repayment or cash collateralization thereof, but excluding contingent indemnification obligations with respect to which no claims have been made) have been paid in full in cash, (b) all Commitments have been terminated and (c) all agreements under which Cash Management Products and Services or Lender-Provided Hedges are provided have been terminated unless, at the option of the Secured Party providing such Obligations, either cash collateralized pursuant to clause (a) above or other arrangements satisfactory to such Secured Party have been made; provided, however, if at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of Borrowers, or otherwise, the Termination Date shall be deemed to have not occurred.

“Termination Event” shall mean: (i) a Reportable Event with respect to any Pension Benefit Plan; (ii) the withdrawal of any Credit Party or any member of the Controlled Group from a Pension Benefit Plan during a plan year in which such Person was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) the providing of notice of intent to terminate a Pension Benefit Plan in a distress termination described in Section 4041(c) of ERISA or any termination under Section 4042 of ERISA, or of the appointment of a trustee to administer a Pension Benefit Plan, and with respect to which any Credit Party has liability (including liability in its capacity as a member of the Controlled Group of another entity); (iv) the termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, which termination could reasonably result in material liability to any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (v) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Credit Party or any member of the Controlled Group from a Multiemployer Plan, which withdrawal could reasonably result in liability of any Credit Party (including liability in its capacity as a member of the Controlled Group of another entity); (vi) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (vii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., or any other Applicable Laws now in force or hereafter enacted that regulate toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” shall have the meaning set forth in Section 5.5(a) hereof.

“Transaction Document” shall mean the Contribution Agreements and the Management Agreement.

“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.

“Trigger Event” shall mean, as of any date of determination occurring after one hundred twenty (120) days after the Closing Date, (a) an Event of Default has occurred and is continuing and Agent or the Required Lenders have elected, in their sole discretion, to commence a Trigger Period, or (b) Excess Availability on any Business Day was less than 20% of the Maximum Available Credit.

“Trigger Period” shall mean each period commencing upon the occurrence of a Trigger Event and ending on the first date thereafter on which either (a) if such Trigger Event was the occurrence of an Event of Default, such Event of Default has been waived in writing in accordance with the terms of this Agreement or (b) in all other cases, Borrowers’ average Excess Availability for sixty (60) consecutive days following the occurrence (or re-occurrence) of any event described in clause (b) of the definition of Trigger Event, is greater than 20% of the Maximum Available Credit.

“Unbilled Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii).

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrowing Agent and its consolidated Restricted Subsidiaries other than those made (i) utilizing Permitted Purchase Money Indebtedness, (ii) utilizing net cash proceeds of the issuance of Equity Interests of Borrowing Agent, (iii) utilizing the proceeds of insurance or asset sales, as permitted under this Agreement, in order to replace the assets giving rise to such proceeds, (iv) by way of a trade-in of existing assets or (v) as part of a Permitted Acquisition. For the avoidance of doubt, Capital Expenditures made by any applicable Person with proceeds of Revolving Advances shall be deemed Unfinanced Capital Expenditures.

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“Unrestricted Subsidiaries” shall mean (a) any Subsidiary of any Credit Party formed or acquired or created after the Closing Date and designated by such Credit Party as an Unrestricted Subsidiary hereunder by written notice to the Agent and (b) any Subsidiary of an Unrestricted Subsidiary; provided, that, in each instance of clauses (a) or (b): (x) no Unrestricted Subsidiary may be formed or acquired during the existence of a Default or an Event of Default; (y) no investment by any Credit Party or Restricted Subsidiary thereof in such Unrestricted Subsidiary may be made except to the extent made with proceeds of the issuance of Equity Interests of Mammoth, and (z) all Unrestricted Subsidiaries in the aggregate shall not exceed five percent (5%) of the total assets or total revenue of Mammoth and its Subsidiaries, to be measured at the time of capitalization and two (2) times per year thereafter.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision. In addition, without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory” and “equipment”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA.

1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to Laws shall include any amendments of same and any successor Laws. Unless otherwise provided, all references to any instruments or agreements, including references to this Agreement or any of the Other Documents, shall include any and all modifications, or amendments thereto and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Unless otherwise provided, all financial calculations shall be performed with Inventory valued on a first-in, first-out basis. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of an Authorized Officer of any Borrower or (ii) the knowledge that an Authorized Officer would have obtained if he/she had engaged in good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.

1.5. Currency Matters. Unless otherwise stated, all calculations, comparisons, measurements or determinations under this Agreement shall be made in Dollars. All of the property and assets of the Borrowers, including, without limitation, its Receivables, Equipment and Inventory, shall be valued in, and converted into, Dollars in accordance with PNC’s customary banking and conversion practices and procedures.

1.6. Permitted Encumbrances. The inclusion of Permitted Encumbrances in this Agreement is not intended to subordinate and shall not subordinate any Lien created by any of the security contemplated by this Agreement and the Other Documents to any Permitted Encumbrances.

II.	ADVANCES, PAYMENTS.

2.1. Revolving Advances.

(a) Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(a) below regarding Sand Tiger and Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit or (y) an amount equal to the sum of:

(i) up to eighty-five percent (85%) (the “Receivables Advance Rate”) of Eligible Receivables, plus

(ii) up to the lesser of (A) up to eighty-five percent (85%), subject to the provisions of Section 2.1(b), of Eligible Unbilled Receivables or (B) $10,000,000 (“Unbilled Receivables Advance Rate”); plus

(iii) up to the lesser of (A) up to seventy-five percent (75%), subject to the provisions of Section 2.1(b) hereof (the “Sand Inventory Advance Rate”), of the value of Eligible Inventory, (B) up to eighty-five percent (85%), subject to the provisions of Section 2.1(b) hereof (the “NOLV Advance Rate”), of the net orderly liquidation value percentage (as evidenced by the most recent appraisal accepted by Agent in its Permitted Discretion, each, an “NOLV Appraisal”) of Eligible Inventory, or (C) $10,000,000 less amounts included in the calculation of the Formula Amount attributable to clause iv below; plus

(iv) the lowest of (A) the Sand Inventory Advance Rate of the value of Eligible In-Transit Inventory, (B) the NOLV Advance Rate of the net orderly liquidation value percentage (as evidenced by the most recent NOLV Appraisal) of Eligible In-Transit Inventory or (C) $10,000,000 less amounts included in the calculation of the Formula Amount attributable to clause iii above; plus

(v) up to the least of (A) up to eighty percent (80%) (the “Equipment Advance Rate”, and together with the Receivables Advance Rate, the Sand Inventory Advance Rate, the NOLV Advance Rate, the Equipment Advance Rate and the Unbilled Receivables Advance Rate, the “Advance Rates”) of the appraised net orderly liquidation value percentage of Eligible Equipment as set forth in the NOLV Appraisal most recently accepted by Agent, (B) the Eligible Equipment Sublimit or (C) up to eighty percent (80%) of the Maximum Revolving Advance Amount; minus

(vi) the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(vii) such reserves as Agent may reasonably deem proper and necessary from time to time in the exercise of its Permitted Discretion, including in respect of Priority Payables relating to Sand Tiger.

The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), (iii), (iv) and (v) minus (y) Sections 2.1 (a)(y)(vi) and (vii) at any time and from time to time shall be referred to as the “Formula Amount”. Notwithstanding the foregoing, the parties agree that not more than $15,000,000 of the proceeds of direct Revolving Advances may be made available and remain outstanding on any day during the Term to Sand Tiger and which value of the Formula amount shall indirectly be advanced to, and constitute Indebtedness of, Sand Tiger (such Indebtedness, the “Sand Tiger Obligations”). The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a). Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount.

(b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrowing Agent. Prior to the occurrence and continuance of an Event of Default or Default, Agent shall give Borrowing Agent five (5) days prior written notice of its intention to decrease the Advance Rates. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).

2.2. Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.

(a) Borrowing Agent on behalf of any Borrower may notify Agent prior to 1:00 p.m. on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable.

(b) Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a LIBOR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. on the day which is three (3) Business Days prior to the date such LIBOR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and in integral multiples of $100,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Rate Loans shall be for one (1), two (2), three (3) or six (6) months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Rate Loan shall be made available to any Borrower during the continuance of a Default or an Event of Default. After giving effect to each requested LIBOR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than six (6) LIBOR Rate Loans, in the aggregate.

(c) Each Period of a LIBOR Rate Loan shall commence on the date such LIBOR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

(d) Borrowing Agent shall elect the initial Interest Period applicable to a LIBOR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 1:00 p.m. on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such LIBOR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.

(e) Provided that no Default or Event of Default shall have occurred and be continuing, Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 1:00 p.m. (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a LIBOR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable LIBOR Rate Loan) with respect to a conversion from a LIBOR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a LIBOR Rate Loan, the duration of the first Interest Period therefor.

(f) At its option and upon written notice given prior to 1:00 p.m. at least three (3) Business Days prior to the date of such prepayment, any Borrower (other than Sand Tiger) may, subject to Section 2.2(g) hereof, prepay the LIBOR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are LIBOR Rate Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.

(g) Each Borrower (other than Sand Tiger) shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower (other than Sand Tiger) in the payment of the principal of or interest on any LIBOR Rate Loan or failure by any such Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.

(h) Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any LIBOR Rate Loans) to make or maintain its LIBOR Rate Loans, the obligation of Lenders (or such affected Lender) to make LIBOR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected LIBOR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Rate Loans or convert such affected LIBOR Rate Loans into loans of another type. If any such payment or conversion of any LIBOR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.

2.3. [Reserved]

2.4. Swing Loans.

(a) Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount and shall be subject to the sublimits in Section 2.1(a). All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) substantially in the form attached hereto as Exhibit 2.4(a). Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future

(b) Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of the last sentence of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loan Advances if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Commitments have been terminated for any reason.

(c) Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.

2.5. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account or Sand Tiger’s Account, as applicable, on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.

2.6. Making and Settlement of Advances.

(a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders holding the Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.

(b) Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.

(c) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Commitment that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. Agent will promptly notify Borrowing Agent of its receipt of any such notice from a Lender. In such event, if a Lender has not in fact made its applicable Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Federal Funds Effective Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving

Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.

(d) Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Commitment shall transfer the amount of such Lender’s Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. on such Settlement Date if requested by Agent by 3:00 p.m., otherwise not later than 5:00 p.m. on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).

(e) If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the

Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.

2.7. Maximum Advances. The aggregate balance of Revolving Advances plus Swing Loans outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all issued and outstanding Letters of Credit or (b) the Formula Amount.

2.8. Manner and Repayment of Advances.

(a) The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence and continuance of an Event of Default under this Agreement or (y) termination of this Agreement by the Borrowing Agent. Each payment (including each prepayment) by any Borrower (other than Sand Tiger) on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Commitment Percentages of Lenders, to the outstanding Advances (subject to any contrary provisions of Section 2.22). Each payment (including each prepayment) by Sand Tiger on account of the principal of and interest on the Advances in respect of Sand Tiger shall be applied, first to the outstanding Swing Loans made in respect of Sand Tiger and next, pro rata according to the applicable Commitment Percentages of Lenders, to the outstanding Advances made in respect of Sand Tiger (subject to any contrary provisions of Section 2.22).

(b) Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”). Agent is not, however, required to credit the applicable Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. All proceeds received by Agent during a Trigger Period shall be applied to the Obligations in accordance with Section 4.8(h).

(c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging the applicable Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.

(d) Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m., in Dollars and in immediately available funds.

2.9. Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans, and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred.

2.10. Statement of Account. Agent shall maintain, in accordance with its customary procedures, loan accounts (“Borrowers’ Accounts”), one in the names of Borrowers other than Sand Tiger and one in the name of Sand Tiger for loans made to it, in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to the Borrowers’ Accounts shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

2.11. Letters of Credit.

(a) Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby and/or trade letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower except to the extent that the issuance thereof would then cause the sum of (i) the outstanding Revolving Advances plus (ii) the outstanding Swing Loans, plus (iii) the Maximum Undrawn Amount of all outstanding Letters of Credit, plus (iv) the Maximum Undrawn Amount of the Letter of Credit to be issued to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount (calculated without giving effect to the deductions provided for in Section 2.1(a)(y)(vi)). The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).

(b) Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.

2.12. Issuance of Letters of Credit.

(a) Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m., at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason.

(b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts, other written demands for payment, or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and any automatic renewals thereof and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (ISP98-International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer, and each trade Letter of Credit shall be subject to the UCP. In addition, no trade Letter of Credit may permit the presentation of an ocean bill of lading that includes a condition that the original bill of lading is not required to claim the goods shipped thereunder.

(c) Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.

2.13. Requirements For Issuance of Letters of Credit.

(a) Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.

(b) In connection with all trade Letters of Credit issued or caused to be issued by Issuer under this Agreement, each Borrower hereby appoints Issuer, or its designee, as its attorney, with full power and authority if an Event of Default shall have occurred and continues: (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department or Canada Border Services Agency, as applicable, (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent, Issuer nor their attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s, Issuer’s or their respective attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

2.14. Disbursements, Reimbursement.

(a) Immediately upon the issuance of each Letter of Credit, each Lender holding a Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Commitment Percentage of the Maximum Undrawn Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.

(b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.

(c) Each Lender holding a Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Commitment Percentage of such amount by 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Federal Funds Effective Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.

(d) With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent, subject to Section 16.19, a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.

(e) Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.

2.15. Repayment of Participation Advances.

(a) Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Commitment, in the same funds as those received by Agent, the amount of such Lender’s Commitment Percentage of such funds, except Agent shall retain the amount of the Commitment Percentage of such funds of any Lender holding a Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b) If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, monitor, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Federal Funds Effective Rate.

2.16. Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.

2.17. Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.

2.18. Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:

(i) any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;

(ii) the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;

(iii) any lack of validity or enforceability of any Letter of Credit;

(iv) any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);

(v) the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;

(vi) payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);

(vii) the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;

(viii) any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;

(ix) the occurrence of any Material Adverse Effect;

(x) any breach of this Agreement or any Other Document by any party thereto;

(xi) the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;

(xii) the fact that a Default or an Event of Default shall have occurred and be continuing; and

(xiii) the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated.

2.19. Liability for Acts and Omissions.

(a) As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit, other than the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.

(b) Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication believed in good faith by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c) In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.

2.20. Mandatory Prepayments.

(a) Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the ordinary course of business or as otherwise permitted under this Agreement, each applicable Borrower shall repay the Advances made for its benefit and/or made directly or indirectly to it in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions) if such net proceeds are in excess of $1,000,000, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be and shall be deemed to be held in trust exclusively for Agent.

The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied to the remaining Advances made for its benefit and/or made directly or indirectly to it (including cash collateralization of all Obligations relating to any outstanding Letters of Credit (issued in the case of Sand Tiger on its behalf only) in accordance with the provisions of Section 3.2(b); provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof or (ii) if the Collateral disposed of is equipment other than as set forth in (i) above or other Collateral, to the remaining Advances made for its benefit and/or made directly or indirectly to it (including cash collateralization of all Obligations relating to any outstanding Letters of Credit in accordance with the provisions of Section 3.2(b), provided however that if no Default or Event of Default has occurred and is continuing, such repayments shall be applied to cash collateralize any Obligations related to outstanding Letters of Credit last) in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof. Any such repayment shall not reduce the Maximum Revolving Advance Amount.

(b) Upon the consummation of any Qualified IPO, each applicable Borrower shall repay the Advances made for its benefit and/or made directly or indirectly to it in an amount necessary to cause Borrowers’ Excess Availability to at least equal to $75,000,000 after giving effect to such repayment, such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. Any such repayment shall not reduce the Maximum Revolving Advance Amount.

(c) During any Trigger Period, in the event of any issuance or other incurrence of Indebtedness (other than Indebtedness described in clause (i) of the definition of Permitted Indebtedness) by Borrowers, each applicable Borrower shall, no later than one (1) Business Day after the receipt by Borrowers of the cash proceeds from any such issuance or incurrence of Indebtedness, repay the Advances made for its benefit and/or made directly or indirectly to it in an amount equal to one hundred percent (100%) of such cash proceeds of such incurrence or issuance of Indebtedness. Any such repayment shall not reduce the Maximum Revolving Advance Amount.

(d) During any Trigger Period, all proceeds received by Borrowers or Agent (i) under any insurance policy on account of damage or destruction of any assets or property of any Borrowers, or (ii) as a result of any taking or condemnation of any assets or property shall be applied in accordance with Section 6.6 hereof.

2.21. Use of Proceeds.

(a) Borrowers shall apply the proceeds of Advances to (i) repay existing indebtedness of the Borrowers on the Closing Date, (ii) pay fees and expenses relating to the Transactions, and (iii) provide for the Borrowers’ general business purposes, including working capital requirements, making Capital Expenditures, making Permitted Acquisitions, making debt payments (but not prepayments on debt other than Advances) when due and making distributions and dividends, in each case, to the extent not prohibited under this Agreement.

(b) Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.

2.22. Defaulting Lender.

(a) Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.

(b) (i) except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Commitments which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Commitment in accordance with their Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.

(ii) fees pursuant to Section 3.3 hereof shall cease to accrue in favor of such Defaulting Lender.

(iii) if any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Commitment becomes a Defaulting Lender, then:

(A) Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Commitments in proportion to the respective Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;

(C) if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;

(D) if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Commitments in accordance with such reallocation; and

(E) if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and

(iv) so long as any Lender holding a Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Issuer is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).

(c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Commitment Percentage provided, that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification described in clauses (i) or (ii) of Section 16.2(b).

(d) Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

(e) In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Commitment, then Participation Commitments of Lenders holding Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Commitment Percentage.

(f) If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.

2.23. Payment of Obligations. Agent may charge to Borrowers’ Account or Sand Tiger’s Account, as applicable, a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations or Obligations of Sand Tiger, as applicable, required hereunder (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all respective expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.3, 3.4, 4.3, 4.6, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations or Obligations of Sand Tiger, as applicable, and shall be secured by the Collateral securing the applicable Obligations. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.

2.24. Increase in Maximum Revolving Advance Amount.

(a) Borrowers may request that the Maximum Revolving Advance Amount be increased by (1) one or more of the current Lenders increasing their Commitment Amount (any current Lender which elects to increase its Commitment Amount shall be referred to as an “Increasing Lender”) or (2) one or more new lenders (each a “New Lender”) joining this Agreement and providing a Commitment Amount hereunder, subject to the following terms and conditions:

(i) No current Lender shall be obligated to increase its Commitment Amount and any increase in the Commitment Amount by any current Lender shall be in the sole discretion of such current Lender;

(ii) There shall exist no Event of Default or Default on the effective date of such increase after giving effect to such increase;

(iii) After giving effect to such increase, the Maximum Revolving Advance Amount shall not exceed $250,000,000;

(iv) Borrowers may not request an increase in the Maximum Revolving Advance Amount under this Section 2.24 more than three (3) times during the Term, and no single such increase in the Maximum Revolving Advance Amount shall be for an amount less than $20,000,000, and all such increases in the Maximum Revolving Advance Amount shall not exceed $80,000,000 in the aggregate;

(v) Borrowers shall deliver to Agent on or before the effective date of such increase the following documents in form and substance satisfactory to Agent: (1) certifications of their corporate secretaries with attached resolutions certifying that the increase in the Commitment Amounts has been approved by such Borrowers, (2) certificate dated as of the effective date of such increase certifying that no Default or Event of Default shall have occurred and be continuing and certifying that the representations and warranties made by each Borrower herein and in the Other Documents are true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty specifically relates to a certain prior date), (3) such other agreements, instruments and information (including supplements or modifications to this Agreement and/or the Other Documents executed by Borrowers as Agent reasonably deems necessary in order to document the increase to the Maximum Revolving Advance Amount and to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase, and (4) an opinion of counsel in form and substance satisfactory to Agent which shall cover such matters related to such increase as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(vi) Borrowers shall execute and deliver (1) to each Increasing Lender a replacement Note or Notes reflecting the new amount of such Increasing Lender’s Commitment Amount after giving effect to the increase (and the prior Note or Notes issued to such Increasing Lender shall be deemed to be cancelled) and (2) to each New Lender a Note or Notes reflecting the amount of such New Lender’s Commitment Amount;

(vii) Any New Lender shall be subject to the reasonable satisfaction of the Agent;

(viii) Each Increasing Lender shall confirm its agreement to increase its Commitment Amount pursuant to an acknowledgement in a form reasonably acceptable to Agent, signed by it and each Borrower and delivered to Agent at least five (5) days before the effective date of such increase; and

(ix) Each New Lender shall execute a lender joinder in substantially the form of Exhibit 2.24 pursuant to which such New Lender shall join and become a party to this Agreement and the Other Documents with a Commitment Amount as set forth in such lender joinder.

(b) On the effective date of such increase, (i) Borrowers shall repay all Revolving Advances then outstanding, subject to Borrowers’ obligations under Sections 3.7, 3.9, or 3.10; provided that subject to the other conditions of this Agreement, the Borrowing Agent may request new Revolving Advances on such date and (ii) the Commitment Percentages of Lenders holding a Commitment (including each Increasing Lender and/or New Lender) shall be recalculated such that each such Lender’s Commitment Percentage is equal to (x) the Commitment Amount of such Lender divided by (y) the aggregate of the Commitment Amounts of all Lenders. Each Lender shall participate in any new Revolving Advances made on or after such date in accordance with its Commitment Percentage after giving effect to the increase in the Maximum Revolving Advance Amount and recalculation of the Commitment Percentages contemplated by this Section 2.24.

(c) On the effective date of such increase, each Increasing Lender shall be deemed to have purchased an additional/increased participation in, and each New Lender will be deemed to have purchased a new participation in, each then outstanding Letter of Credit and each drawing thereunder and each then outstanding Swing Loan in an amount equal to such Lender’s Commitment Percentage (as calculated pursuant to Section 2.24(b) above) of the Maximum Undrawn Amount of each such Letter of Credit (as in effect from time to time) and the amount of each drawing and of each such Swing Loan, respectively. As necessary to effectuate the foregoing, each existing Lender holding a Commitment Percentage that is not an Increasing Lender shall be deemed to have sold to each applicable Increasing Lender and/or New Lender, as necessary, a portion of such existing Lender’s participations in such outstanding Letters of Credit and drawings and such outstanding Swing Loans such that, after giving effect to all such purchases and sales, each Lender holding a Commitment (including each Increasing Lender and/or New Lender) shall hold a participation in all Letters of Credit (and drawings thereunder) and all Swing Loans in accordance with their respective Commitment Percentages (as calculated pursuant to Section 2.24(b) above).

(d) On the effective date of such increase, Borrowers shall pay all reasonable out-of-pocket costs and expenses incurred by Agent and by each Increasing Lender and New Lender in connection with the negotiations regarding, and the preparation, negotiation, execution and delivery of all agreements and instruments executed and delivered by any of Agent, Borrowers and/or Increasing Lenders and New Lenders in connection with, such increase (including all fees for any supplemental or additional public filings of any Other Documents necessary to protect, preserve and continue the perfection and priority of the liens, security interests, rights and remedies of Agent and Lenders hereunder and under the Other Documents in light of such increase).

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any increase to the Commitments provided for under this Section 2.24, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence of such increase and the Advances provided for in connection therewith, and any such amendment may, without the consent of the other Lenders, effect such amendments to this Agreement and the Other Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and Borrowers, to effectuate the provisions of this Section 2.24 and, for the avoidance of doubt, this Section 2.24(e) shall supersede any contrary provisions in Section 16.2.

2.25. Reduction of Maximum Revolving Advance Amount. Borrowing Agent may no more than once during each period of twelve months, on at least three (3) Business Days’ prior written notice received by Agent (which shall promptly advise each Lender thereof) permanently reduce the Maximum Revolving Advance Amount, minimum increments of $10,000,000 to an amount not less than the amount of the then outstanding Advances. All reductions of the Maximum Revolving Advance Amount shall be applied ratably among the Lenders according to their respective Commitment Amounts. For the avoidance of doubt, voluntary prepayments on the unutilized portion of the Maximum Revolving Advance Amount coupled with any permanent reduction of the Maximum Revolving Advance Amount effected pursuant to the immediately preceding sentence will be subject to (x) payment of (i) if such permanent reduction is effective prior to the first anniversary of the Closing Date, fees contemplated in Section 13.1 hereof and (ii) breakage costs in the case of a prepayment of LIBOR Rate Loans other than on the last day of the relevant Interest Period, and (y) any other provisions contained in this Agreement.

III.	INTEREST AND FEES.

3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Rate Loans, at (a) the end of each Interest Period or (b) for LIBOR Rate Loans with an interest period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans. Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Revolving Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The LIBOR Rate shall be adjusted with respect to LIBOR Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at the applicable Revolving Interest Rate plus two percent (2%) per annum (the “Default Rate”).

3.2. Letter of Credit Fees.

(a) Each applicable Borrower shall pay (x) to Agent, for the ratable benefit of Lenders holding Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the Applicable Margin for Revolving Advances consisting of LIBOR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term, and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the average daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all applicable administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum.

(b) At any time following the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.7, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of their respective outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or PPSA or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations or Sand Tiger’s Obligations, as applicable, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may, subject to Section 16.19, use such cash collateral to pay and satisfy such Obligations.

3.3. Facility Fee. If, for any calendar quarter during the Term, the average daily unpaid balance of the sum of Revolving Advances (for purposes of this computation, Swing Loans shall be deemed to be Revolving Advances made by PNC as a Lender) plus Swing Loans plus the Maximum Undrawn Amount of all outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent, for the ratable benefit of Lenders holding the Commitments based on their Commitment Percentages, a fee at a rate equal to three-eighths of one percent (0.375%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance (the “Facility Fee”). Such Facility Fee shall be payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter.

3.4. Fee Letter.

(a) Borrowers (other than Sand Tiger) shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.

(b) All of the fees and reasonable out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.

3.5. Computation of Interest and. Interest and fees hereunder shall be computed on the basis of a year of 365 days or 366 days, as applicable (360 days with respect to LIBOR Rate Loans), with respect to Base Rate Loans and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Revolving Interest Rate for Domestic Rate Loans during such extension. For purposes of the Interest Act (Canada): (i) whenever any interest or fee under this Agreement is calculated on the basis of a period of time other than a calendar year, such rate used in such calculation, when expressed as an annual rate, is equivalent to (x) such rate, multiplied by (y) the actual number of days in the calendar year in which the period for which such interest or fee is calculated ends, and divided by (z) the number of days in such period of time; (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

3.6. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate. Notwithstanding anything to the contrary contained in this Agreement or in any Other Document, all agreements which either now are or which shall become agreements among Credit Parties, Agent and Lenders are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under this Agreement or any Other Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of Credit Parties and Agent. The foregoing provisions shall never be superseded or waived and shall control every other provision of this Agreement or any Other Document and all agreements among Borrowers and Agent and Lenders, or their respective successors and assigns. If the applicable state or federal law is amended in the future to allow a greater rate of interest to be charged under this Agreement than is presently allowed by applicable state or federal law, then the limitation of interest hereunder shall be increased to the maximum rate of interest allowed by applicable state or federal law as amended, which increase shall be effective hereunder on the effective date of such amendment, and all interest charges owing to Lender by reason thereof shall be payable in accordance with Section 3.1 of this Agreement. If by operation of this provision, Borrowers would be entitled to a refund of interest paid pursuant to this Agreement, each Lender agrees that it shall pay to Borrowers upon Agent’s request such Lender’s Commitment Percentage, of such interest to be refunded, as determined by Agent. If any provision of this Agreement or Other Documents would oblige any Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by that Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3.7. Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or Issuer (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);

(b) impose, modify or deem applicable any reserve, special deposit, assessment, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c) impose on Agent, Swing Loan Lender, any Lender or Issuer or the London interbank LIBOR market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR Rate, as the case may be (provided, that Sand Tiger shall only be liable for any such costs or expenses attributable to Sand Tiger’s Obligations). Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent within three hundred sixty (360) days of the occurrence thereof, and such certification shall be conclusive absent manifest error.

3.8. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

(a) reasonable means do not exist for ascertaining the LIBOR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or

(b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank LIBOR market, with respect to an outstanding LIBOR Rate Loan, a proposed LIBOR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Rate Loan; or

(c) the making, maintenance or funding of any LIBOR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law), then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given, (i) any such requested LIBOR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Rate Loan, (ii) any Domestic Rate Loan or LIBOR Rate Loan which was to have been converted to an affected type of LIBOR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Rate Loan, and (iii) any outstanding affected LIBOR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Rate

Loan, shall be converted into an unaffected type of LIBOR Rate Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected LIBOR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Rate Loan or maintain outstanding affected LIBOR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Rate Loan into an affected type of LIBOR Rate Loan.

3.9. Capital Adequacy.

(a) In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy or liquidity requirements, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any LIBOR Rate Loans) with any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent within three hundred sixty (360) days after such request or directive, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy), then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction (provided, that Sand Tiger shall only be liable for any such amounts attributable to Sand Tiger’s Obligations). In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b) A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.

3.10. Taxes.

(a) Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Taxes except to the extent required by Applicable Law; provided that if the Borrowers shall be required by Applicable Law to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.10) the Recipient receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes been made, (ii) the Borrowers or other applicable withholding agent shall make such deductions and (iii) the Borrowers or other applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law.

(b) Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.

(c) The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.10) paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to the Borrowers by any Recipient (with a copy to Agent) shall be conclusive absent manifest error (provided, Sand Tiger shall only be liable for any such Taxes attributable to Sand Tiger’s Obligations).

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, the Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

(e) Any Recipient that is entitled to an exemption from or reduction of any withholding Tax under the law of the jurisdiction in which any Borrower is resident for Tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to the Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by the Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding Tax, Agent shall be entitled to withhold United States federal income Taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Recipient for the amount of any Tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Recipient, if requested by the Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable the Borrowers or Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Recipient shall deliver to the Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Recipient becomes a Recipient under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Agent, but only if such Recipient is legally entitled to do so), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under this Agreement or any Other Document, two (2) duly completed valid originals of IRS Form W¬8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement or any Other Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(ii) two (2) duly completed valid originals of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.10-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a certificate substantially in the form of Exhibit 3.10-2 or Exhibit 3.10-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit 3.10-4 on behalf of each such direct and indirect partner,

(v) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or

(vi) in the case of a Recipient that is a United States person within the meaning of section 7701(a)(30) of the Code, two duly completed valid (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law certifying that such Recipient is exempt from United States federal backup withholding tax.

(f) If a payment made to a Recipient under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and the Borrowers (i) a

certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (i) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such other documentation reasonably requested by the Agent or any Borrower sufficient for Agent and the Borrowers to comply with their obligations under FATCA and to determine that such Recipient has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(c) Subject to Section 16.5, each Recipient agrees that if any form or certification it previously delivered pursuant to clauses (e) or (f) above expires or becomes inaccurate in any respect, or if Borrowing Agent or Agent should request an updated form or certification, it shall update such form or certification or promptly notify the Borrowing Agent and the Agent in writing of its legal inability to so.

(d) If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7, 3.9 or 3.10 hereof, (b) is unable to make or maintain LIBOR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within forty-five (45) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by the Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice (a “Replacement Notice”) in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to the Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by the Agent in its good faith business judgment; provided, (x) in the case of any such replacement resulting from a claim for compensation under Section 3.7, 3.9 or 3.10 hereof, such replacement will result in a reduction of such compensation from the Replacement Lender at the time of such replacement; and (y) such replacement does not conflict with applicable law. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Commitment Percentage, and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender. If any Affected Lender does not execute an assignment in accordance with Section 16.3 within five (5) Business Days after receipt of notice to do so by Agent or Borrowing Agent, then Agent shall be entitled (but not obligated) to execute such assignment on behalf of such Affected Lender, which shall be effective for purposes of Section 16.3 and this Agreement.

IV.	COLLATERAL: GENERAL TERMS

4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located; provided, however, anything contained herein or in any other document to the contrary notwithstanding, the Lien granted by Sand Tiger pursuant to this Section 4.1 shall only secure (or be deemed to secure) the Sand Tiger Obligations. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.

4.2. Perfection of Security Interest. Except for any Collateral disposed of in accordance with Section 7.1, each Borrower shall take all action that may be necessary that

Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) obtaining Lien Waiver Agreements required under this Agreement, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code, PPSA or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code or PPSA in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower). All reasonable out-of-pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account or Sand Tiger’s Account, as applicable, as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by the applicable Borrowers to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

4.3. Preservation of Collateral. Each Borrower will safeguard and protect all Collateral for Agent’s general account. In addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary in the exercise of its Permitted Discretion to protect Agent’s interest in and to preserve the Collateral, including after the occurrence and during the continuance of an Event of Default, the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) after the occurrence and during the continuance of an Event of Default, may employ and maintain at any of each Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) after the occurrence and during the continuance of a Default or Event of Default, may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) after the occurrence and during the continuance of an Event of Default, may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) subject to Section 4.10 hereof, shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property, subject to the rights of the landlords of any leased Real Property and, if applicable, the terms of any applicable Lien Waiver Agreement. Subject to the other provisions of this Agreement regarding Borrowers’ maintenance of Collateral, each Borrower shall cooperate with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct in its Permitted Discretion. Subject to Section 16.9 and Section 6.19, all of Agent’s reasonable out-of-pocket expenses of preserving the Collateral, including any such expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account or Sand Tiger’s Account, as applicable, as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.

4.4. Ownership and Location of Collateral.

(a) With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower is, and shall remain the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law) in each and every item of its respective Collateral; (ii) except for Permitted Encumbrances the Collateral shall be free and clear of all Liens; and (iii) each Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.4 (as updated from time to time pursuant to each Compliance Certificate delivered pursuant to Section 9.3) and shall not be removed from such location(s) without the prior written consent of Agent, except (1) as may be moved from one location on such schedule to another location on such schedule, (2) Equipment and Inventory in-transit, (3) Equipment out in the ordinary course of business (4) the sale, transfer or disposition of assets permitted under this Agreement and (5) as may be located at locations not set forth on Schedule 4.4 to the extent the aggregate value of Equipment and Inventory at such locations does not exceed $1,000,000 for any one location.

(b) (i) Schedule 4.4 hereto contains a correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory having a value in excess of $1,000,000 of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (ii) Schedule 4.4 hereto sets forth a correct and complete list as of the Closing Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iii) Schedule 4.4 hereto sets forth a correct and complete list as of the Closing Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, together with the names of any landlords.

4.5. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations (including, without limitation, the cash collateralization of all issued and outstanding Letters of Credit, but excluding contingent indemnification Obligations for which no claim giving rise thereto has been asserted) and (b) termination of this Agreement and the Other Documents, Agent’s security interests in the Collateral shall continue in full force and effect except to the extent released pursuant to the terms of this Agreement. Each Borrower shall use all commercially reasonable efforts to defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations after the occurrence of and during the continuance of an Event of Default, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, after the occurrence of and during the continuance of an Event of Default, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code, PPSA or other Applicable Law. Each Borrower shall, and Agent may, at its option after the occurrence and during the continuance of an Event of Default, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

4.6. Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business. Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and, if an Event of Default exists, from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.

4.7. Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, up to twice during any fiscal year after the Closing Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ assets which will be identified by Borrowers to be included in the calculation of the Formula Amount. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ Inventory or Eligible Equipment, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.

4.8. Receivables; Deposit Accounts and Securities Accounts.

(a) Nature of Receivables. Each of the Receivables at any time reported to Agent (whether pursuant to Section 9.2 or otherwise) shall, except as noted therein, be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum (subject to customary discounts or reductions permitted in the ordinary course of business and in accordance with past practices) as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.

(b) Each Customer, to the best of each Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

(c) Each Borrower’s chief executive office is located as set forth on Schedule 4.4. Until written notice is given to Agent by Borrowing Agent of any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

(d) Borrowers shall instruct their Customers to deliver all remittances upon Receivables (whether paid by check or by wire transfer of funds) to such Blocked Account(s) and/or Depository Accounts (and any associated lockboxes) as Agent shall designate from time to time as contemplated by Section 4.8(h) or as otherwise agreed to from time to time by Agent. Notwithstanding the foregoing, to the extent any Borrower directly receives any remittances upon Receivables, such Borrower shall, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Borrower shall deposit in the applicable Blocked Account and/or Depository Account or, upon request by Agent during a Trigger Period, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

(e) At any time following the occurrence, and during the continuance of, an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. At any time after the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone, facsimile, telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.

(f) Power of Agent to Act on Borrowers’ Behalf. Upon and during the continuance of an Event of Default (except to the extent otherwise agreed in any treasury management agreement between any Borrower and Agent), Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral upon and during the continuance of an Event of Default (except to the extent otherwise agreed in treasury management agreement between any Borrower and Agent); (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, and assignments of Receivables, upon and during the continuance of an Event of Default; (iii) to send verifications of Receivables to any Customer (provided, that, so long as no Event of Default has occurred and is continuing, Agent shall only conduct verifications of Receivables over the phone with participation from Borrowers or with Borrowers being present); (iv) to sign such Borrower’s name on any documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same upon and during the continuance of an Event of Default; (v) to demand payment of the Receivables upon and during the continuance of an Event of Default; (vi) to enforce payment of the Receivables by legal proceedings or otherwise upon and during the continuance of an Event of Default; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral upon and during the continuance of an Event of Default; (viii) to settle, adjust, compromise, extend or renew the Receivables upon and during the continuance of an Event of Default; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables upon and during the continuance of an Event of Default; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer upon and during the continuance of an Event of Default; (xi) to prepare, file and sign such Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables upon and during the continuance of an Event of Default; (xii) to receive, open and dispose of all mail addressed to any Borrower to the extent such actions are taken in connection with operation and administration of Borrowers’ lockboxes or otherwise in connection with treasury management services; and (xiii) upon and during the continuance of an Event of Default, to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless constituting willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.

(g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. Following the occurrence and during the continuance of an Event of Default, Agent may, without notice or consent from any Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence and during the continuance of an Event of Default, the return of the goods represented by any of the Receivables, without notice to or consent by any Borrower, all without discharging or in any way affecting any Borrower’s liability hereunder

(h) Cash Management.

(i) All proceeds of assets of the Borrowers and any other amounts payable to any Borrower at any time, shall be deposited by such Borrowers into either (A) during the period prior to the one hundred twentieth (120th) day after the Closing Date, a collection account designated as such on Schedule 5.30 established at a bank reasonably satisfactory to Agent (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowers and be acceptable to Agent or (B) a collection account established at PNC for the deposit of such proceeds (all such accounts in clauses (A) and (B), the “Collection Accounts”). Each Borrower shall deliver to Agent a Deposit Account Control Agreement, in form and substance satisfactory to Agent in its Permitted Discretion, with respect to each Collection Account other than any Excluded Deposit Account which shall be in “springing” form permitting Borrowers to access and use such Collection Accounts unless and until a “notice of sole control” (such notice, or any similar notice described in any applicable control agreement an “Activation Notice”) is issued by Agent to the bank at which such Collection Account is maintained; provided, that, Agent shall not issue such an Activation Notice except after the occurrence and during the continuance of a Trigger Event and shall revoke such Activation Notice if, subsequent thereto, the Trigger Period commenced by such Trigger Event shall have ended. Upon issuance of an Activation Notice, such Deposit Account Control Agreements shall provide that all available funds in each Collection Account will be transferred, on each Business Day, to Agent, either to any account maintained by Agent at such bank or by wire transfer to appropriate account(s) of Agent, and otherwise be in form and substance (including as to the extent of offset and statutory lien rights) reasonably satisfactory to Agent. All funds deposited in such Collection Accounts during the effectiveness of a Trigger Period shall immediately become the property of Agent and be applied to the outstanding Advances or Sand Tiger, as applicable. Neither Agent nor any Lender assumes any responsibility for such collection account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank maintaining a Collection Account.

(ii) Notwithstanding anything to the contrary herein or in any Other Document, Borrowers shall ensure that Agent does not receive, whether by deposit to the Collection Accounts or otherwise, any funds from any Customer located in a Sanctioned Country.

(iii) The parties hereto hereby acknowledge, confirm and agree that the implementation of the cash management arrangements contemplated herein is a contractual right provided to the Agent and the Lenders hereunder in order for the Agent and the Lenders to manage and monitor their collateral position and not a proceeding for enforcement or recovery of a claim, or pursuant to, or an enforcement of, any security or remedies whatsoever, the cash management arrangements contemplated herein are critical to the structure of the lending arrangements contemplated herein, the Agent and

Lenders are relying on the Credit Parties’ acknowledgement, confirmation and agreement with respect to such cash management arrangements in making accommodations of credit available to them and in particular that any accommodations of credit are being provided by the Agent and Lenders strictly on the basis of a borrowing base calculation to fully support and collateralize any such accommodations of credit hereunder.

(i) Adjustments. No Borrower will, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been granted in the ordinary course of business of such Borrower.

(j) All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Closing Date are set forth on Schedule 4.8(j). No Borrower shall open any new deposit account, securities account or investment account unless (i) Borrowers shall have given at least ten (10) days prior written notice to Agent and (ii) if such account is to be maintained with a bank, depository institution or securities intermediary that is not the Agent, such bank, depository institution or securities intermediary, each applicable Borrower and Agent shall first have entered into an account control agreement in form and substance satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account other than with respect to any Excluded Deposit Account.

4.9. Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

4.10. Maintenance of Equipment. The Equipment necessary to Borrowers’ business shall be maintained in good operating condition and repair (reasonable wear and tear and casualty excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved consistent with industry standards; provided that the same shall not be required if not necessary for the continued operation of the Borrowers’ business. No Borrower shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation to the extent such use or operation could reasonably be expected to materially and adversely affect the operation of its business as currently conducted.

4.11. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except for the gross negligence or willful misconduct of the Agent as determined by a final and non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.

4.12. Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.

V.	REPRESENTATIONS AND WARRANTIES.

Each Borrower represents and warrants as follows:

5.1. Authority. Such Credit Party has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which any Credit Party is a party have been duly executed and delivered by the Credit Parties party thereto, and this Agreement and the Other Documents constitute the legal, valid and binding obligation of the Credit Parties party thereto enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which any Credit Party is party (a) are within each Credit Party’s corporate, limited liability company, limited partnership, partnership or other applicable powers, have been duly authorized by all necessary corporate, limited liability company, limited partnership, partnership or other applicable action, are not in contravention of the terms of each Credit Party’s Organizational Documents or other applicable documents relating to such Credit Party’s formation or to the conduct of such Credit Party’s business, (b) will not conflict with or violate (i) any Applicable Law, except to the extent such conflict or violation could not reasonably be expected to have a Material Adverse Effect or (ii) any Material Contract, (c) will not require the Consent of any Governmental Body or any other Person as of the Closing Date, all of which will have been duly obtained, made or compiled prior to the Closing Date to the extent such Consents are required to be in force on the Closing Date and which are in full force and effect and (d) will not result in the creation of any Lien except Permitted Encumbrances upon any asset of such Credit Party under the provisions of any Applicable Law, Organizational Document or Material Contract to which such Credit Party is a party or by which it or its property is a party or by which it may be bound.

5.2. Formation and Qualification.

(a) On the Closing Date, each Credit Party is duly incorporated or formed, as applicable and in good standing under the laws of the state or province, as applicable, listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states or provinces, as applicable, listed on Schedule 5.2(a). Each Credit Party is in good standing and is qualified to do business in the states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a material adverse effect on such Credit Party’s ability to conduct its business as currently conducted or its ability to perform the terms of this Agreement or any Other Document.

(b) As of the Closing Date, all of the Subsidiaries of Mammoth are listed on Schedule 5.2(b). As of the Closing Date, the Persons identified on Schedule 5.2(b) are the record and beneficial owners of all of the shares of Capital Stock of each of the Subsidiaries listed on Schedule 5.2(b) as being owned thereby, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Persons are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any Capital Stock of any such Person, and there are no contracts, commitments, understandings or arrangements by which any such Person is or may become bound to issue additional shares of its Capital Stock or securities convertible into or exchangeable for such shares. All of the shares owned by the Credit Parties are owned free and clear of any Liens other than Permitted Encumbrances.

(c) All accrued but unpaid dividends owing on account of the Equity Interests of each Borrower as of the Closing Date are set forth on Schedule 5.2(c).

5.3. Survival of Representations and Warranties. All representations and warranties of the Credit Parties contained in this Agreement and the Other Documents shall, at the time of such Credit Party’s execution of this Agreement and the Other Documents, be true and correct in all material respects (or, if such representation and warranty is, by its terms, limited by materiality (including a Material Adverse Effect), then such representation and warranty shall be true in all respects) and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

5.4. Tax Returns. The federal taxpayer identification number or Canadian equivalent of each Credit Party that is a Credit Party as of the Closing Date is set forth on Schedule 5.4. The Credit Parties have filed all federal, state, provincial, municipal and local Tax returns and other reports they are required by law to file and have paid all Taxes that are due and payable, except to the extent failure to do so would not reasonably be expected to result in an Event of Default, result in material liability to any Credit Party or have a Material Adverse Effect. The provision for Taxes on the books of the Credit Parties have been made in accordance with GAAP and the Credit Parties have no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

5.5. Financial Statements.

(a) The pro forma balance sheet of Mammoth and its Subsidiaries (the “Pro Forma Balance Sheet”) furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”) and is accurate, complete and correct and fairly reflects the financial condition of Mammoth and its Subsidiaries as of the Closing Date after giving effect to the Transactions. The Pro Forma Balance Sheet has been certified as fairly reflecting the financial condition of Mammoth and its Subsidiaries as of the Closing Date after giving effect to the Transactions by the Chief Financial Officer of Mammoth. All financial statements referred to in this subsection 5.5(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP, except as may be disclosed in such financial statements and subject to normal year-end audit adjustments and the absence of footnotes and other presentation items.

(b) The cash flow projections of Mammoth and its Subsidiaries for the five year period following the Closing Date (on a monthly basis for the first twelve months), copies of which are annexed to the Financial Condition Certificate (the “Projections”) were prepared by or under the supervision of the Chief Financial Officer of Mammoth, based upon good faith estimates and stated assumptions believed to be reasonable and fair as of the date made in light of conditions and facts then known and, as of such date, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from such projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature. The cash flow Projections together with the Pro Forma Balance Sheet are referred to as the “Pro Forma Financial Statements”

(c) The combined and combining balance sheets of Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking and White Wing, and the non-combined balance sheets of Stingray Pressure and Stingray Logistics, as of June 30, 2014, and the related statements of income, changes in stockholder’s equity, and changes in cash flow for the period ended on such date, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied and present fairly in all material respects the financial position of such Borrowers at such date and the results of their operations for such period. Since December 31, 2013, there has been no change, occurrence or development which could reasonably be expected to have a Material Adverse Effect

5.6. Entity Names. As of the Closing Date, except as set forth on Schedule 5.6, no Credit Party (i) has been known by any other corporate name in the past five years, (ii) sells Inventory under any other name nor (iii) has been the surviving corporation or company of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.7. O.S.H.A. Environmental Compliance; Flood Insurance. In relation to all of the properties located in the United States, except as set forth on Schedule 5.7 hereto:

(a) The Credit Parties have duly complied in all material respects with, and their facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, RCRA and all other Environmental Laws (in effect at the time of the representation); and there have been no outstanding citations, notices or orders of non-compliance issued to any Credit Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations within the last five (5) years.

(b) The Credit Parties have been issued or obtained all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws (in effect at the time of the representation), except to the extent failure to obtain such licenses, certificates or permits would not reasonably be expected to cause a Material Adverse Effect.

(c) (i) To any Credit Party’s knowledge, there are no visible signs of material releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances (as defined at the time of the representation) at, upon, under or within any

Real Property, except as authorized by any permit or certificate issued pursuant to Environmental Law; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property except those kept in amounts and under circumstances in material compliance with Environmental Laws (in effect at the time of the representation); (iii) to any Credit Party’s knowledge, the Real Property has never been used as a treatment, storage or disposal facility of Hazardous Waste (as defined at the time of the representation), except as previously disclosed to Agent; and (iv) no Hazardous Substances (as defined at the time of the representation) are handled or stored on the Real Property, excepting such quantities as are handled in accordance with all applicable governmental regulations and in proper storage containers as required by Environmental Laws and as are necessary for the operation of the business of any Credit Party or of its tenants.

(d) All Real Property owned by Credit Parties is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate and commercially standard coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Credit Party in accordance with commercially prudent business practice in the industry of such Credit Party. Each Credit Party has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral (if any), including, but not limited to, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.

5.8. Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.

(a) Taking into account rights of contribution and subrogation under Applicable Laws, (x) each Credit Party is, and after giving effect to the Transactions, each Borrower will be solvent, able to pay its debts as they mature, has, and after giving effect to the Transactions, will have capital sufficient to carry on its business and all businesses in which it is about to engage and (y) the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and will continue to be in excess of the amount of its liabilities.

(b) No Credit Party has (i) any pending against, or to the knowledge of the Credit Parties, threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect, and (ii) any liabilities or indebtedness for borrowed money other than the Obligations and Indebtedness permitted by Section 7.8.

(c) No Credit Party is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, Governmental Body or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

(d) No Credit Party or any member of the Controlled Group maintains or is required to contribute to any Plan other than those listed on Schedule 5.8(d) hereto with respect to which any Credit Party or any member of the Controlled Group has incurred or may incur any material liability. Each Plan has been established and administered in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Law. Except as could not reasonably result in Material Adverse Effect or an Event of Default or result in material liability to any Credit Party: (i) each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan and each Pension Benefit Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto determined to be exempt from federal income Tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the IRS; (iii) neither any Credit Party nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Pension Benefit Plan or Multiemployer Plan has been terminated by the plan administrator thereof nor by the PBGC, and, to the best of Borrowers’ knowledge, there is no occurrence which would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) the current value of the assets of each Pension Benefit Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Credit Party nor any member of the Controlled Group knows of any facts or circumstances (other than day-to-day fluctuations in market value) which would change the value of such assets and accrued benefits and other liabilities; (vi) neither any Credit Party nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) neither any Credit Party nor any member of the Controlled Group has incurred any liability for any excise Tax arising under Section 4971, 4972 or 4980B of the Code, and, to the best of Borrowers’ knowledge, no fact exists which could give rise to any such liability; (viii) neither any Credit Party nor any member of the Controlled Group nor, to the best of Borrowers’ knowledge, any fiduciary of or any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) neither any Credit Party nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xi) neither any Credit Party nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code; (xii) neither any Credit Party nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980 and, to the best of Borrowers’ knowledge, there exists no fact which would reasonably be expected to result in any such liability; and (xiii) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan. As of the Closing Date, no Borrower nor any of its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed or participated in any Specified Canadian Pension Plan. Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other Applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable law and no event has occurred which could cause the loss of such registered status, (b) all obligations of the Borrowers and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis, and (c) all contributions or premiums required to be made or paid by the Borrowers and their Subsidiaries to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all Applicable Laws.

5.9. Patents, Trademarks, Copyrights and Licenses. All Intellectual Property owned or utilized by any Borrower: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. There is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any Intellectual Property necessary for the Borrowers’ business and no Borrower is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Borrower consists of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof.

5.10. Licenses and Permits. Except as set forth in Schedule 5.10, each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or propose to conduct business, except, in the cases of both (a) and (b) where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.11. Default of Indebtedness. After giving effect to the Transactions contemplated hereby, no Borrower is or will be, as applicable, in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.12. No Default. No Borrower is in default in the payment or performance of any contractual obligations where such default could reasonably be expected to result in a Material Adverse Effect and no Default or Event of Default has occurred.

5.13. No Burdensome Restrictions. No Credit Party is a party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect or materially and adversely affect such Credit Party’s ability to comply with the terms of this Agreement. All Material Contracts are set forth on Schedule 5.13 as of the Closing Date, and the Credit Parties have heretofore delivered to Agent true and complete copies of all such Material Contracts to which any of them are a party or to which any of them or any of their properties is subject. No Credit Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

5.14. No Labor Disputes. No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of any Credit Party’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto, which, in each case, could reasonably be expected to result in a Material Adverse Effect.

5.15. Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16. Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17. Disclosure. No representation or warranty made by any Credit Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not materially misleading in light of the circumstances under which the statements were made. There is no fact known to any Credit Party or which reasonably should be known to such Credit Party which such Credit Party has not disclosed to Agent in writing with respect to the Transactions which could reasonably be expected to have a Material Adverse Effect.

5.18. [Reserved].

5.19. [Reserved].

5.20. Swaps. No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable by the party that is out-of-the-money on a mark-to-market basis without regard to whether or not such party is the defaulting party.

5.21. Conflicting Agreements. No provision of any Material Contract, judgment, decree or order binding on any Credit Party or affecting the Collateral requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

5.22. Application of Certain Laws and Regulations. Neither any Credit Party nor any Subsidiary of any Credit Party is subject to any Law which regulates the incurrence of any Indebtedness, including Laws relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.23. Business and Property of Credit Parties. Upon and after the Closing Date, the Credit Parties do not propose to engage in any business other than those described in the Registration Statement and reasonable extensions thereof.

5.24. Ineligible Securities. The Credit Parties do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.

5.25. No Brokers or Agents. No Credit Party or Subsidiary thereof uses any brokers or other agents acting in any capacity for such Credit Party or Subsidiary in connection with the Obligations.

5.26. [Reserved].

5.27. Equity Interests. The authorized and outstanding Equity Interests of each Borrower as of the Closing Date and on any other date when requested by Agent prior to the occurrence of the Qualified IPO, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 5.27(a) hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal, state and provincial laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.27(b), there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.27(c), Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

5.28. Commercial Tort Claims. To the knowledge of an Authorized Officer of any Credit Party, none of the Credit Parties has any commercial tort claims in excess of $1,000,000 as of the Closing Date, except as set forth on Schedule 5.28 hereto.

5.29. Letter of Credit Rights. As of the Closing Date, no Credit Party has any letter of credit rights in excess of $1,000,000, except as set forth on Schedule 5.29 hereto.

5.30. Deposit Accounts. All deposit accounts and securities accounts of the Credit Parties are set forth on Schedule 5.30 (as such schedule may be updated from time to time).

5.31. Perfection of Security Interest in Collateral. The provisions of this Agreement and of each other applicable Other Document are effective to create in favor of the Agent, for the benefit of itself and the Secured Parties, a legal, valid and enforceable first priority security interest in all right, title and interest of the Credit Parties in each item of Collateral, except (i) in the case of any Permitted Encumbrances, to the extent that any such Permitted Encumbrance would have priority over the security interest in favor of Agent pursuant to any Applicable Law and (ii) Liens perfected only by possession or control to the extent Agent has not obtained or does not maintain possession or control of such Collateral.

VI.	AFFIRMATIVE COVENANTS.

Credit Parties (or Borrowers if otherwise indicated) shall, and shall cause their Restricted Subsidiaries (or, if indicated, all of their Subsidiaries) to, until the Termination Date:

6.1. Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.

6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including all Intellectual Property necessary for the Borrowers’ business and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

6.3. Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.

6.4. Payment of Taxes; Priority Payables. Pay, when due, all Priority Payables and all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, municipal and business taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes except to the extent any such tax is being contested in good faith. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.

6.5. Financial Covenants.

(a) Interest Coverage Ratio. Cause to be maintained as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2014, for the four fiscal quarter period then ending, an Interest Coverage Ratio of not less than 3.00 to 1.00, measured as of the last day of the most recently ended fiscal quarter for the twelve month period then ended.

(b) Leverage Ratio. Maintain as of the last day of each fiscal quarter, for the four fiscal quarter period then ending beginning with the fiscal quarter ending December 31, 2014, a ratio of Funded Debt to EBITDA (the “Leverage Ratio”) of not greater than 4.0 to 1.00; provided, however, that Borrowers shall maintain a ratio of Funded Debt to EBITDA of not greater than 4.25 to 1.00 as of the end of each of the two fiscal quarters following any Permitted Acquisition, in each case, for the four fiscal quarters then ending.

(c) Minimum Excess Availability. At all times prior to the Qualified IPO, Borrowers shall maintain Excess Availability of not less than the greater of (i) $10,000,000 or (ii) 6.7% of the Maximum Revolving Advance Amount.

6.6. Insurance.

(a) (i) Keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of the Borrower’s properties or companies engaged in businesses similar to such

Borrower’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others as is customary in the case of the Borrower’s properties or companies engaged in businesses similar to such Borrower’s; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (v) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that, during any Trigger Period, all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, during any Trigger Period, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b) Each Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.

(c) Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above. During any Trigger Period, all loss recoveries shall be payable to Agent and all loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. During any Trigger Period, any deficiency thereon shall be paid by Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $10,000,000 in the aggregate during such calendar year or $1,000,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $1,000,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $10,000,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred and be continuing, (y) Borrowers shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, which payments shall be charged to Borrowers’ Account or Sand Tiger’s Account, as applicable, and constitute part of the obligations.

6.7. Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.

6.8. Environmental Matters.

(a) Use commercially reasonable efforts to ensure that the Real Property and all operations and businesses conducted thereon are in material compliance and remain in material compliance with all Environmental Laws and it shall manage any and all Hazardous Substances on any Real Property in material compliance with Environmental Laws.

(b) Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.

(c) Respond promptly to any Hazardous Discharge or Environmental Complaint known to a Borrower and take all necessary action in order to safeguard the health of any Person and to avoid subjecting a material portion of the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, and such failure results in an Event of Default, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable out-of-pocket costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers (other than Sand Tiger) or Sand Tiger, as applicable, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.

(d) Promptly upon the written reasonable request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense once every three (3) years (or at any time following the occurrence of and during the continuance of an Event of Default or if there exists any known Hazardous Discharge or Environmental Complaint), with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Substances found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $500,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

6.9. [Reserved].

6.10. Federal Securities Laws. Promptly notify Agent in writing if, except in connection with any Qualified IPO, any Borrower or any Restricted Subsidiary of any Credit Party (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

6.11. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may be carried into effect.

6.12. [Reserved].

6.13. Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Financial Administration Act (Canada), the Uniform Commercial Code, PPSA and all other applicable state, provincial or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, Canada, any state, provincial or any department, agency or instrumentality of any of them.

6.14. Membership / Partnership Interests. Designate and shall cause all of their Subsidiaries to designate (a) their limited liability company membership interests or partnership interests as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and Section 8-103 of Article 8 of the Uniform Commercial Code, and (b) certificate such limited liability company membership interests and partnership interests, as applicable.

6.15. Keepwell. If it is a Qualified ECP Credit Party, then jointly and severally, together with each other Qualified ECP Credit Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Credit Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18(A)(v)(II) of the CEA.

6.16. Negative Pledge Agreements. Borrowers shall deliver a Negative Pledge Agreement with respect to each parcel of Real Property which is not included in the Collateral as of the Closing Date and, upon the occurrence of a Default or an Event of Default, at Agent’s request, Borrowers shall execute such security agreements as are necessary under law or otherwise requested by Agent to create, in favor of Agent, a perfected security interest in or lien upon such Real Property.

6.17. Post-Closing Obligations. Borrowers shall cause the conditions set forth on Schedule 6.17 hereto to be satisfied in full, on or before the date specified for each such condition, time being of the essence.

VII.	NEGATIVE COVENANTS.

No Borrower shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1. Merger, Consolidation, Acquisition and Sale of Assets.

(a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, except (i) any Credit Party may merge, consolidate or reorganize with another Credit Party or acquire the assets or Equity Interest of another Credit Party so long as such Credit Party provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, (ii) Permitted Acquisitions; (iii) Permitted Joint Venture Investments; and (iv) in connection with any Qualified IPO, a Qualified IPO Permitted Acquisition.

(b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) (a) the sale of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out equipment in the ordinary course of business; (ii) any other sales or dispositions expressly permitted by this Agreement; ; (iii) a disposition of oil and gas properties in connection with tax credit transactions complying with Section 45K or any successor or analogous provisions of the Code; (iv) a Permitted Investment; (v) a disposition of all or substantially all the assets of any Borrower in accordance with this Agreement; (vi) a disposition in any single transaction or series of related transactions of assets with a value of less than $2,500,000 individually or $15,000,000 in the aggregate during any calendar year; (vii) a disposition of cash; (viii) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); (ix) the trade or exchange by any Credit Party of any mineral property or any related assets or other assets commonly used in the oil and gas business owned or held by any Credit Party, or any Capital Stock of a Person all or substantially all of whose assets consist of one or more of such types of assets, for (A) assets of such types owned or held by another Person or (B) the Capital Stock of another Person all or substantially all of whose assets consist of assets of the types described in clause (A) and any cash or cash equivalents necessary in order to achieve an exchange of equivalent value; provided, however, that the fair market value of the property or Capital Stock received by any Credit Party in such trade or exchange (including any cash or cash equivalents) is substantially equal to the fair market value of the property (including any cash or cash equivalents) so traded or exchanged; (x) surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; or (xi) any disposition of defaulted receivables that arose in the ordinary course of business for collection, so long as excluded from the calculation of the Formula Amount.

7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances.

7.3. Guarantees. Except as otherwise agreed to in writing in advance by Agent, become liable upon the obligations or liabilities of any Person by assumption, endorsement or guarantee thereof or otherwise (other than to Lenders) except (a) guarantees of Indebtedness or other obligations of another Credit Party or its Restricted Subsidiaries which Indebtedness is permitted or other obligation is not prohibited by this Agreement, (b) the endorsement of checks or documents in the ordinary course of business, and (c) guarantees of Indebtedness permitted by Section 7.8.

7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, other than Permitted Investments.

7.5. Loans. Make advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate other than Permitted Loans.

7.6. Hedges. Incur or suffer to exist, or permit any other Credit Party to incur or suffer to exist, any speculative Hedge. Except to the extent provided pursuant to this Agreement or any Other Document, in no event shall any Hedge contain any requirement, agreement or convent for a Credit Party to post collateral or margin to secure such Credit Party’s obligations under such Hedge or to cover market exposures.

7.7. Dividends. (i) Prior to the consummation of the Qualified IPO, declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock or distributions to its members in an aggregate amount equal to the Increased Tax Burden of its members) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower and (ii) after the consummation of the Qualified IPO, declare, pay or make any dividend or distribution on any Equity Interests of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock or distributions to its members in an aggregate amount equal to the Increased Tax Burden of its members) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Equity Interest, or of any options to purchase or acquire any Equity Interest of any Borrower, other than Permitted Dividends.

7.8. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness other than Permitted Indebtedness.

7.9. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its oil and gas business, any business in which any Credit Party or any Person in which any Credit Party had an investment was engaged on the Closing Date, and any business related, ancillary or complementary to any of the foregoing, as presently conducted.

7.10. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, make any payment (including payments of management or consulting fees) to, or enter into any transaction or arrangement with, or otherwise deal with, any Affiliate, except, in each case to the extent not otherwise prohibited under this Agreement or any Other Document: (a) transactions which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate, (b) transactions among Credit Parties not involving any other Affiliates, (c) dividends or distributions permitted by Section 7.7, investments permitted by Section 7.4 and loans permitted by 7.5, (d) any issuance of Capital Stock of Mammoth; (e) transactions provided for in or contemplated by the Transaction Documents, (f) arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith, (g) the payment of fees, expenses and indemnities to directors, officers, consultants and employees of the General Partner, Mammoth and the Restricted Subsidiaries in the ordinary course of business and otherwise permitted by Section 7.19; (h) the payment of fees and expenses relating to the Transactions within five (5) Business Days of the Closing Date; (i) transactions with any Affiliate in its capacity as a holder of Indebtedness or Capital Stock of Mammoth; provided that such Affiliate is treated the same as other such holders of Indebtedness or Capital Stock; (j) transactions for which Mammoth or any Restricted Subsidiary, as the case may be, obtains a favorable written opinion from a nationally recognized investment banking firm as to the fairness of the transaction to Mammoth and its Restricted Subsidiaries from a financial point of view; and (k) transactions provided for in or contemplated by the Management Agreement. Notwithstanding the foregoing, the parties agree that not more than $15,000,000 may be distributed, advanced or otherwise made available from any Borrower to Sand Tiger at any one time including as proceeds of Advances hereunder.

7.11. [Reserved].

7.12. Subsidiaries.

(a) Form or acquire any Restricted Subsidiary unless within twenty (20) Business Days (or such longer period as Agent may consent to) after formation (i) if such Restricted Subsidiary is a Domestic Subsidiary either (as determined by Agent in its Permitted Discretion) (A) such Domestic Subsidiary expressly joins in this Agreement as a “Borrower” and becomes jointly and severally liable for the Obligations hereunder or Sand Tiger’s Obligations, if the Restricted Subsidiary is a Subsidiary of Sand Tiger, under the Notes, and under any other agreement among any Borrower, Agent or Lenders or (B) becomes a “Guarantor” by executing a Guaranty, or (ii) if such Restricted Subsidiary is a first-tier Foreign Subsidiary, its Equity Interests are pledged to Agent to the extent set forth in the definition of “Subsidiary Stock” and, in the case of clauses (i) and (ii) Agent shall have received all documents, including, without limitation, legal opinions and appraisals, it may reasonably require in connection therewith.

(b) Enter into any partnership, joint venture or similar arrangement, other than any Permitted Joint Venture Investment or any such arrangement, which in each case, is (i) on terms and conditions satisfactory to Agent in its Permitted Discretion or (ii) an investment permitted under Section 7.4.

7.13. Fiscal Year and Accounting Changes. Change its fiscal year from December 31 or make any significant change (i) in financial accounting treatment and reporting except as required by GAAP or (ii) in Tax accounting method except as required by Applicable Law.

7.14. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever.

7.15. Amendment of Certain Documents. Amend, modify or waive any term or provision of its Organizational Documents, the Transaction Documents, the Midwest Frac Agreement, the Contribution Agreements or any Material Contract in a manner material and adverse to Agent, unless (a) required by Applicable Law or consented to by Agent and (b) a copy of such amendment, modification or waiver has been provided to Agent (for the avoidance of doubt, any amendment, modification or other change in the Partnership Agreement relating to dividends or distributions payable thereunder is hereby deemed material); provided, however, a Credit Party may amend its Organizational Documents to change its legal name so long as Agent has received (x) 10 Business Days prior written notice thereof and (y) upon the effectiveness of such amendment, a copy of such amendment as filed with the applicable officer of the jurisdiction of formation of such Credit Party and any other documents or instruments requested by Agent to maintain the perfection of Agent’s Liens on the Collateral.

7.16. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d) for which there could reasonably be material liability, which may be updated from time to time with the consent of the Agent, which consent shall not be unreasonably withheld, (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code, (iii) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Credit Party or any member of the Controlled Group or the imposition of a lien on the property of any Credit Party or any member of the Controlled Group pursuant to Section 4068 of ERISA, (iv) incur, or permit any member of the Controlled Group to incur, any material withdrawal liability to any Multiemployer Plan; (v) fail promptly to notify Agent of the occurrence of any Termination Event, (vi) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan and such failure to comply could reasonable result in material liability to any Credit Party or any members of the Controlled Group, (vii) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan, or (viii) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct. No Borrower shall (i) permit its unfunded pension fund obligations and liabilities under any Canadian Pension Plan to remain unfunded other than in accordance with Applicable Law; or (ii) maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

For each existing, or hereafter adopted, Canadian Benefit Plan, each Borrower shall in a timely fashion comply with and perform in all material respects all of its obligations under and in respect of such Canadian Benefit Plan and all applicable laws (including any fiduciary, funding, investment and administration obligations). All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Benefit Plan shall be paid or remitted by each Borrower in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

7.17. Prepayment of Indebtedness. If a Trigger Event has occurred, at any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Borrower.

7.18. Management Fees. Except for amounts paid pursuant to the Management Agreement or the Partnership Agreement which are otherwise permitted under this Agreement, pay, or permit any of its respective Subsidiaries to pay, any management, consulting, service or other such fees to any Affiliates of any Credit Party; provided, however, that Mammoth may pay management fees as provided in the Management Agreement as of the Closing Date in an amount not to exceed $500,000 for any calendar year plus any such fees that are outstanding since the Closing Date; provided, that at the time of and after giving pro forma effect to the making of such payments, (i) no Default or Event of Default then exists or will result therefrom; (ii) Borrowers have sufficient excess cash flow to make such payments (and such payments are not funded with the proceeds of an Advance); and (iii) after giving effect to the payment of such dividend or distributions contemplated by the declaration, pro forma Excess Availability would be no less than 17.5% of the Maximum Available Credit. Notwithstanding the foregoing, no management fees shall be paid, pursuant to the Management Agreement prior to the consummation of the Qualified IPO.

7.19. Bank Accounts. Establish or otherwise acquire any deposit accounts or securities accounts, other than Excluded Deposit Accounts, without first providing to Agent an updated Schedule 5.30 and a Deposit Account Control Agreement with respect thereto in form and substance satisfactory to Agent in its Permitted Discretion.

VIII.	CONDITIONS PRECEDENT.

8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

(a) Note. Agent shall have received the Notes duly executed and delivered by an Authorized Officer of each Borrower or of Sand Tiger, as applicable;

(b) Other Documents. Agent shall have received each of the executed Other Documents, as applicable, that are required to be executed and delivered on the Closing Date;

(c) Contribution Agreements. Borrowers shall have consummated the transactions contemplated by the Contribution Agreements;

(d) [Reserved].

(e) Environmental Reports. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by any Borrower;

(f) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(f).

(g) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of each Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, and (ii) on such date no Default or Event of Default has occurred or is continuing;

(h) Borrowing Base. Agent shall have received evidence from Borrowers that the aggregate amount of Eligible Receivables, Eligible Equipment, Eligible Inventory, Eligible In-Transit Inventory and Eligible Unbilled Receivables is sufficient in value and amount to support Advances in the amount requested by Borrowers on the Closing Date;

(i) Minimum Availability. After giving effect to the initial Advances hereunder, the sum of Excess Availability plus Free Cash shall total at least $30,000,000;

(j) Blocked Accounts. Borrowers shall have opened the Depository Accounts with Agent or Agent shall have received duly executed agreements establishing the Blocked Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and Agent shall have entered into control agreements with the applicable financial institutions in form and substance satisfactory to Agent with respect to such Blocked Accounts;

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code or PPSA financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

(l) Lien Waiver Agreements. Agent shall have received Lien Waiver Agreements with respect to all locations or places at which Inventory, Equipment and books and records are located;

(m) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and Swing Loans and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers or Sand Tiger’s Obligations, as applicable, (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Borrower’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 10 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(n) Secretary’s Certificates, Authorizing Resolutions and Good Standings of Guarantors. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Guarantor in form and substance satisfactory to Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of each Guarantor authorizing (x) the execution, delivery and performance of such Guarantor’s Guaranty and each Other Document to which such Guarantor is a party and (y) the granting by such Guarantor of the security interests in and liens upon the Collateral to secure its obligations under its Guaranty (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Guarantor authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Guarantor as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Guarantor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Guarantor’s business activities or the ownership of its properties necessitates qualification, as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than 10 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;

(o) Legal Opinion. Agent shall have received the executed legal opinion of Akin, Gump, Strauss, Hauer & Feld, LLP and Borrower’s Canadian counsel in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Notes, the Other Documents, and related agreements as Agent may reasonably require and each Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

(p) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing, or to the knowledge of the Credit Parties, threatened against any Credit Party or against the officers or directors of any Credit Party (A) in connection with this Agreement, the Other Documents or any of the Transactions which is in excess of $2,000,000 in the aggregate or (B) which would reasonably be expected to have, in the reasonable opinion of Agent, a Material Adverse Effect, result in an Event of Default, result in material liability to such Credit Party or materially and adversely affect such Credit Party’s ability to conduct its business as currently conducted; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to the Credit Parties as a whole or the conduct of their business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(q) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Agent, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interest and equipment of each Borrower and all books and records in connection therewith which will be identified by Borrowers to be included in the calculation of the Formula Amount;

(r) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including pursuant to Article III hereof and the Fee Letter;

(s) Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements which shall be satisfactory in all respects to Agent;

(t) Insurance. Agent shall have received in form and substance satisfactory to Agent, (i) evidence that adequate insurance, including without limitation, casualty and liability insurance, required to be maintained under this Agreement is in full force and effect, (ii) insurance certificates issued by Borrowers’ insurance broker containing such information regarding Borrowers’ casualty and liability insurance policies as Agent shall request and naming Agent as an additional insured, lenders loss payee and/or mortgagee, as applicable, and (iii) loss payable endorsements issued by Borrowers’ insurer naming Agent as lenders loss payee and mortgagee, as applicable;

(u) Flood Insurance. Evidence that adequate flood insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to Agent and its counsel naming Agent as additional insured, mortgagee and lender loss payee, as applicable, and evidence that Borrowers have taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any Real Property that will be subject to a Mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral;

(v) Prior Indebtedness. A payoff letter from the existing lenders set forth on Schedule 8.1(v), in form and substance satisfactory to Agent, together with such Uniform Commercial Code and other applicable termination statements, releases of mortgage Liens and other instruments, documents and/or agreements necessary or appropriate to terminate any Liens in favor of the existing lenders set forth on Schedule 8.1(v) securing the prior indebtedness which is to be indefeasibly paid in full on or prior to the Closing Date, as Agent may request, duly executed and in recordable form, if applicable, and otherwise in form and substance satisfactory to Agent;

(w) Payment Instructions. Agent shall have received written instructions from Borrowing Agent directing the application of proceeds of the initial Advances made pursuant to this Agreement;

(x) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

(y) No Adverse Material Change. (i) Since December 31, 2013, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

(z) Contract Review. Agent shall have received and reviewed all Material Contracts of Borrowers and such contracts and agreements shall be satisfactory in all respects to Agent;

(aa) Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with Applicable Laws, including those with respect to the Federal Occupational Safety and Health Act, Environmental Laws, ERISA, Canadian Pension Plans and the Anti-Terrorism Laws including Canadian “AML Legislation”; and

(bb) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a) Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (without duplication of any materiality or Material Adverse Effect qualifiers) on and as of such date as if made on and as of such date (except to the extent any such representation or warranty expressly relates only to any earlier and/or specified date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

(c) Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.

Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this Section shall have been satisfied.

IX.	INFORMATION AS TO BORROWERS.

Each Credit Party shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations (other than continuing future indemnities or other contingent obligations for which no claim has then been made) and the termination of this Agreement:

9.1. Disclosure of Material Matters. Promptly, following an Authorized Officer of any Borrower obtaining knowledge, report to Agent all matters could reasonably be expected to result in a Material Adverse Effect.

9.2. Schedules. Deliver to Agent on or before the twentieth (20th) day of each month as and for the prior month (a) accounts receivable ageings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger and all Priority Payables, (c) Inventory reports, (d) progress billings, (e) utilization reports, (f) Equipment reports; and (g) a Borrowing Base Certificate for the U.S. Borrowers and for Sand Tiger in form and substance reasonably satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided, however, that during any Trigger Period, Borrower shall deliver all Borrowing Base Certificates in form and substance reasonable satisfactory to Agent weekly (which shall be calculated as of the last day of the prior week and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, if requested by Agent, each Borrower will deliver to Agent at such intervals as Agent may reasonably require: (i) confirmatory assignment schedules; (ii) copies of Customer’s invoices; (iii) evidence of shipment or delivery; and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. After the occurrence and during the continuance of an Event of Default, Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form reasonably satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.

9.3. Environmental Reports.

(a) Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrowing Agent stating, to the best of his knowledge, that each Borrower is in compliance in all material respects with all applicable Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.

(b) In the event any Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substance at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any written notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

(c) Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Borrower to manage Hazardous Substances and shall continue to forward copies of correspondence between any Borrower and the Governmental Body regarding such claims to Agent until the claim is resolved. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.

9.4. Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case affects the Collateral in any material and adverse respect or which could reasonably be expected to have a Material Adverse Effect.

9.5. Material Occurrences. Immediately notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower which might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.

9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between any Borrower and the United States or Canada, any state, or province or any department, agency or instrumentality of any of them.

9.7. Annual Financial Statements. Furnish Agent within one hundred twenty (120) days after the end of each fiscal year of Borrowers, financial statements of Borrowers on a consolidating and consolidated basis including, but not limited to, statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and, with respect to such consolidated financial statements, reported upon without qualification as to the scope of the audit by an independent certified public accounting firm selected by Borrowers and reasonably satisfactory to Agent; provided that Grant Thornton LLP is deemed reasonably satisfactory to Agent (the “Accountants”). In addition, the reports shall be accompanied by a Compliance Certificate.

9.8. Quarterly Compliance. Furnish Agent within forty-five (45) days after the end of each fiscal quarter, a Compliance Certificate, including all calculations of the financial covenants set forth in Section 6.5.

9.9. Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of such Borrowers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year-end adjustments that individually and in the aggregate are not material to Borrowers’ business operations and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.10. Other Reports. At Agent’s request, furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as each Borrower shall send to its members or general partner.

9.11. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least ten (10) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business, and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.

9.12. Projected Operating Budget. Furnish Agent and Lenders, no later than thirty (30) days following the beginning of each Borrower’s fiscal years commencing with fiscal year 2015, a month by month projected operating budget and cash flow of Borrowers on a consolidated and consolidating basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared that could reasonably be expected to result in a Material Adverse Effect.

9.13. Variances From Operating Budget. At Agent’s request, furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.9, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

9.14. Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (i) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (iii) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.

9.15. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) any Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (ix) any Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA. Promptly after any Borrower or any Subsidiary or any Affiliate knows or has reason to know of the occurrence of (i) any violation or asserted violation of any Applicable Law (including any applicable provincial pension benefits legislation) in any material respect with respect to any Canadian Pension Plan or; (ii) any Canadian Pension Termination Event, the applicable Canadian Borrower will deliver to the Agent a certificate of a senior officer of the applicable Canadian Borrower setting forth details as to such occurrence and the action, if any, that such Canadian Borrower, such Subsidiary or Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by such Canadian Borrower, such Subsidiary, such Affiliate, FSCO, a Canadian Pension Plan participant (other than notices relating to an individual participant’s benefits) or the Canadian Pension Plan administrator with respect thereto.

9.16. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

9.17. Updates to Certain Schedules. Deliver to Agent promptly as shall be required to maintain the related representations and warranties as true and correct in all material respects, updates to Schedules 4.4 (Locations of equipment and Inventory), 5.9 (Intellectual Property, Source Code Escrow Agreements), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights); provided, that absent the occurrence and continuance of any Event of Default, Borrowers shall only be required to provide such updates on a monthly basis in connection with delivery of a Compliance Certificate with respect to the applicable month. Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement.

9.18. [Reserved].

9.19. Appraisals and Field Examinations. Permit Agent or Agent’s representatives to (i) perform the appraisals on Collateral which will be identified by Borrowers to be included in the calculation of the Formula Amount, described in Section 4.7 hereof at Borrowers’ cost and expense as Agent deems appropriate in Agent’s sole discretion, in no event more frequently than twice in any fiscal year (and once for machinery and equipment appraisals); provided, however, if a Default or Event of Default exists, Agent may conduct such additional appraisals (whether as to Real Property, Inventory or Equipment) as Agent may determine, at any time, which, if an Event of Default shall then exist, shall be at the cost and expense of the Borrowers, and (ii) conduct field examinations at Borrowers’ cost and expense as Agent deems appropriate in Agent’s sole discretion; provided, however, so long as no Default or Event of Default exists, no more than two (2) such field exams shall be at Borrowers’ expense during any fiscal year.

9.20. Notice of Leases. Furnish Agent, within 5 Business Days of the effectiveness thereof, copies of (a) any new Capital Lease pursuant to which payments of more than $5,000,000 in the aggregate over its term are payable by any Credit Party and (b) any new lease for real property upon which any Inventory is to be located or any material books and records of a Borrower are to be located.

X.	EVENTS OF DEFAULT.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1. Nonpayment. Failure by any Borrower to pay (a) when due, any principal or premium, if any, on the Obligations (including without limitation pursuant to Section 2.9 but expressly excluding Cash Management Liabilities or Hedge Liabilities), (b) within three (3) days of when due, any interest on the Obligations or (c) within twenty (20) days of when due, any other fee, charge, amount or liability (other than Cash Management Liabilities or Hedge Liabilities) provided for herein or in any Other Document, in each case whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment.

10.2. Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;

10.3. Financial Information. Failure by any Borrower to (i) furnish financial information when due or within five (5) days after requested, or (ii) permit the inspection of its books or records or access to its premises for audits and appraisals in accordance with the terms hereof;

10.4. Judicial Actions. Issuance of any Lien, levy, assessment, injunction or attachment against any Borrower’s Equipment, Inventory or Receivables with a value in excess of $5,000,000 or against a material portion of any Borrower’s other property that is not a Permitted Encumbrance which is not stayed or lifted within sixty (60) days;

10.5. Noncompliance. Except as otherwise provided for in Sections 10.1, 10.3, 10.10 or 10.14: (i) except as set forth in Section 10.5(iii) below, failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, covenant contained in Article IV, Article VI, Article VII, Section 9.1 or Section 9.5(a) of this Agreement, (ii) failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, covenant contained in any Other Document (other than this Agreement) which is not cured within twenty (20) days from the earlier of (A) receipt by Borrowing Agent of written notice from Agent or the Required Lenders of such failure or neglect and (B) the time at which an Authorized Officer had actual knowledge of such failure or neglect, or (iii) failure or neglect of (A) any Credit Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.5, 4.6, 4.7, 6.3, 6.4, 6.11, or 7.12 hereof or (B) any other term, provision, condition or covenant of this Agreement to the extent not addressed in clause (i) hereof, in each case, which is not cured within twenty (20) days from the earlier of (X) receipt by Borrowing Agent of written notice from Agent or the Lenders of such failure or neglect and (Y) the time at which an Authorized Officer had knowledge of such failure or neglect;

10.6. Judgments. Any judgment or judgments are rendered against any Credit Party for an aggregate amount in excess of $5,000,000, in each case to the extent not fully covered by a third party insurer and (i) enforcement proceedings shall have been commenced by a creditor upon such judgment, (ii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any such judgment results in the creation of a Lien upon any of the Collateral (other than a Permitted Encumbrance);

10.7. Bankruptcy. Any Credit Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator, monitor, receiver and manager or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state, provincial or federal bankruptcy or insolvency/arrangement laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

10.8. Inability to Pay. Any Credit Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

10.9. Material Adverse Effect. The occurrence of any event or development which has a Material Adverse Effect;

10.10. Cash Management Liabilities and Hedge Liabilities. Any default or event of default under any documents or agreements governing Cash Management Products and Services or Lender-Provided Hedges which results in monetary liability to any Credit Party (or Credit parties) in excess of $5,000,000 in the aggregate;

10.11. Lien Priority. Any Lien on assets in excess of $5,000,000 created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected first priority Lien (subject to only to Permitted Encumbrances);

10.12. [Reserved].

10.13. Cross Default. Any “event of default” under any Indebtedness (other than the Obligations) of any Credit Party with a then-outstanding principal balance or, in the case of any Hedge Termination Value (or, in the case of any other Indebtedness not so denominated, with a then-outstanding total obligation amount) of $5,000,000 or more, or any other event or circumstance which would permit the holder of any such Indebtedness to accelerate such Indebtedness (and/or the obligations of any Credit party thereunder) prior to the scheduled maturity or termination thereof, shall occur (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness);

10.14. Breach of Guaranty or Pledge Agreement. Termination of any Guaranty, Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor attempts to terminate, challenges in writing the validity of, or its liability under, any such Guaranty, Security Agreement Pledge Agreement or similar agreement or if any breach of the terms of any such agreement occurs which is not remedied within twenty (20) days after the occurrence thereof;

10.15. Change of Control. Any Change of Control shall occur;

10.16. Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Credit Party and any Credit Party shall so claim in writing to Agent or any Lender;

10.17. Licenses. Any Governmental Body shall revoke, terminate, suspend or adversely modify any material license, permit, patent, trademark or tradename of any Credit Party or Restricted Subsidiary that is material to a Borrower’s business and such revocation, termination, suspension or modification would reasonably be expected to have a Material Adverse Effect;

10.18. Seizures. Any portion of the Collateral (excluding books and records of any Borrower) with a value in excess of $5,000,000 or any books and records of any Borrower shall be seized or taken by a Governmental Body (other than any condemnation);

10.19. Operations. The operations of 50% or more of the Borrowers’ operating facilities are interrupted (other than in connection with any regularly scheduled shutdown for employee vacations and/or maintenance in the ordinary course of business) at any time for more than thirty (30) consecutive days, unless the applicable Borrowers shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days;

10.20. Pension Plans. A Canadian Pension Termination Event or breach of any covenant herein with respect to any Canadian Pension Plan or any event or condition specified in Section 7.16 or Section 9.16 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur liability (including liability of any Borrower in its capacity as a member of a Controlled Group) to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect or result in material liability to any Credit Party; or

10.21. Reportable Compliance Event. The occurrence of any Reportable Compliance Event, or any Credit Party’s failure to immediately report a Reportable Compliance Event in accordance with Section 16.18 hereof.

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

11.1. Rights and Remedies.

(a) Upon the occurrence and continuance of: (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter, at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) a filing of a petition against any Borrower in any involuntary case under any state or federal bankruptcy laws, all Obligations shall be immediately due and payable and the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over such Borrower. Upon the occurrence and during the continuation of any Event of Default, subject to Applicable Law, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code, PPSA and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) trademarks, trade styles, trade names, trade name applications, domain names, domain name applications, patents, patent applications, copyrights, service marks, licenses, franchises and other proprietary rights which are used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof unless required otherwise by Applicable Law. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.

(b) To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).

(c) Upon the occurrence of an Event of Default which is continuing, Agent may seek the appointment of a receiver, receiver-manager, monitor or keeper (a “Receiver”) under the laws of Canada or any Province thereof including to take possession of all or any portion of the Collateral of Credit Parties or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed agent of Credit Parties and not Agent and the Lenders, and Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the Credit Parties, to preserve Collateral of the Credit Parties or its value, to carry on or concur in carrying on all or any part of the business of the Credit Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of the Credit Parties. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Credit Parties, enter upon, use and occupy all premises owned or occupied by the Credit Parties wherein Collateral of the Credit Parties may be situated, maintain Collateral of the Credit Parties upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Credit Parties directly in carrying on the Credit Parties’ business or as security for loans or advances to enable the Receiver to carry on the Credit Parties’ business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Agent. Every such Receiver may, in the discretion of Agent, be vested with all or any of the rights and powers of Agent and the Lenders. Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.

11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers or each other.

11.3. Setoff.

(a) Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence and during the continuance of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s or Sand Tiger’s (as applicable) property held by Agent and such Lender or any of their Affiliates to reduce the Obligations or Sand Tiger’s Obligations, in the case of Sand Tiger, and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender.

(b) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of any of the Advances made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Advances, greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent in writing of such fact, and (b) purchase (for cash at face value) a pro rata portion of the outstanding Advances (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender shall hold its pro rata share of the outstanding Advances (and participation interests) after giving effect to such purchase.

(c) Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;

SECOND, to payment of any fees owed to Agent;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;

FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;

FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;

SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);

SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) (including the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).

EIGHTH, to all other Obligations arising under this Agreement (other than Cash Management Liabilities and Hedge Liabilities) which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;

NINTH, to any Cash Management Liabilities and Hedge Liabilities which shall have become due and payable or otherwise and not repaid pursuant to Clauses “FIRST” through “EIGHTH” above; and

TENTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “NINTH”; and

ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “TENTH” above; and, with respect to clause “NINTH” above, an amount equal to its pro rata share (based on the proportion that the then outstanding Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Cash Management Liabilities and Hedge Liabilities; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap

Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and (iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, “NINTH”, and “TENTH” above in the manner provided in this Section 11.5. Notwithstanding the foregoing, the assets of Sand Tiger shall only be applied to pay down Sand Tiger’s Obligations.

XII.	WAIVERS AND JUDICIAL PROCEEDINGS.

12.1. Waiver of Notice. To the fullest extent permitted by Applicable Law, each Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII.	EFFECTIVE DATE AND TERMINATION.

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until

November 25, 2019 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon five (5) Business Days prior written notice to Agent upon payment in full of the Obligations (other than contingent indemnity claims not yet asserted or threatened). Each notice delivered by the Borrowing Agent under this Section 13.1 may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied. In the event that the Maximum Revolving Advance Amount (whether voluntarily or involuntarily) is permanently reduced or terminated on or prior to the date immediately preceding the first anniversary of the Closing Date, Borrowers (other than Sand Tiger) shall concurrently pay to the Agent, for the benefit of Lenders on a pro rata basis, a termination or reduction fee in an amount equal to one percent (1%) of the amount that the Maximum Revolving Advance Amount is so reduced or terminated below $170,000,000.

13.2. Termination. The termination of the Agreement shall not affect Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created and Obligations have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Accounts may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights which it may have under the Uniform Commercial Code or PPSA to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are indefeasibly paid and performed in full.

XIV.	REGARDING AGENT.

14.1. Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder or under any Other Document. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.

Without limiting the foregoing, the Agent shall not be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any Other Document, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under and in accordance with the provisions of Section 14.7 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action. The Agent shall be fully justified in requesting direction from the Required Lenders in the event this Agreement or any Other Document is silent or vague with respect to Agent’s duties, rights or obligations. The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision. In no instance shall the Agent have any liability for special, consequential or indirect damages or penalties (including lost profits) even if it has been advised of the likelihood of the same. Without prejudice to the generality of the foregoing, the Agent shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Agent’s reasonable control, including nationalization, expropriation, currency restrictions, the interruption, disruption or suspension of the normal procedures and practices of any securities market, power, mechanical, communications or other technological failures or interruptions, computer viruses or the like, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts.

14.3. Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Credit Party in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Credit Party. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Credit Party pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or value of this Agreement or any Other Document or any other instrument or document furnished pursuant hereto or thereto, or of the financial condition of any Credit Party, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of any Borrower, or the existence of any Event of Default or any Default.

14.4. Resignation of Agent; Successor Agent. Agent may resign on sixty (60) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowers (provided that no such approval by Borrowers shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including the Pledge Agreement and all account control agreements), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).

14.5. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.

14.6. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the acts, omissions, negligence or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care. In determining compliance with any condition hereunder, the Agent shall be entitled to receive, and shall not incur any liability for relying upon, a certificate of an Authorized Officer or an opinion of counsel or both certifying as to compliance with such condition. The Agent may consult with legal counsel (who may be counsel for the Credit Parties or any Lender), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.7. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

14.8. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Commitment Amount constitutes of the total aggregate Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

14.9. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

14.10. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.

14.11. Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

14.12. No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such Anti-Terrorism Laws.

14.13. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such

Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV.	BORROWING AGENCY.

15.1. Borrowing Agency Provisions.

(a) Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.

(b) The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment), and except that, Sand Tiger shall only be liable for the Sand Tiger Obligations.

(c) All Obligations shall be joint and several (provided, Sand Tiger shall only be liable for the Sand Tiger Obligations), and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.

15.2. Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against any other Borrower or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’ property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations (other than contingent indemnification obligations in respect of which no assertion of liability has been made).

15.3. Common Enterprise. The successful operation and condition of each of the Borrowers (other than Sand Tiger) is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from successful operations of Holdings and each of the other Borrowers. Each Borrower expects to derive benefit (and the boards of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.

XVI.	MISCELLANEOUS.

16.1. Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, but with respect to Sand Tiger only, the Agent and Lenders shall not be precluded from initiating any proceeding against it in the courts of the Province of Alberta, Canada in their sole discretion. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York (or, with respect to Sand Tiger) the Province of Alberta.

16.2. Entire Understanding.

(a) THIS AGREEMENT AND THE DOCUMENTS EXECUTED CONCURRENTLY HEREWITH CONTAIN THE ENTIRE UNDERSTANDING BETWEEN EACH BORROWER, AGENT AND EACH LENDER AND SUPERSEDES ALL PRIOR AGREEMENTS AND UNDERSTANDINGS, IF ANY, RELATING TO THE SUBJECT MATTER HEREOF. ANY PROMISES, REPRESENTATIONS, WARRANTIES OR GUARANTEES NOT HEREIN CONTAINED AND HEREINAFTER MADE SHALL HAVE NO FORCE AND EFFECT UNLESS IN WRITING, SIGNED BY EACH BORROWER’S, AGENT’S AND EACH LENDER’S RESPECTIVE OFFICERS. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail). Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents (other than with respect to Cash Management Products and Services and Lender-Provided Hedges, other similar agreements or the Fee Letter, which shall require only the consent of the parties thereto) executed by the applicable Credit Parties, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:

(i) increase the Commitment Percentage, or the maximum dollar amount of the Commitment Amount of any Lender without the consent of such Lender directly affected thereby;

(ii) whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));

(iii) except in connection with any increase pursuant to Section 2.24 hereof, increase the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;

(iv) alter the definition of the term Required Lenders or Supermajority Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;

(v) alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders directly affected thereby;

(vi) release (x) any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $5,000,000 without the consent of Supermajority Lenders or (y) all or substantially all Collateral without the consent of all Lenders;

(vii) change the rights and duties of Agent without the consent of Supermajority Lenders;

(viii) subject to clauses (e) and (f) below, voluntarily permit any Revolving Advance (inclusive of amounts outstanding pursuant to clause (f) below) to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days or exceed the lesser of (x) one hundred and ten percent (110%) of the Formula Amount or (y) the Maximum Revolving Advance Amount, in each case, without the consent of each Lender directly affected thereby;

(ix) increase the Advance Rates above the Advance Rates in effect on the Closing Date without the consent of Supermajority Lenders;

(x) modify the definitions of Eligible Receivables, Eligible Equipment, Eligible Inventory, Eligible In-Transit Inventory, Eligible Unbilled Receivables, Eligible Equipment Sublimit, Letter of Credit Sublimit or the Maximum Swing Loan Advance Amount in effect on the Closing Date without the consent of Supermajority Lenders;

(xi) release any Guarantor or Borrower without the consent of all Lenders; or

(xii) increase the amount of proceeds of direct Revolving Advances that may be made available, and remain outstanding on any day, to Sand Tiger without the consent of each Lender directly affected thereby.

(c) Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

(d) In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

(e) Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (iii) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to thirty (30) consecutive Business Days (the “Out-of-Formula Loans”); provided, that, such outstanding Advances do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, Lenders holding the Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables”, “Eligible Equipment”, “Eligible Inventory”, “Eligible In-Transit Inventory” or “Eligible Unbilled Receivables”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving

Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

(f) In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in Section 16.2, the Agent is hereby authorized by Borrowers and the Lenders, at any time in the Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers, subject to Section 2.1(a), on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the Protective Advances made hereunder shall not exceed, in the aggregate, 10% of the Maximum Revolving Advance Amount; and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. The Lenders holding the Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefore upon demand of Agent in accordance with their respective Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.

16.3. Successors and Assigns; Participations; New Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of each Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and permitted assigns, except that Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

(b) Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances (other than Swing Loans) to other financial institutions (each such transferee or purchaser of a participating interest, a “Participant”). Each Participant may exercise all rights of payment (including rights of set-off to the extent permitted by Applicable Law) with respect to the portion of such Advances (other than Swing Loans) held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Participant shall have the benefits of Section 3.10 hereof to the extent it complies with the provisions thereof. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances. No Lenders shall transfer, grant or sell any participation under which the participant shall have the right to approve any amendment or waiver of this Agreement except to the extent such amendment or waiver would require the approval of all Lenders pursuant to Section 16.2(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under this Agreement and the Other Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement or any Other Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Lender, with the consent of Agent and so long as no Event of Default then exists, Borrowing Agent (other than with respect to any sale, assignment or transfer from any Lender to any Affiliate of such Lender or to any other Lender or any other Lender’s Affiliates), which shall not be unreasonably withheld, conditioned or delayed, may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances (other than Swing Loans) under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(d) Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

(e) Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.

(f) Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower; provided that the Transferee or prospective Transferee agrees to be bound by a non-disclosure agreement approved by Borrowers pursuant to which Borrowers are third party beneficiaries.

(g) Notwithstanding anything to the contrary in this Section 16.3: (i) no sale, transfer or assignment of all or any portion of any Lender’s rights and obligations under or relating to Loans under this Agreement shall be made to any Credit Party or any of their respective Affiliates.

16.4. Application of Payments. Subject to application of payments and proceeds in accordance with Section 11.5, Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations or Sand Tiger’s Obligations, as applicable. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

16.5. Indemnity. Each Credit Party shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party (provided, Sand Tiger shall only be liable for any indemnification obligations hereunder to the extent related to Sand Tiger’s Obligations or attributable to its assets) in, arising out of, or in any way relating to, or as a consequence, direct or indirect, of: (a) this Agreement, the Other Documents, the Advances and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Transactions, (c) any Credit Party’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (d) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (e) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Credit Party, any Affiliate or Subsidiary of any Credit Party, (f) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not brought by any Credit Party, any director, equity holder or creditor thereof, any Indemnified Party or any other Person and whether or not any Indemnified Party is a party thereto and (g) arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided in Section 15.1, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to Section 15.1; provided, however, notwithstanding anything in this Section 16.5, to the contrary, no Credit Party shall be required to indemnify any Indemnified Party for any Claim which, in each case is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from (x) such Indemnified Party’s own gross negligence or willful misconduct or that of its respective Affiliates or each of their respective officers, directors, employees, advisors and agents, (y) a claim brought by Borrower against an Indemnified Party for breach, in bad faith, of such Indemnified Party’s obligations to make Advances hereunder, or (z) any dispute solely among Indemnified Parties and not involving a Credit Party or any Subsidiary or Affiliate thereof and not arising out of or in connection with, in each case is found in a final non-appealable judgment by a court of competent jurisdiction, (i) the Agent’s or its Affiliates’ respective capacities in connection with this Agreement or in fulfilling their roles as Agent, arranger or bookrunner or (ii) any action or inaction of a Credit Party, any of its Subsidiaries or Affiliates. Without limiting the generality of any of the foregoing (but subject to clauses (x)-(z) above), each Credit Party shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (A) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (B) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. The Credit Parties’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Substances in reportable quantities at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances, in each such case except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing (but subject to clauses (x)-(z) above), this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Substances and Hazardous Waste, or other Toxic Substances. No Indemnified Person shall be liable for any damage arising from the use by others of information relating to the Credit Parties obtained through electronic, telecommunications or other information systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such Indemnified Person. This Section 16.5 shall not apply to Taxes. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNITY SHALL EXTEND TO ANY LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (INCLUDING FEES AND DISBURSEMENTS OF COUNSEL) ASSERTED AGAINST OR INCURRED BY ANY OF THE INDEMNIFIED PARTIES BY ANY PERSON UNDER ANY ENVIRONMENTAL LAWS OR SIMILAR LAWS BY REASON OF ANY BORROWER’S OR ANY OTHER PERSON’S FAILURE TO COMPLY WITH LAWS APPLICABLE TO SOLID OR HAZARDOUS WASTE MATERIALS, INCLUDING HAZARDOUS SUBSTANCES AND HAZARDOUS WASTE, OR OTHER TOXIC SUBSTANCES. ADDITIONALLY, IF ANY TAXES (EXCLUDING TAXES IMPOSED UPON OR MEASURED SOLELY BY THE NET INCOME OF AGENT AND LENDERS, BUT INCLUDING ANY INTANGIBLES TAXES, STAMP TAX, RECORDING TAX OR FRANCHISE TAX) SHALL BE PAYABLE BY AGENT, LENDERS OR BORROWERS ON ACCOUNT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT, OR THE EXECUTION, DELIVERY, ISSUANCE OR RECORDING OF ANY OF THE OTHER DOCUMENTS, OR THE CREATION OR REPAYMENT OF ANY OF THE OBLIGATIONS HEREUNDER, BY REASON OF ANY APPLICABLE LAW NOW OR HEREAFTER IN EFFECT, BORROWERS WILL PAY (OR WILL PROMPTLY REIMBURSE AGENT AND LENDERS FOR PAYMENT OF) ALL SUCH TAXES, INCLUDING INTEREST AND PENALTIES THEREON, AND WILL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST ALL LIABILITY IN CONNECTION THEREWITH.

16.6. Notice. Any notice or request hereunder to any Credit Party may be given to Borrowing Agent at its address set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names in this Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, four (4) days after such Notice is deposited with the United States or Canadian Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

(d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(e) In the case of electronic transmission, when actually received;

(f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and

(g) If given by any other means (including by overnight courier), when actually received.

Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.

(A)	If to Agent or PNC at:

PNC Bank, National Association

2100 Ross Avenue, Suite 1850

Dallas, Texas 75201

Attention:     Relationship Manager

Telephone:   (214) 871-1261

Facsimile:    (214) 871-2015

with a copy to:

PNC Bank, National Association

PNC Agency Services

PNC Firstside Center

500 First Avenue, 4th Floor

Pittsburgh, Pennsylvania 15219

Attention: Lisa Pierce

Telephone: (412) 762-6442

Facsimile: (412) 762-8672

with an additional copy to:

Holland & Knight LLP

200 Crescent Court

Suite 1600

Dallas, Texas 75201

Attention: Michelle W. Suarez

Telephone: (214) 964-9500

Facsimile: (214) 964-9501

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrowing Agent or any Borrower:

Mammoth Energy Partners LP

4727 Gaillardia Parkway, Suite 200

Oklahoma City, OK 73134

Attention: Mark Layton, CFO

Telephone: (405) 563-9961

Facsimile: (405) 242-4203

with a copy to:

Akin, Gump, Strauss, Hauer & Feld LLP

1700 Pacific Avenue, Suite 4100

Dallas, Texas 75201

Attention: Alan Laves

Telephone: (214) 969-2897

Facsimile: (214) 969-4343

16.7. Survival. The obligations of Borrowers under Sections 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5 , shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

16.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

16.9. Expenses. All documented out-of-pocket costs and expenses including attorneys’ fees (which in the case of clauses (b) and (e) shall be reasonable and which in each case below, includes including the costs and disbursements of one (1) lead counsel for Agent and Lenders and one (1) additional local counsel in each applicable jurisdiction) incurred by Agent on its behalf or on behalf of Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral or enforcement of this Agreement or any of the Other Documents, (b) in connection with the entering into, syndication, modification, amendment and administration of this Agreement or any of the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder or under any Other Document, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Credit Party or any other creditor of a Credit Party, (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and the Other Documents, may be charged to Borrowers’ Accounts or Sand Tiger’s Accounts, as applicable and shall be part of the Obligations or (f) without limiting the foregoing, in ensuring compliance with Article IV and Section 6.6.

16.10. Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

16.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Credit Party (or any Subsidiary of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

16.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

16.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

16.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

16.15. Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its agents, directors, officers, employees, examiners, Affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements.

16.16. Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

16.17. Certifications From Banks and Participants; USA PATRIOT Act.

(a) Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within ten (10) days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

(b) Each Lender that is subject to the PATRIOT Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by Agent or any Lender, provide all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act.

16.18. Anti-Terrorism Laws.

(a) Each Borrower represents and warrants that (i) no Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, (A) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (C) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(b) Each Borrower covenants and agrees that (i) no Covered Entity will become a Sanctioned Person, (ii) no Covered Entity, either in its own right or through any third party, will (A) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (B) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (C) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (D) use the Advances to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (iii) the funds used to repay the Obligations will not be derived from any unlawful activity, (iv) each Covered Entity shall comply with all Anti-Terrorism Laws and (v) the Borrowers shall promptly notify the Agent in writing upon the occurrence of a Reportable Compliance Event.

16.19. Concerning Joint and Several Liability of Borrowers.

(a) Each of Borrowers (other than Sand Tiger) is accepting joint and several liability hereunder in consideration of the financial accommodations to be provided by Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of each of Borrowers (other than Sand Tiger) to accept joint and several liability for the obligations of each of them; provided, however, Sand Tiger shall only be liable for the Sand Tiger Obligations.

(b) Each of Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor and primary obligor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of Borrowers without preferences or distinction among them; provided, however, Sand Tiger shall only be liable for the Sand Tiger Obligations.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation; provided, however, that Sand Tiger’s liability shall be limited to Sand Tiger’s Obligations.

(d) The obligations of each Borrower under the provisions of this Section 16.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advance made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement (except as otherwise provided herein), notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 16.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 16.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 16.19 shall not be discharged except by performance and then only to the extent of such performance or except as otherwise agreed in writing in accordance with Section 16.2. The Obligations of each Borrower under this Section 16.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f) The provisions of this Section 16.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 16.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 16.19 will forthwith be reinstated in effect, as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Other Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, without limitation, any federal or state bankruptcy laws).

(h) Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 16.19(h) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such Obligations. For purposes hereof, (i) “Excess Funding Borrower” shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the “Joint Obligations”), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) “Excess Payment” shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) “Pro Rata Share”, for the purposes of this Section 16.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair salable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 16.19(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date)

notwithstanding the payment obligations imposed on Borrowers in this Section, the failure of a Borrower to make any payment to an Excess Funding Borrower as required under this Section shall not constitute an Event of Default.

16.20. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any Other Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrowers and their Subsidiaries and Agent, any Issuer, any Swing Loan Lender or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the Other Documents, irrespective of whether Agent, any Issuer, any Swing Loan Lender or any Lender has advised or is advising the Borrowers or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Agent, the Issuers, the Swing Loan Lenders and the Lenders are arm’s-length commercial transactions between the Borrowers and their Affiliates, on the one hand, and the Agent, the Issuers, the Swing Loan Lenders and the Lenders, on the other hand, (iii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent that each has deemed appropriate and (iv) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the Other Documents; and (b) (i) the Agent, the Issuers, the Swing Loan Lenders and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of their Affiliates, or any other Person; (ii) none of the Agent, the Issuers, the Swing Loan Lenders and the Lenders has any obligation to the Borrowers or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the Other Documents; and (iii) the Agent, the Issuers, the Swing Loan Lenders and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and none of the Agent, the Issuers, the Swing Loan Lenders and the Lenders has any obligation to disclose any of such interests to the Borrowers or their Affiliates. To the fullest extent permitted by Law, each Borrower hereby waives and releases any claims that it may have against the Agent, the Issuers, the Swing Loan Lenders and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

16.21. Canadian Anti-Money Laundering Legislation. Each Borrower acknowledges that, pursuant to the Proceeds of Crime Money Laundering and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws, under the laws of Canada (collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders may be required to obtain, verify and record information regarding each Borrower, its respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Borrower, and the transactions contemplated hereby. Borrowing Agent shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or Agent, or any prospective assign or participant of a Lender or Agent, necessary in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

If Agent has ascertained the identity of any Borrower or any authorized signatories of any Borrower for the purposes of applicable AML Legislation, then the Agent:

(a) shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of applicable AML Legislation; and

(b) shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the provisions of this Section and except as may otherwise be agreed in writing, each Lender agrees that Agent has no obligation to ascertain the identity of the Borrowers or any authorized signatories of the Borrowers on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Borrowers or any such authorized signatory in doing so.

[Remainder of page intentionally left blank]

Each of the parties has signed this Agreement as of the day and year first above written.

MAMMOTH ENERGY PARTNERS LP

By: Mammoth Energy Partners GP, LLC, its general partner

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

REDBACK ENERGY SERVICES LLC
REDBACK COIL TUBING LLCPANTHER DRILLING SYSTEMS LLCBISON DRILLING AND FIELD SERVICES LLCMUSKIE PROPPANT LLCBISON TRUCKING LLCSTINGRAY LOGISTICS LLCSTINGRAY PRESSURE PUMPING LLC

By: Mammoth Energy Partners LP, its manager
By: Mammoth Energy Partners GP LLC, its general partner

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

BISON TRUCKING LLC
WHITE WING TUBULAR SERVICES LLC

By: Bison Drilling and Field Services LLC, its manager
By: Mammoth Energy Partners LP, its manager
By: Mammoth Energy Partners GP LLC, its general partner

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

GREAT WHITE SAND TIGER LODGING LTD.

By:	/s/ Arthur Amron
Name:	Arthur Amron
Title:	Vice President and Assistant Secretary

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent

By:	/s/ Jonathan Mentzer
Name:	Jonathan Mentzer
Title:	Vice President

2100 Ross Avenue, Suite 1850
Dallas, Texas 75201
Attention:	Relationship Manager
Telephone:	(214) 871-1261
Facsimile:	(214) 871-2015

Commitment Percentage: 44.117647059%
Commitment Amount: $75,000,000

BARCLAYS BANK PLC

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Vice President

745 7th Avenue
New York, New York 10019
Attn: Jake Lam
Telephone: (212) 526-2874
Facsimile: (212) 526-5115

Commitment Percentage: 8.823529412%
Commitment Amount $15,000,000

CAPITAL ONE BUSINESS CREDIT CORP

By:	/s/ Laurel L. Varney
Name:	Laurel L. Varney
Title:	Vice President – Portfolio Management Capital One Business Credit Corp.

600 N. Pearl Street, Suite 2500
Dallas, Texas 75201
Attn: VP/Portfolio Manager
Telephone: (214) 855-2648

Commitment Percentage: 14.705882353%
Commitment Amount: $25,000,000

CITIBANK, N.A.

By:	/s/ Alvaro De Velasco
Name:	Alvaro De Velasco
Title:	Vice President

388 Greenwich St., 33rd Floor
New York, New York 10013
Attn: Vice President
Telephone: (212) 816-6092
Facsimile: (646) 843-3965

Commitment Percentage: 8.823529412%
Commitment Amount: $15,000,000

CREDIT SUISSE AG, Cayman Islands Branch

By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Authorized Signatory

By:	/s/ Samuel Miller
Name:	Samuel Miller
Title:	Authorized Signatory

11 Madison Avenue
New York, New York 10010
Attn: Nupur Kumar
Telephone: (212) 538-4044
Facsimile: (212) 322-0418

Commitment Percentage: 8.823529412%
Commitment Amount: $15,000,000

UBS AG, Stamford Branch

By:	/s/ Lana Gifas
Name:	Lana Gifas
Title:	Director

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Associate Director

677 Washington Blvd.
Sanford, CT 06901
Attn: Loan Administration Team
Facsimile: (615) 332-6868

Commitment Percentage: 5.882352941%
Commitment Amount: $10,000,000

Bank SNB

By:	/s/ Chris Mostek
Name:	Chris Mostek
Title:	Sr. Vice President, Energy Lending

6301 Waterford Blvd., Suite 101
Oklahoma City, OK 73118
Attn: Chris Mostek
Telephone: (405) 427-4615
Facsimile: (405) 427-4024

Commitment Percentage: 8.823529412%
Commitment Amount: $15,000,000

Exhibit 1.2

BORROWING BASE CERTIFICATE

[See attached.]

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Consolidated	092014-01

Collateral Status		Sand Tiger AR	US Entities AR	Total AR	Sand Tiger Unbilled	Unbilled AR US Entities	Total Unbilled AR	Inventory
1. Beginning Collateral (Line 4 prior report)		—	—	—	—	—	—	—
2. a) Add: Gross Sales (New Billings)		—	—	—	—	—	—	—
2. a) Less: Credit Memos		—	—	—	—	—	—	—
2. b) Add: Debit Memos		—	—	—	—	—	—	—
3. a) Less: Cash Collections		—	—	—	—	—	—	—
3. b) Less: Discounts		—	—	—	—	—	—	—
3. c) Add: Non-A/R Cash		—	—	—	—	—	—	—
3. d) +/-: Other Adjustments		2,951,301.59	50,707,003.06	53,658,304.65	1,879,576.06	3,406,357.88	5,285,933.94	630,036.05

4. Total Collateral		2,951,301.59	50,707,003.06	53,658,304.65	1,879,576.06	3,406,357.88	5,285,933.94	630,036.05

5. Less Ineligible Collateral		(984,955.41)	(3,807,777.91)	(4,792,733.32)	(898,809.56)	(231,698.14)	(1,130,507.70)

6. Total Eligible Collateral		1,966,346.17	46,899,225.15	48,865,571.32	980,766.50	3,174,659.74	4,155,426.24	630,036.05

Loan Status		Sand Tiger AR	US Entities AR	Total AR	Sand Tiger Unbilled	Unbilled AR US Entities	Total Unbilled AR	Inventory
7. Advance Percentage or Credit Limit		85%	85%	85%	85%	85%	85%	0%
8. Collateral Value (Elg. Coll. X Adv %)		1,671,394.25	39,864,341.38	41,535,735.62	833,651.52	2,698,460.78	3,532,112.30	—
Sublimit		15,000,000.00	150,000,000.00	150,000,000.00	10,000,000.00	10,000,000.00	10,000,000.00	10,000,000.00
Available Collateral		1,671,394.25	39,864,341.38	41,535,735.62	833,651.52	2,698,460.78	3,532,112.30	—
9. Previous Loan Balance (Prior Line 13)				—			—	—
10. Less: A) Net Collections				—			—	—
B) Adjustments				—			—	—
C) Other				—			—	—
				—			—	—

11. Subtotal for Loan Balance				—			—	—

12. Additional	A) Request for Funds			—			—	—
Loan	B) Return Items			—			—	—
Increases	C) Other			—			—	—
13. New Loan Balance				—			—	—
14. Letters of Credit Outstanding				—			—	—
15. Rent Reserve		—	317,125.89	317,125.89
16. WEPPA Reserve		22,000.00	—	22,000.00
17. Collateral Available for Loan				41,535,735.62			3,532,112.30	—

Collateral Status		Sand Tiger Rental Fleet	US Entities Rental Fleet	Total Rental Fleet	Sand Tiger Total	US entities Total	Consolidated
1. Beginning Collateral (Line 4 prior report)		—	—	—	—	—	—
2. a) Add: Gross Sales (New Billings)		—	—	—	—	—	—
2. a) Less: Credit Memos		—	—	—	—	—	—
2. b) Add: Debit Memos		—	—	—	—	—	—
3. a) Less: Cash Collections		—	—	—	—	—	—
3. b) Less: Discounts		—	—	—	—	—	—
3. c) Add: Non-A/R Cash		—	—	—	—	—	—
3. d) +/-: Other Adjustments		14,783,000.00	235,924,000.00	250,707,000.00	19,613,877.64	290,667,396.99	310,281,274.63

4. Total Collateral		14,783,000.00	235,924,000.00	250,707,000.00	19,613,877.64	290,667,396.99	310,281,274.63

5. Less Ineligible Collateral		(495,072.21)	(7,900,927.79)	(8,396,000.00)	(2,378,837.18)	(11,940,403.84)	(14,319,241.02)

6. Total Eligible Collateral		14,287,927.79	228,023,072.21	242,311,000.00	17,235,040.46	278,726,993.15	295,962,033.61

Loan Status		Sand Tiger Rental Fleet	US Entities Rental Fleet	Total Rental Fleet	Sand Tiger Total	US entities Total	Consolidated
7. Advance Percentage or Credit Limit		80%	80%	80%
8. Collateral Value (Elg. Coll. X Adv %)		11,430,342.23	182,418,457.77	193,848,800.00	13,935,388.00	224,981,259.92	238,916,647.93
Sublimit		15,000,000.00	108,569,657.77	120,000,000.00	15,000,000.00	136,064,612.00	150,000,000.00
Available Collateral		11,430,342.23	108,569,657.77	120,000,000.00	13,935,388.00	136,064,612.00	150,000,000.00
9. Previous Loan Balance (Prior Line 13)				—			—
10. Less: A) Net Collections				—			—
B) Adjustments				—			—
C) Other				—			—
				—			—

11. Subtotal for Loan Balance				—			—

12. Additional	A) Request for Funds			—			—
Loan	B) Return Items			—			—
Increases	C) Other			—			—
13. New Loan Balance				—			—
14. Letters of Credit Outstanding				—			—
15. Rent Reserve					—	317,125.89	317,125.89
16. WEPPA Reserve					22,000.00	—	22,000.00
17. Collateral Available for Loan				120,000,000.00			149,660,874.11

To induce PNC Bank, National Association (“PNC Bank”) to grant advances or other financial accommodations to us pursuant to the terms of our Credit and Security Agreement dated as of                      with PNC Bank, as the same may be extended, amended, and/or restated from time to time (“Credit Agreement”), we hereby certify, represent and warrant the following to PNC Bank, all as of the date hereof: (1) the foregoing statements of our accounts receivable and/or inventory collateral described above are true and complete; (2) the total eligible collateral described in line 6 above represents only Eligible Accounts and Eligible Inventory, as those terms are defined in the Credit Agreement; (3) we are in compliance with all of the terms and provisions of the Credit Agreement; and (4) there exists no Default or Event of Default under the Credit Agreement.

For PNC Bank Use
DATE
	Checked By	Date	.
COMPANY NAME
	Approved By	Date	.
SIGNED BY - NAME

SIGNATURE

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy LP - Bison Drilling	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		11,187,525.63	1,421,576.51		109,971,000.00	122,580,102.14

4. Total Collateral		11,187,525.63	1,421,576.51	—	109,971,000.00	122,580,102.14

5. Less Ineligible Collateral		(455,802.53)	(45,456.00)	—	(3,682,850.96)	(4,184,109.49)

6. Total Eligible Collateral		10,731,723.10	1,376,120.51	—	106,288,149.04	118,395,992.65

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		9,121,964.64	1,169,702.43		85,030,519.23
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		9,121,964.64	1,169,702.43	10,000,000.00	85,030,519.23	150,000,000.00
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve						35,400.00
16. Collateral Available for Loan		9,121,964.64	1,169,702.43	10,000,000.00	85,030,519.23	105,322,186.30

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Bison Trucking	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		2,068,373.29	748,956.00		6,560,000.00	9,377,329.29

4. Total Collateral		2,068,373.29	748,956.00	—	6,560,000.00	9,377,329.29

5. Less Ineligible Collateral		(924,557.39)	(117,113.00)	—	(219,689.76)	(1,261,360.15)

6. Total Eligible Collateral		1,143,815.90	631,843.00	—	6,340,310.24	8,115,969.14

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		972,243.52	537,066.55	—	5,072,248.19	6,581,558.26
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		972,243.52	537,066.55	—	5,072,248.19	6,581,558.26
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve
16. Collateral Available for Loan		972,243.52	537,066.55	—	5,072,248.19	6,581,558.26

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - White Wing	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		50,298.58				50,298.58

4. Total Collateral		50,298.58	—	—	—	50,298.58

5. Less Ineligible Collateral		(18,399.90)	—	—		(18,399.90)

6. Total Eligible Collateral		31,898.68	—	—	—	31,898.68

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		27,113.88	—	—	—	27,113.88
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		27,113.88	—	—	—	27,113.88
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve
16. Collateral Available for Loan		27,113.88	—	—	—	27,113.88

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Stringray Pressure Pumping	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		16,046,047.97			70,485,000.00	86,531,047.97

4. Total Collateral		16,046,047.97	—	—	70,485,000.00	86,531,047.97

5. Less Ineligible Collateral		(36,144.00)	—	—	(2,360,492.77)	(2,396,636.77)

6. Total Eligible Collateral		16,009,903.97	—	—	68,124,507.23	84,134,411.20

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		13,608,418.37	—	—	54,499,605.79	68,108,024.16
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		13,608,418.37	—	—	54,499,605.79	68,108,024.16
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve						64,801.89
16. Collateral Available for Loan		13,608,418.37	—	—	54,499,605.79	68,108,024.16

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Stringray Logistics	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		1,401,174.55				1,401,174.55

4. Total Collateral		1,401,174.55	—	—	—	1,401,174.55

5. Less Ineligible Collateral		(1,401,174.55)	—	—	—	(1,401,174.55)

6. Total Eligible Collateral		—	—	—	—	—

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		—	—	—	—	—
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		—	—	—	—	—
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve
16. Collateral Available for Loan		—	—	—	—	—

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Muskie	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		3,500,225.63		630,036.05	3,366,000.00	7,496,261.68

4. Total Collateral		3,500,225.63	—	630,036.05	3,366,000.00	7,496,261.68

5. Less Ineligible Collateral		(3,717.28)	—	—	(112,724.96)	(116,442.24)

6. Total Eligible Collateral		3,496,508.35	—	630,036.05	3,253,275.04	7,379,819.44

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	0%	80%
8. Collateral Value (Elg. Coll. X Adv %)		2,972,032.10	—	—	2,602,620.03	5,574,652.13
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		2,972,032.10	—	—	2,602,620.03	5,574,652.13
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve						29,349.00
16. Collateral Available for Loan		2,972,032.10	—	—	2,602,620.03	5,574,652.13

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Redback Coil Tubing	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		3,727,454.79			22,366,000.00	26,093,454.79

4. Total Collateral		3,727,454.79	—	—	22,366,000.00	26,093,454.79

5. Less Ineligible Collateral		(375,251.82)	—	—	(749,021.51)	(1,124,273.33)

6. Total Eligible Collateral		3,352,202.97	—	—	21,616,978.49	24,969,181.46

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		2,849,372.52	—	—	17,293,582.79	20,142,955.32
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		2,849,372.52	—	—	17,293,582.79	20,142,955.32
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve						67,050.00
16. Collateral Available for Loan		2,849,372.52	—	—	17,293,582.79	20,142,955.32

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Redback Energy Services	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		6,160,495.93	477,136.88		10,510,000.00	17,147,632.81

4. Total Collateral		6,160,495.93	477,136.88	—	10,510,000.00	17,147,632.81

5. Less Ineligible Collateral		(198,541.25)	(48,298.00)	—	(351,972.46)	(598,811.71)

6. Total Eligible Collateral		5,961,954.68	428,838.88	—	10,158,027.54	16,548,821.10

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		5,067,661.48	364,513.05	—	8,126,422.03	13,558,596.56
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		5,067,661.48	364,513.05	—	8,126,422.03	13,558,596.56
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve						78,600.00
16. Collateral Available for Loan		5,067,661.48	364,513.05	—	8,126,422.03	13,558,596.56

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Redback Energy Services Pump Down	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		784,897.45			5,934,000.00	6,718,897.45

4. Total Collateral		784,897.45	—	—	5,934,000.00	6,718,897.45

5. Less Ineligible Collateral		(5,799.00)	—	—	(198,725.46)	(204,524.46)

6. Total Eligible Collateral		779,098.45	—	—	5,735,274.54	6,514,372.99

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		662,233.68	—	—	4,588,219.63	5,250,453.31
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		662,233.68	—	—	4,588,219.63	5,250,453.31
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve
16. Collateral Available for Loan		662,233.68	—	—	4,588,219.63	5,250,453.31

Borrowing Base Certificate	PNCBANK

Report No.
Mammoth Energy Partners LP - Panther Drilling	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)				—		—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos		—				—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		5,780,509.24	758,688.49		6,732,000.00	13,271,197.73

4. Total Collateral		5,780,509.24	758,688.49	—	6,732,000.00	13,271,197.73

5. Less Ineligible Collateral		(388,390.19)	(20,831.14)	—	(225,449.92)	(634,671.25)

6. Total Eligible Collateral		5,392,119.05	737,857.35	—	6,506,550.08	12,636,526.48

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		4,583,301.19	627,178.75	—	5,205,240.07	10,415,720.01
Sublimit		150,000,000.00	10,000,000.00	10,000,000.00	150,000,000.00	150,000,000.00
Available Collateral		4,583,301.19	627,178.75	—	5,205,240.07	10,415,720.01
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve						41,925.00
16. Collateral Available for Loan		4,583,301.19	627,178.75	—	5,205,240.07	10,415,720.01

Borrowing Base Certificate	PNCBANK

		FX Rate	Report No.
Mammoth Energy Partners LP - Sand Tiger	Amounts in USD	1.1156	092014-01

Collateral Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
1. Beginning Collateral (Line 4 prior report)						—
2. a) Add: Gross Sales (New Billings)						—
2. a) Less: Credit Memos						—
2. b) Add: Debit Memos						—
3. a) Less: Cash Collections						—
3. b) Less: Discounts						—
3. c) Add: Non-A/R Cash						—
3. d) +/-: Other Adjustments		2,951,301.59	1,879,576.06		14,783,000.00	19,613,877.64

4. Total Collateral		2,951,301.59	1,879,576.06	—	14,783,000.00	19,613,877.64

5. Less Ineligible Collateral		(984,955.41)	(898,809.56)	—	(495,072.21)	(2,378,837.18)

6. Total Eligible Collateral		1,966,346.17	980,766.50	—	14,287,927.79	17,235,040.46

Loan Status		AR	Unbilled AR	Inventory	Rental Fleet/M&E	Total
7. Advance Percentage or Credit Limit		85%	85%	75%	80%
8. Collateral Value (Elg. Coll. X Adv %)		1,671,394.25	833,651.52		11,430,342.23	13,935,388.00
Sublimit		15,000,000.00	10,000,000.00	10,000,000.00	15,000,000.00	15,000,000.00
Available Collateral		1,671,394.25	833,651.52	10,000,000.00	11,430,342.23	13,935,388.00
9. Previous Loan Balance (Prior Line 13)
10. Less: A) Net Collections
B) Adjustments
C) Other

11. Subtotal for Loan Balance		—	—	—	—

12. Additional	A) Request for Funds
Loan	B) Return Items
Increases	C) Other
13. New Loan Balance		—	—	—	—
14. Letters of Credit Outstanding
15. Rent Reserve
16. Collateral Available for Loan		1,671,394.25	833,651.52	10,000,000.00	11,430,342.23	23,935,388.00

Mammoth Energy Partners LP - Consolidated

AR Ineligibles

9/30/2014	Bison Drilling	Bison Trucking	White Wing	Stringray PP	Stingray Logistics	Muskie Proppant	Redback Coil Tubing	Redback Energy Services	Redback Pump Downs	Panther Drilling	Sand Tiger $USD	Total
Current	8,015,456.41	625,960.75	50,298.58	14,876,047.97	1,094,083.60	2,328,846.08	2,448,749.76	4,185,805.26	744,444.45	2,140,065.42	2,171,151.67	38,680,909.95
31-60	2,364,098.14	689,923.25	—	1,170,000.00	140,360.83	1,130,125.77	225,685.78	1,362,111.97	22,003.60	2,098,087.93	440,435.24	9,642,832.51
61-90	660,668.58	298,210.50	—	—	159,945.96	150,110.74	677,767.43	433,710.21	12,650.40	1,477,532.05	108,505.96	3,979,101.83
Over 90	147,302.50	454,278.79	—	—	6,784.16	(108,856.96)	375,251.82	178,868.49	5,799.00	64,823.93	231,208.72	1,355,460.45

Total	11,187,525.63	2,068,373.29	50,298.58	16,046,047.97	1,401,174.55	3,500,225.63	3,727,454.79	6,160,495.93	784,897.45	5,780,509.33	2,951,301.59	53,658,304.74

Summary of Ineligibles:
A/R > 90 days Past Invoice Date	147,302.50	454,278.79	—	—	—	(108,856.96)	375,251.82	178,868.49	5,799.00	64,823.93	231,208.72	1,348,676.29
Unbilled AR > 30 Days	—	—	—	—	—	—	—	—	—	—	—	—
50% Cross Age	—	33,906.10	—	—	—	—	—	—	—	—	3,134.19	37,040.29
Foreign Accounts	—	—	—	—	—	—	—	—	—	—	—	—
Affiliates/Intercompany	212,981.13	436,372.50	18,399.90	—	1,145,416.05	—	—	—	—	318,566.26	508,231.72	2,639,967.56
Unbilled Receivables	—	—	—	—	—	—	—	—	—	—	—	—
Returns Reserve	—	—	—	—	—	—	—	—	—	—	—	—
Federal Government Accounts	—	—	—	—	—	—	—	—	—	—	—	—
Contras	—	—	—	36,144.00	255,758.50	2,717.28	—	9,775.00	—	—	—	304,394.78
Customer Offsets	—	—	—	—	—	—	—	—	—	—	141,986.38	141,986.38
Special Terms	—	—	—	—	—	—	—	—	—	—	—	—
Cash Sales (Current Columns)	—	—	—	—	—	—	—	—	—	—	—	—
Service Charges	—	—	—	—	—	—	—	—	—	—	—	—
Credits In Prior (> 60 days past due)	—	—	—	—	—	109,856.96	—	9,897.76	—	—	—	119,754.72
Bankruptcies	—	—	—	—	—	—	—	—	—	—	—	—
Equipment Sales AR	95,518.90		—	—								95,518.90
Advertising Allowances	—	—	—	—	—	—	—	—	—	—	—	—
Employee Accounts	—	—	—	—	—	—	—	—	—	—	—	—
Unissued Credit Memos	—	—	—	—	—	—	—	—	—	5,000.00	—	5,000.00
Dilution Reserve (% > ?%)	—	—	—	—	—	—	—	—	—	—	—	—
Miscellaneous	—	—	—	—	—	—	—	—	—	—	100,394.41	100,394.41

TOTAL:	455,802.53	924,557.39	18,399.90	36,144.00	1,401,174.55	3,717.28	375,251.82	198,541.25	5,799.00	388,390.19	984,955.41	4,792,733.32

For PNC Bank Use
DATE
	Checked By	Date	.
COMPANY NAME
	Approved By	Date	.
SIGNED BY - NAME

SIGNATURE

Mammoth Energy Partners LP - Consolidated

Unbilled AR Ineligible

9/30/2014	Bison Drilling	Bison Trucking	Stingray Pressure Pumping	Stingray Logistics	Muskie Proppant	Redback Coil Tubing	Redback Energy Services	Redback Pump Downs	Panther Drilling	Sand Tiger	Total
Unaged	1,421,576.51	748,956.00	—	—	—	—	477,136.88	—	758,688.49	1,879,576.06	5,285,933.94
Current	—	—	—		—	—	—	—	—	—
1-30	—	—	—	—	—	—	—	—	—	—	—
31-60	—	—	—	—	—	—	—	—	—	—	—
61-90	—	—	—	—	—	—	—	—	—	—	—
91-120	—	—	—	—	—	—	—	—	—	—	—
> 120	—	—	—	—	—	—	—	—	—	—	—

Total	1,421,576.51	748,956.00	—	—	—	—	477,136.88	—	758,688.49	1,879,576.06	5,285,933.94

Summary of Ineligibles:
A/R > 60 days past due	—	—	—	—	—	—	—	—	—	—	—
Unbilled AR > 30 Days	45,456.00	—	—	—	—	—	28,798.00	—	—	571,079.23	645,333.23
50% Cross Age	—	—	—	—	—	—	—	—	—	—	—
Foreign Accounts	—	—	—	—	—	—	—	—	—	—	—
Affiliates/Intercompany	—	117,113.00	—	—	—	—	6,000.00	—	—	326,980.96	450,093.96
Accrual in error	—	—	—	—	—	—	13,500.00	—	—	—	13,500.00
Returns Reserve	—	—	—	—	—	—	—	—	—	—	—
Federal Government Accounts	—	—	—	—	—	—	—	—	—	—	—
Contras	—	—	—	—	—	—	—	—	—	749.37	749.37
Customer Offsets	—	—	—	—	—	—	—	—	—	—	—
Special Terms	—	—	—	—	—	—	—	—	—	—	—
Cash Sales (Current Columns)	—	—	—	—	—	—	—	—	—	—	—
Service Charges	—	—	—	—	—	—	—	—	—	—	—
Credits In Prior (> 60 days past due)	—	—	—	—	—	—	—	—	—	—	—
Bankruptcies	—	—	—	—	—	—	—	—	—	—	—
Advertising Allowances	—	—	—	—	—	—	—	—	—	—	—
Employee Accounts	—	—	—	—	—	—	—	—	—	—	—
Unissued Credit Memos	—	—	—	—	—	—	—	—	—	—	—
Dilution Reserve (% > ?%)	—	—	—	—	—	—	—	—	—	—	—
Miscellaneous	—	—	—	—	—	—	—	—	20,831.14	—	20,831.14

TOTAL:	45,456.00	117,113.00	—	—	—	—	48,298.00	—	20,831.14	898,809.56	1,130,507.70

For PNC Bank Use
DATE	Checked By	Date	.

COMPANY NAME	Approved By	Date	.

SIGNED BY - NAME

SIGNATURE

Inventory Assignment	PNC Bank

Date:

PNC Bank N.A.

Business Credit Department

2 North Lake Avenue, Ste. 440

Pasadena, CA 91101

Gentlemen,

Pursuant to the terms of our Loan and Security Agreement entered into with PNC Bank, NA dated                     , we, at                                          hereby report to you based on a valuation of the lower of (a) cost on a first-in first-out method or (b) current market, the balance of inventory net of all obsolete items as of the above date is as follows:

As of:	9/30/2014

	Bison Drilling	Bison Trucking	Stingray Pressure Pumping	Muskie Proppant	Redback Coil Tubing	Redback Energy Services	Redback Pump Downs	Panther Drilling	Sand Tiger	Stingray Logistics	Total
Totals Per Summary Report (including Overhead)	—	—	—	630,036.05	—	—	—	—	—	—	630,036.05

Less: INELIGIBLES
Supplies	—	—	—	—	—	—	—	—	—	—	—
Packaging Materials	—	—	—	—	—	—	—	—	—	—	—
Accrued Purchases not Billed	—	—	—	—	—	—	—	—	—	—	—
Dies	—	—	—	—	—	—	—	—	—	—	—
Obsolete / Slow Moving	—	—	—	—	—	—	—	—	—	—	—
Test Cost Variance	—	—	—	—	—	—	—	—	—	—	—
Test Count Variance	—	—	—	—	—	—	—	—	—	—	—
Outside Processors	—	—	—	—	—	—	—	—	—	—	—
Transfer Pricing Profit	—	—	—	—	—	—	—	—	—	—	—
Purchase Price Variance	—	—	—	—	—	—	—	—	—	—	—
Reconciliation Reserve	—	—	—	—	—	—	—	—	—	—	—
Seconds/ B-Stock	—	—	—	—	—	—	—	—	—	—	—
G/L Adjustment	—	—	—	—	—	—	—	—	—	—	—
Storage Facilities w/o Landlord Wvr	—	—	—	—	—	—	—	—	—	—	—
Facilities w/o UCC’s	—	—	—	—	—	—	—	—	—	—	—
WIP	—	—	—	—	—	—	—	—	—	—	—
Foreign Locations	—	—	—	—	—	—	—	—	—	—	—
Reserves	—	—	—	—	—	—	—	—	—	—	—

TOTAL INELIGIBLE INVENTORY	—	—	—	—	—	—	—	—	—	—	—

NET ELIGIBLE INVENTORY	—	—	—	630,036.05	—	—	—	—	—	—	630,036.05

We warrant that no items are included in the above balances which were billed or shipped prior to the above date. We warrant to PNC Bank that the above balances are correct and that we are the owners of the above inventory, free and clear of any liens, encumbrances and claims except as follows:

We also warrant that the above inventory is adequately covered against losses arising from fire, theft and other losses and that PNC Bank has been correctly named as loss payee on said insurance policy.

For PNC Bank Use
Authorized Signature / Title
	Checked By	Date	.

Print / Type Name of Authorized Signer	Approved By	Date	.

Company Name

Inventory Assignment	PNC Bank

Date:

PNC Bank N.A.

Business Credit Department

2 North Lake Avenue, Ste. 440

Pasadena, CA 91101

Gentlemen,

Pursuant to the terms of our Loan and Security Agreement entered into with PNC Bank, NA dated                     , we, at                                          hereby report to you based on a valuation of the rental fleet at appraised net orderly liquidation value, net of all obsolete items as of the above date as follows:

As of:	9/30/2014

	Bison Drilling	Bison Trucking	Stingray Pressure Pumping	Stingray Logistics	Muskie Proppant	Redback Coil Tubing	Redback Energy Services	Redback Pump Downs	Panther Drilling	Sand Tiger	Total
Balance per Prior Report	109,971,000.00	6,560,000.00	70,485,000.00		3,366,000.00	22,366,000.00	10,510,000.00	5,934,000.00	6,732,000.00	14,783,000.00	250,707,000.00
Additions (at cost)	—										—
Disposals	—										—

Totals Per Summary Report	109,971,000.00	6,560,000.00	70,485,000.00	—	3,366,000.00	22,366,000.00	10,510,000.00	5,934,000.00	6,732,000.00	14,783,000.00	250,707,000.00

Less: INELIGIBLES
Supplies											—
Packaging Materials											—
Accrued Purchases not Billed											—
Dies											—
Obsolete / Slow Moving											—
Outside Processors											—
Storage Facilities w/o Landlord Wvr											—
Facilities w/o UCC’s											—
WIP											—
Foreign Locations											—
Liquidation Costs	(3,682,850.96)	(219,689.76)	(2,360,492.77)		(112,724.96)	(749,021.51)	(351,972.46)	(198,725.46)	(225,449.92)	(495,072.21)	(8,396,000.00)

TOTAL INELIGIBLE INVENTORY	(3,682,850.96)	(219,689.76)	(2,360,492.77)	—	(112,724.96)	(749,021.51)	(351,972.46)	(198,725.46)	(225,449.92)	(495,072.21)	(8,396,000.00)

NET ELIGIBLE INVENTORY	106,288,149.04	6,340,310.24	68,124,507.23	—	3,253,275.04	21,616,978.49	10,158,027.54	5,735,274.54	6,506,550.08	14,287,927.79	242,311,000.00

We warrant to PNC Bank that the above balances are correct and that we are the owners of the above rental fleet, free and clear of any liens, encumbrances and claims except as follows:

We also warrant that the above rental fleet is adequately covered against losses arising from fire, theft and other losses and that PNC Bank has been correctly named as loss payee on said insurance policy.

For PNC Bank Use

	Checked By	Date	.

Authorized Signature / Title	Approved By	Date	.

Print / Type Name of Authorized Signer

EXHIBIT 1.2(a)

COMPLIANCE CERTIFICATE

For the Monthly Period

from             , 20

to             , 20

To:	PNC Bank, National Association, as Agent, pursuant to that certain Revolving Credit and Security Agreement, dated November 25, 2014 (as amended, supplemented, modified, extended and/or restated from time to time, the “Credit Agreement”), by and among PNC Bank, National Association, as Agent and a Lender, the other financial institutions from time to time party thereto (“Lenders”), MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), and STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”).

Ladies and Gentlemen:

This Compliance Certificate (this “Certificate”) is delivered to you pursuant to Article IX of the Credit Agreement. Unless otherwise stated in this Certificate, capitalized terms used in this Certificate are defined in the Credit Agreement.

The undersigned hereby certifies to Agent as follows:

1. The undersigned is, and at all times mentioned herein has been, a duly elected, qualified and acting authorized Chief Financial Officer or Corporate Controller of Borrowing Agent and that, as such, he/she is authorized to execute and deliver this Certificate to Agent.

2. The undersigned has reviewed the provisions of the Credit Agreement and the Other Documents (collectively, the “Documents”), and a review of the records of the activities of the Borrowers during the period from [            ,         , to             ,         ] (the “Subject Period”) has been made under the supervision of the undersigned with a view towards determining whether, during the Subject Period, the Borrowers have kept, observed, performed and fulfilled all their respective obligations under the Documents.

3. The financial statements of the Borrowers on a consolidating and consolidated basis delivered to you concurrently herewith have been prepared in accordance with GAAP, except as otherwise noted, and fairly present, in all material respects, the financial condition of the Borrowers and results of operations of the Borrowers at the date and for the period indicated therein, subject only to normal year-end adjustments and the absence of footnotes and other presentation items.

4. The Borrowers have in all material respects kept, observed, performed and fulfilled each and every covenant and condition contained in the Credit Agreement and the Other Documents, and, as of the date of the financial statements to which this Certificate relates and as of the date hereof, the Borrowers are not in default in the performance, observance or fulfillment in all material respects of any of the covenants and conditions of the Documents, and no Default or Event of Default has occurred, except for such defaults, if any, described on Schedule A attached hereto. (If any are described, state the nature, when it occurred, whether it is continuing and the steps being taken by the Borrowers with respect to such default.)

5. The representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same force and effect as though made as of the date hereof except for those representations and warranties that relate specifically to an earlier date, which shall be true and correct as of such earlier date in all material respects.

6. Attached hereto as Schedule B is a true and accurate calculation setting forth, among other information, information that demonstrates compliance (or noncompliance) with each of the covenants set forth in Sections 6.5, 7.1, 7.4, 7.5, 7.7, 7.10, and 7.18 of the Credit Agreement.

7. The undersigned executes this Certificate on behalf of the Borrowers solely in his capacity as Borrowing Agent’s Chief Financial Officer or Corporate Controller, not in his/her individual capacity, and the undersigned shall have no personal liability to Lenders in connection with the Certificate or the Other Documents.

This Certificate is subject to and shall be construed in accordance with the terms of the Credit Agreement.

[Signature page follows.]

2

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of this      day of         , 20    .

By:
Name:
Title:

Schedules:

A – Defaults

B – Calculations

[SIGNATURE PAGE TO COMPLIANCE CERTIFICATE]

Schedule A

to

Compliance Certificate

Defaults

[EXHIBIT A TO COMPLIANCE CERTIFICATE]

Schedule B

to

Compliance Certificate

Calculations

[EXHIBIT B TO COMPLIANCE CERTIFICATE]

Exhibit 2.1(a)

REVOLVING CREDIT NOTE

$[ ]	Date: [ ], 20[ ]

This Revolving Credit Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of November 25, 2014 (as hereafter amended, amended and restated, modified, supplemented, extended, joined, and/or restated from time to time, the “Credit Agreement”) by and among MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), and STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each, a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders”, and each, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION, as agent for the Lenders (together with its successors and assigns, in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

FOR VALUE RECEIVED, the Borrowers (other than Sand Tiger) hereby jointly and severally promise to pay to the order of PNC, at the office of Agent located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, or at such other place as Agent may from time to time designate to the Borrowing Agent in writing:

(i) the principal sum of [                    ] AND NO/100 DOLLARS ($[        ]) or, if different from such amount, the unpaid principal balance of PNC’s Revolving Commitment Percentage as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, and subject to acceleration upon the occurrence and continuance of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with

[Mammoth] Form of Revolving Note

the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law or permitted under the Credit Agreement and shall be calculated subject to and in accordance with the Interest Act (Canada) as it relates to Sand Tiger. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is a Revolving Credit Note referred to in the Credit Agreement and is secured, inter alia, by the Liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained. For the avoidance of doubt, notwithstanding the execution of multiple Revolving Credit Notes, the aggregate maximum principal amount of all Notes shall not exceed $170,000,000 less any permanent reductions of the Maximum Revolving Advance Amount pursuant to the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Article X of the Credit Agreement shall occur and be continuing, then this Note shall immediately, in accordance with the Credit Agreement, become due and payable, without notice, together with reasonable and actual attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur and be continuing under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, or upon the election of Required Lenders, shall, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and actual attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Each Borrower expressly waives any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind except as expressly provided in the Credit Agreement.

[Remainder of page intentionally left blank]

[Mammoth] Form of Revolving Note	2

BORROWERS

MAMMOTH ENERGY PARTNERS LP

By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

REDBACK ENERGY SERVICES LLC
REDBACK COIL TUBING LLC
PANTHER DRILLING SYSTEMS LLC
BISON DRILLING AND FIELD SERVICES LLC
MUSKIE PROPPANT LLC
STINGRAY LOGISTICS LLC
STINGRAY PRESSURE PUMPING LLC

By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

BISON TRUCKING LLC
WHITE WING TUBULAR SERVICES LLC

By: Bison Drilling and Field Services LLC, its manager
By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

GREAT WHITE SAND TIGER LODGING LTD.

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

Exhibit 2.4(a)

SWING LOAN NOTE

$[ ]	Date: [ ], 20[ ]

This Swing Note (this “Note”) is executed and delivered under and pursuant to the terms of that certain Revolving Credit and Security Agreement dated as of November 25, 2014 (as hereafter amended, amended and restated, modified, supplemented, extended, joined, and/or restated from time to time, the “Credit Agreement”) by and among MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), and STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each, a “Borrower”), the financial institutions which are now or which hereafter become a party thereto (collectively, the “Lenders”, and each, a “Lender”) and PNC BANK, NATIONAL ASSOCIATION, as agent for the Lenders (together with its successors and assigns, in such capacity, “Agent”). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

FOR VALUE RECEIVED, the Borrowers (other than Sand Tiger) hereby jointly and severally promise to pay to the order of PNC, at the office of Agent located at Two Tower Center Boulevard, East Brunswick, New Jersey 08816, or at such other place as Agent may from time to time designate to Borrowing Agent in writing:

(i) the principal sum of [                    ] AND NO/100 DOLLARS ($[            ]) or, if different from such amount, the unpaid principal balance of the Swing Loans as may be due and owing under the Credit Agreement, payable in accordance with the provisions of the Credit Agreement, and subject to acceleration upon the occurrence and continuance of an Event of Default under the Credit Agreement or earlier termination of the Credit Agreement pursuant to the terms thereof; and

(ii) interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at the applicable Revolving Interest Rate in accordance with

[Mammoth] Swing Note

the provisions of the Credit Agreement. In no event, however, shall interest exceed the maximum interest rate permitted by law or permitted under the Credit Agreement. Upon and after the occurrence of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

This Note is a Swing Note referred to in the Credit Agreement and is secured, inter alia, by the Liens granted pursuant to the Credit Agreement and the Other Documents, is entitled to the benefits of the Credit Agreement and the Other Documents and is subject to all of the agreements, terms and conditions therein contained.

This Note is subject to mandatory prepayment and may be voluntarily prepaid, in whole or in part, on the terms and conditions set forth in the Credit Agreement.

If an Event of Default under Article X of the Credit Agreement shall occur and be continuing, then this Note shall immediately, in accordance with the Credit Agreement, become due and payable, without notice, together with reasonable and actual attorneys’ fees if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof. If any other Event of Default shall occur and be continuing under the Credit Agreement or any of the Other Documents, which is not cured within any applicable grace period, then this Note may, or upon the election of Required Lenders, shall, as provided in the Credit Agreement, be declared to be immediately due and payable, without notice, together with reasonable and actual attorneys’ fees, if the collection hereof is placed in the hands of an attorney to obtain or enforce payment hereof.

This Note shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Each Borrower expressly waives any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind except as expressly provided in the Credit Agreement.

[Remainder of page intentionally left blank]

[Mammoth] Swing Note

BORROWERS

MAMMOTH ENERGY PARTNERS LP

By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Mammoth] Swing Note

REDBACK ENERGY SERVICES LLC
REDBACK COIL TUBING LLC
PANTHER DRILLING SYSTEMS LLC
BISON DRILLING AND FIELD SERVICES LLC
MUSKIE PROPPANT LLC
STINGRAY LOGISTICS LLC
STINGRAY PRESSURE PUMPING LLC

By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Mammoth] Swing Note

BISON TRUCKING LLC
WHITE WING TUBULAR SERVICES LLC

By: Bison Drilling and Field Services LLC, its manager
By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Mammoth] Swing Note

GREAT WHITE SAND TIGER LODGING LTD.

By:
Name:
Title:

[Mammoth] Swing Note

Exhibit 2.24

LENDER JOINDER AND ASSUMPTION AGREEMENT

This Lender Joinder and Assumption Agreement (the “Joinder”) is made as of                     , 20    ] (the “Effective Date”) by [                    ], (the “New Commitment Provider”).

Background

Reference is made to the Revolving Credit and Security Agreement, dated as of November 25, 2014, among MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), and STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party thereto and PNC BANK, NATIONAL ASSOCIATION, as administrative and collateral agent for the Lenders (the “Agent”) (as the same has been and may hereafter be modified, supplemented, amended or restated the “Credit Agreement”). Capitalized terms defined in the Credit Agreement are used herein as defined therein.

Agreement

In consideration of the Lenders permitting the New Commitment Provider to become a Lender under the Credit Agreement, the New Commitment Provider agrees that effective as of the Effective Date it shall become, and shall be deemed to be, a Lender under the Credit Agreement and each of the Other Documents and agrees that from the Effective Date, and for so long as the New Commitment Provider remains a party to the Credit Agreement, such New Commitment Provider shall assume the obligations of a Lender under and perform, comply with and be bound by each of the provisions of the Credit Agreement and the Other Documents which are stated to apply to a Lender and shall be entitled to the benefits, rights and remedies set forth therein and in each of the Other Documents. The New Commitment Provider hereby acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the

Effective Date and the executed original of the New Commitment Provider’s Note dated the Effective Date issued by the Borrowers under the Credit Agreement in the face amount of $[            ] and each Other Document (including any modifications thereof or supplements or waivers thereto).

The Commitment Amount of the New Commitment Provider and the Commitment Amount of each of the other Lenders are as set forth on Exhibit A attached hereto.

The New Commitment Provider has delivered all documents required by Section 2.24 of the Credit Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the New Commitment Provider has duly executed and delivered this Joinder as of the Effective Date.

[NEW COMMITMENT PROVIDER]

By:
Name:
Title:

ACKNOWLEDGED:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

BORROWERS:

MAMMOTH ENERGY PARTNERS LP

By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

REDBACK ENERGY SERVICES LLC
REDBACK COIL TUBING LLC
PANTHER DRILLING SYSTEMS LLC
BISON DRILLING AND FIELD SERVICES LLC
MUSKIE PROPPANT LLC
STINGRAY LOGISTICS LLC
STINGRAY PRESSURE PUMPING LLC

By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[SIGNATURE PAGE TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

3

BISON TRUCKING LLC
WHITE WING TUBULAR SERVICES LLC

By: Bison Drilling and Field Services LLC, its manager
By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

GREAT WHITE SAND TIGER LODGING LTD.

By:
Name:
Title:

[SIGNATURE PAGE TO LENDER JOINDER AND ASSUMPTION AGREEMENT]

4

EXHIBIT A

COMMITMENT AMOUNT

Lender	Commitment Amount

Exhibit 8.1(f)

FINANCIAL CONDITION CERTIFICATE

The undersigned hereby certifies solely in my capacity as the Chief Financial Officer, and not in any individual capacity, of MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”) as of November 25, 2014, that to the best of my knowledge in my capacity as Chief Financial Officer and not in my individual capacity:

1. I am the duly elected, qualified and acting Authorized Officer of the Borrowers. Each Borrower is a limited partnership, corporation, or limited liability company duly formed, existing, and in good standing under the laws of the State of Delaware.

2. I am familiar with all of the business and financial affairs of each Borrower, including, without limiting the generality of the foregoing, all of the matters hereinafter described.

3. This Certificate is made and delivered to PNC BANK, NATIONAL ASSOCIATION (“PNC”) and each of the other financial institutions (collectively, “Lenders”) named in or which hereafter becomes a party to the Credit Agreement (as described below), and PNC, as agent for itself and the other Lenders (PNC, together with its successors and assigns in such capacity, “Agent”), pursuant to the terms of that certain Revolving Credit and Security Agreement, dated on or about the date hereof, by and among each Borrower, Agent and Lenders party thereto (as amended, amended and restated, modified, supplemented, extended, joined and/or restated from time to time, the “Credit Agreement”), for the purpose of inducing Agent and Lenders, now and from time to time hereafter, to advance monies and extend credit and other financial accommodations to the Borrowers pursuant to the Credit Agreement and the Other Documents (as defined in the Credit Agreement) now and from time to time hereafter

[Mammoth] Form of Financial Condition Certificate

executed by the Borrowers and delivered to Agent and Lenders (all hereinafter collectively referred to as the “Loan Documents”). I understand that you are relying on this Financial Condition Certificate. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

4. I have reviewed the following and am fully familiar with the process pursuant to which they were generated:

a.	Pro Forma Balance Sheet of Mammoth and its subsidiaries, reflecting the consummation of the Transactions, attached hereto as Exhibit A (the “Balance Sheet”).

b.	The cash flow projections of Mammoth and its subsidiaries for the five year period following the Closing Date (on a monthly basis for the first twelve months) and their projected balance sheets as of the Closing Date, attached hereto as Exhibit B (“Cash Flow Projections”).

The Balance Sheet fairly reflects the combined financial condition of Mammoth and its subsidiaries as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied, except as otherwise indicated therein and subject to normal year end audit adjustments and the absence of footnotes and other presentation items. The Cash Flow Projections are based upon good faith estimates and stated assumptions believed to be reasonable and fair the date hereof made in light of conditions and facts now known and, as of the date hereof, reflect good faith, reasonable and fair estimates of the information projected for the periods set forth therein; it being understood that (i) actual results may vary from such projections and that such variances may be material and (ii) no representation is made with respect to information of an industry specific or general economic nature.

5. Taking into account rights of contribution and subrogation under Applicable Laws, (x) each Credit Party is, and after giving effect to the Transactions, each Borrower will be solvent, able to pay its debts as they mature, has, and after giving effect to the Transactions, will have capital sufficient to carry on its business and all businesses in which it is about to engage and (y) the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and will continue to be in excess of the amount of its liabilities. All material undisputed debts owing to third parties by any Borrower are current and not past due.

6. The Credit Agreement and the Other Documents were and will be executed and delivered by Borrowers (to the extent such Borrower is a party to such Other Documents) to Agent and Lenders in good faith and in exchange for reasonably equivalent value and fair consideration.

7. I have reviewed the relevant terms of the Credit Agreement and any Other Document executed as of the date hereof by any Borrower and have made or have caused to be made under my supervision a review of the transactions and conditions of the Borrowers from the beginning of the accounting period covered by the documents set forth in Paragraph 4 hereof

[Mammoth] Form of Financial Condition Certificate

to the date of this Certificate and that such review has not disclosed the existence during such period of any condition or event which constitutes or would constitute a Default or Event of Default.

[Remainder of page intentionally left blank]

[Mammoth] Form of Financial Condition Certificate

IN WITNESS WHEREOF, each of the undersigned has executed this Certificate as of the date first set forth above, on behalf of each Borrower.

MAMMOTH ENERGY PARTNERS LP

By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Mammoth] Form of Financial Condition Certificate

REDBACK ENERGY SERVICES LLC
REDBACK COIL TUBING LLC
PANTHER DRILLING SYSTEMS LLC
BISON DRILLING AND FIELD SERVICES LLC
MUSKIE PROPPANT LLC
STINGRAY LOGISTICS LLC
STINGRAY PRESSURE PUMPING LLC

By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Mammoth] Form of Financial Condition Certificate

BISON TRUCKING LLC
WHITE WING TUBULAR SERVICES LLC

By: Bison Drilling and Field Services LLC, its manager
By: Mammoth Energy Partners LP, its member
By: Mammoth Energy Partners GP LLC, its general partner

By:
Name:
Title:

[Mammoth] Form of Financial Condition Certificate

GREAT WHITE SAND TIGER LODGING LTD.

By:
Name:
Title:

[Mammoth] Form of Financial Condition Certificate

EXHIBIT A

Balance Sheet

[See attached]

[Mammoth] Form of Financial Condition Certificate

EXHIBIT B

Cash Flow Projections

[See attached]

[Mammoth] Form of Financial Condition Certificate

Exhibit 16.3

FORM OF

COMMITMENT TRANSFER SUPPLEMENT

This COMMITMENT TRANSFER SUPPLEMENT, dated as of [                    ], [        ], among [                                        ] (the “Transferor Lender”), each Purchasing Lender executing this Commitment Transfer Supplement (each, a “Purchasing Lender”), and PNC Bank, National Association (“PNC”) as agent for Lenders (as defined below) under the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with that certain Revolving Credit and Security Agreement, dated as of November 25, 2014 (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”), among MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), and STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), PNC and the various other financial institutions (collectively, “Lenders”) and PNC as agent for Lenders (in such capacity, “Agent”);

WHEREAS, each Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to each Purchasing Lender, its rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. All capitalized terms used herein which are not defined shall have the meanings given to them in the Credit Agreement.

2. Upon receipt by Agent of four (4) counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I, and each of which has been executed by the Transferor Lender and Agent, Agent will transmit to the Transferor Lender and each Purchasing Lender a Transfer Effective Notice, substantially in the form attached hereto as Schedule II to this Commitment Transfer Supplement (a “Transfer Effective Notice”). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the “Transfer Effective Date”), which date shall not be earlier than the first Business Day following the date such Transfer Effective Notice is received. From and after the Transfer Effective Date, each Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

3. At or before 12:00 noon (Central time) on the Transfer Effective Date, each Purchasing Lender shall pay to the Transferor Lender, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Lender and such Purchasing Lender (the “Purchase Price”), of the portion of the Advances being purchased by such Purchasing Lender (such Purchasing Lender’s “Purchased Percentage”) of the outstanding Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note. Effective upon receipt by the Transferor Lender of the Purchase Price from a Purchasing Lender, the Transferor Lender hereby irrevocably sells assigns and transfers to such Purchasing Lender, without recourse, representation or warranty, and each Purchasing Lender hereby irrevocably purchases, takes and assumes from the Transferor Lender, such Purchasing Lender’s Purchased Percentage of the Advances and other amounts owing to the Transferor Lender under the Credit Agreement and the Note together with all instruments, documents and collateral security pertaining thereto.

4. The Transferor Lender has made arrangements with each Purchasing Lender with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor Lender to such Purchasing Lender of any fees heretofore received by the Transferor Lender pursuant to the Credit Agreement prior to the Transfer Effective Date, and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Lender to the Transferor Lender of fees or interest received by such Purchasing Lender pursuant to the Credit Agreement from and after the Transfer Effective Date.

5. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferor Lender pursuant to the Credit Agreement and the Note shall, instead, be payable to or for the account of the Transferor Lender and each Purchasing Lender, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

(b) All interest, fees and other amounts that would otherwise accrue for the account of Transferor Lender from and after the Transfer Effective Date pursuant to the Credit Agreement and the Note shall, instead, accrue for the account of, and be payable to, the Transferor Lender and each Purchasing Lender, as the case may be, in accordance with their

2

respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Lender, the Transferor Lender and each Purchasing Lender will make appropriate arrangements for payment by the Transferor Lender to such Purchasing Lender of such amount upon receipt thereof from the Borrowers.

6. Concurrently with the execution and delivery hereof, the Transferor Lender will provide to each Purchasing Lender conformed copies of the Credit Agreement and all related documents delivered to the Transferor Lender.

7. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party hereto, it will execute and deliver such further documents and do such further acts and things as such other party hereto may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

8. By executing and delivering this Commitment Transfer Supplement, the Transferor Lender and each Purchasing Lender confirm to and agree with each other and Agent and Lenders as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Note or any other instrument or document furnished pursuant thereto; (ii) the Transferor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of their Obligations under the Credit Agreement, the Note or any other instrument or document furnished pursuant hereto; (iii) each Purchasing Lender confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Lender will, independently and without reliance upon Agent, the Transferor Lender or any other Lenders and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) each Purchasing Lender appoints and authorizes Agent to take such action as Agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof; (vi) each Purchasing Lender adopts the Credit Agreement and each Other Document and agrees that it will comply with and perform all of its respective obligations under the Credit Agreement and each Other Document with the same force and effect as if such Purchasing Lender originally were a party thereto; and (vii) each Purchasing Lender represents and warrants to the Transferor Lender, Lenders, Agent and the Borrowers that it is either (x) entitled to the benefits of an income tax treaty with the United States of America that provides for an exemption from the United States withholding tax on interest and other payments made by the Borrowers under the Credit Agreement and the Other Documents, or (y) is engaged in trade or business within the United States of America.

3

9. Schedule I hereto sets forth the revised Commitment Percentages of the Transferor Lender and the Commitment Percentages of each Purchasing Lender as well as administrative information with respect to each Purchasing Lender.

10. This Commitment Transfer Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Blank; Signature Page Follows]

4

IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on the date set forth above.

[ ],
as Transferor Lender

By:
Name:
Title:

[ ],
as a Purchasing Lender

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

SCHEDULE I TO COMMITMENT TRANSFER SUPPLEMENT

LIST OF OFFICES, ADDRESSES FOR NOTICES AND COMMITMENT AMOUNTS

(Transferor Lender)	Loan Commitment Amount	$

	Loan Commitment Percentage	%

(Purchasing Lender)	Commitment Amount	$

	Commitment Percentage	%

Addresses for Notices

Attention:
Telephone:
Telecopier:

SCHEDULE II TO COMMITMENT TRANSFER SUPPLEMENT

(Form of Transfer Effective Notice)

To: [                                        ], as the Transferor Lender and [                                        ], as Purchasing Lender:

The undersigned, as Agent under the Revolving Credit and Security Agreement dated as of November 25, 2014, among MAMMOTH ENERGY PARTNERS LP, a limited partnership under the laws of the State of Delaware (“Mammoth”), REDBACK ENERGY SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Redback Energy”), REDBACK COIL TUBING LLC, a limited liability company under the laws of the State of Delaware (“Redback Coil”), MUSKIE PROPPANT LLC, a limited liability company under the laws of the State of Delaware (“Muskie”), PANTHER DRILLING SYSTEMS LLC, a limited liability company under the laws of the State of Delaware (“Panther”), BISON DRILLING AND FIELD SERVICES LLC, a limited liability company under the laws of the State of Delaware (“Bison Drilling”), BISON TRUCKING LLC, a limited liability company under the laws of the State of Delaware (“Bison Trucking”), WHITE WING TUBULAR SERVICES LLC, a limited liability company under the laws of the State of Delaware (“White Wing”), GREAT WHITE SAND TIGER LODGING LTD., an Alberta corporation (“Sand Tiger”), STINGRAY PRESSURE PUMPING LLC, a limited liability company under the laws of the State of Delaware (“Stingray Pressure”), and STINGRAY LOGISTICS LLC, a limited liability company under the laws of the State of Delaware (“Stingray Logistics”; and together with Mammoth, Redback Energy, Redback Coil, Muskie, Panther, Bison Drilling, Bison Trucking, White Wing, Sand Tiger, Stingray Pressure, and each Person joined thereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions named therein (the “Lenders”), and PNC BANK, NATIONAL ASSOCIATION, as a Lender and as agent for Lenders, acknowledges receipt of four (4) executed counterparts of a completed Commitment Transfer Supplement in the form attached hereto. [Note: Attach copy of Commitment Transfer Supplement].

Pursuant to such Commitment Transfer Supplement, you are advised that the Transfer Effective Date will be [insert date of Transfer Effective Notice].

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Title:

ACCEPTED FOR RECORDATION

IN REGISTER:

[Mammoth] Form of Commitment Transfer Supplement

Schedule 1.2

Permitted Encumbrances

NONE

Schedule 4.4

Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property

(a)(iii)

1.	See Annex 4.4(a)(iii) attached hereto.

(b)(i)

1.	See Annex 4.4(b)(i) attached hereto.

(b)(ii)

Credit Party	Place of Business	Address of Chief Executive Office
Mammoth Energy Partners LP	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Redback Energy Services LLC	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Redback Coil Tubing LLC	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Muskie Proppant LLC	1421 N Broadway Suite 115 Menomonie, WI 54751	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Panther Drilling Systems LLC	10600 W. Reno Ave. Yukon, OK 73099	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Bison Drilling and Field Services LLC	14301 Caliber Drive Suite 300 Oklahoma City, OK 73134	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Bison Trucking LLC	14301 Caliber Drive Suite 300 Oklahoma City, OK 73134	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

White Wing Tubular Services LLC	14301 Caliber Drive Suite 300 Oklahoma City, OK 73134	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Stingray Pressure Pumping LLC	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Stingray Logistics LLC	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

Great White Sand Tiger Lodging Ltd.	14301 Caliber Drive Suite 300 Oklahoma City, OK 73134	4727 Gaillardia Parkway, Suite 200 Oklahoma City, Oklahoma 73142

(b)(iii)

Address	Credit Party	Owned/ Leased	Real Estate Recording Office	Landlord	Lease Description
W2326 US HWY 10 Plum City, WI 54761	Muskie Proppant LLC	Owned	Pierce County, WI

11278 County Hwy. X Chippewa Falls, WI 54729	Muskie Proppant LLC	Leased	Chippewa County, WI	Northern Crossarm Co., Inc.	License, Access and Use Agreement, dated as of October 29, 2012, by and between Muskie Proppant LLC and Northern Crossarm Co., Inc.

508 Cleveland Ave. N. St Paul, MN 55114	Muskie Proppant LLC	Leased	Ramsey County, MN	Minnesota Commercial Railway Company	Track Lease Agreement, dated July 1, 2013, by and between Minnesota Commercial Railway Company and Muskie Proppant LLC.

1421 N. Broadway Street Menomonie, WI 54751	Muskie Proppant LLC	Leased	Dunn County, WI	Douglas A. Larson	Lease, dated as of December 13, 2013, by and between Douglas A. Larson and Muskie Proppant LLC.

SECT 34 TWN 28N RNG 09 & SECT 34 TWN 28N RNG 09 Eau Claire, WI	Muskie Proppant LLC	Owned	Eau Claire County, WI

Sect-18 Twp-112 Range-014 61.62 AC DOC#582960 PT OF SE1/4 SEC 18-112-14 LYING SLY OF HWY 58 Red Wing, MN	Muskie Proppant LLC	Owned	Goodhue County, MN

Sect-18 Twp-112 Range-014 94.08 AC DOC#594310 PT OF SE1/4 SEC 18-112-14 LYING NLY & WLY OF CENTER OF HWY 57 Red Wing, MN	Muskie Proppant LLC	Owned	Goodhue County, MN

SE, SW and SW, SW of Section 13 T112N R13W Frontenac, MN	Muskie Proppant LLC	Owned	Frontenac County, MN

100 Stout Drive Elk City, OK 73644	Redback Energy Services LLC	Leased	Beckham County, OK	Elk City Yard, LLC	Industrial Lease Agreement, dated as of May 15, 2013, by and between Elk City Yard, LLC and Redback Energy Services LLC.

Address	Credit Party	Owned/ Leased	Real Estate Recording Office	Landlord	Lease Description
103 Stout Drive Elk City, OK 73644	Redback Energy Services LLC	Leased	Beckham County, OK	HX4, LLC	Lease Agreement, dated as of December 13, 2010, by and between HX4 and Redback Energy Services LLC.

10701 NW 2nd Street Yukon, OK 73099	Redback Energy Services LLC	Leased	Canadian County, OK	Jobo, LLC	Industrial Building to Suit Lease Agreement, dated as of December 16, 2011, by and between Jobo, LLC and Redback Energy Services LLC.

46759 &46789 National Rd. St Clairsville, OH 43950	Redback Energy Services LLC	Owned	Belmont County, OH

46870 Dutch Lane St. Clairsville, OH 43950 (Unit C)	Redback Energy Services LLC	Leased	Belmont County, OH	AON, LLC	Real Estate Lease Agreement, dated as of July 23, 2014, by and between AON, LLC and Redback Energy Services LLC.

67912 Mills Road, Unit #1 St. Clairsville, OH 43950	Redback Energy Services LLC	Leased	Belmont County, OH	T-J-E Limited Partnership	Real Estate Lease Agreement, dated as of June 2, 2014, by and between T-J-E Limited Partnership and Redback Energy Services LLC.

118 Jepson Avenue St. Clairsville, OH 43950	Redback Energy Services LLC	Leased	Belmont County, OH	John Sambuco Real Estate LLC	Real Estate Lease Agreement, dated as of May 7, 2014, by and between John Sambuco Real Estate LLC and Redback Energy Services LLC.

Dorado Ranch Apartments 3601 Faudree Rd. Odessa, TX 79765	Redback Energy Services LLC	Leased	Midland County, TX	The Hennessey Group	Master Lease Agreement, dated as of August 20, 2014, by and between The Hennessey Group and Redback Energy Services LLC.

209 Trinity Industrial Ct. Yukon, OK 73099	Redback Coil Tubing LLC	Leased	Canadian County, OK	Jobo, LLC	Industrial Building to Suit Lease Agreement, dated as of July 12, 2012, by and between Jobo, LLC and Redback Coil Tubing LLC.

12200 State Highway 191 Midland, TX 79707	Redback Coil Tubing LLC	Leased	Midland County, TX	WT Commercial Portfolio LLC	Net Commercial Lease, dated as of April 14, 2014, by and between WT Commercial Portfolio LLC and Redback Energy Services LLC.

Address	Credit Party	Owned/ Leased	Real Estate Recording Office	Landlord	Lease Description
66680 Executive Dr St Clairsville, OH 43950	Stingray Pressure Pumping LLC	Owned	Belmont County, OH

Lot 13 and 14 Fox Commerce Park Belmont County, OH	Stingray Pressure Pumping LLC	Owned	Belmont County, OH

10600 W. Reno Ave. Yukon, OK 73099	Panther Drilling Systems LLC	Leased	Oklahoma County, OK	BWAC I, LLC	Lease Agreement, dated as of January 25, 2013, by and between BWAC I, LLC and Panther Drilling Systems LLC

12201 WCR 122 Odessa, TX 79765	Bison Drilling and Field Services LLC	Owned	Midland County, TX

11812 Hwy 191. Midland, TX 79707	Bison Drilling and Field Services LLC	Leased		WT Commercial Portfolio, LLC	Commercial Lease, commencing as of March 1, 2011, by and between Windsor Permian LLC and ATNI, Inc., as subleased by that Sublease Agreement, dated as of July 1, 2012, by and between Diamondback E&P LLC (as successor in interest to Windsor Permian LLC) and Bison Drilling and Field Services LLC, as further amended by that First Amendment to Sublease Agreement, dated as of June 1, 2013.

4727 Gaillardia Parkway Suite 200 Oklahoma City, OK 73142	Mammoth Energy Partners LP	Leased		Le Norman Properties, LLC	Lease Agreement, dated as of June 27, 2014, by and between Le Norman Properties, LLC and Mammoth Energy Partners LP (f/k/a Stingray Energy Services, Inc.).

Address	Credit Party	Owned/ Leased	Real Estate Recording Office	Landlord	Lease Description
4-10-085-06-NW, MLL 070128	Great White Sand Tiger Lodging Ltd.	Leased		Her Majesty the Queen, in right of the Province of Alberta, as represented by the Department of Environment and Sustainable Resource Development	Indenture, dated as of October 24, 2012, by and between Her Majesty the Queen, in right of the Province of Alberta, as represented herein by the Department of Environment and Sustainable Resource Development, by the “director” duly designated under the Public Lands Act and Great White Sands Tiger Lodging Ltd.

14301 Caliber Drive, Suite 210 Oklahoma City, OK 73134	Bison Drilling and Field Services LLC	Leased		Caliber Investment Group LLC	Master Lease, dated as of March 1, 2009, by and between Caliber Investment Group LLC and Everest Operations Management LLC, as subleased by that Sublease Agreement, dated as of May 30, 2014, by and between Everest Operations Management LLC and Bison Drilling and Field Services LLC.

(c)

1.	See Schedule 4.4(b)(ii)

Schedule 4.8(j)

Deposit and Investment Accounts

Credit Party	Bank	Account Type	Account Number
Panther Drilling Systems LLC	International Bank of Commerce	Business Checking Account	##########

Redback Energy Services LLC	Legacy Bank	Commercial Checking Account	########

Redback Energy Services LLC	Legacy Bank	Commercial Checking Account	########

Redback Energy Services LLC	Legacy Bank	Commercial Checking Account	########

Redback Coil Tubing LLC	Bank SNB	Commercial Checking Account	########

Muskie Proppant LLC	Citizens States Bank	Checking Account	######

Muskie Proppant LLC	Citizens States Bank	Savings Account	########

Great White Sands Tiger Lodging Ltd.	TD Commercial Banking	TD Operating	###########

Great White Sands Tiger Lodging Ltd.	TD Commercial Banking	TD Operating $USD	############

Stingray Logistics LLC	International Bank of Commerce	Checking Account	##########

Stingray Pressure Pumping LLC	International Bank of Commerce	Checking Account	##########

Panther Drilling Systems LLC	Bank7	Business Checking	#######

Schedule 5.1

Consents

NONE

Schedule 5.2(a)

States of Qualification and Good Standing

Credit Party	Jurisdiction of Formation	Foreign Qualifications
Mammoth Energy Holdings LLC	Delaware	Oklahoma

Mammoth Energy Partners LP	Delaware	Oklahoma

Redback Energy Services LLC	Delaware	Ohio, Texas, Oklahoma, New Mexico, West Virginia, Louisiana

Redback Coil Tubing LLC	Delaware	Ohio, Texas, Oklahoma, New Mexico, West Virginia

Muskie Proppant LLC	Delaware	Minnesota, Wisconsin

Panther Drilling Systems LLC	Delaware	Ohio, Texas, West Virginia

Bison Drilling and Field Services LLC	Delaware	Texas, Oklahoma, New Mexico

Bison Trucking LLC	Delaware	Texas, New Mexico

White Wing Tubular Services LLC	Delaware	Texas, New Mexico

Stingray Pressure Pumping LLC	Delaware	Ohio, Pennsylvania, West Virginia

Stingray Logistics LLC	Delaware	Ohio, Pennsylvania, West Virginia

Great White Sand Tiger Lodging Ltd.	Alberta, Canada

Sand Tiger Holdings Inc.	Delaware

Schedule 5.2(b)

Subsidiaries

Subsidiary	Equity Interests	Beneficial Owners of Capital Stock
Mammoth Energy Partners LP	Limited Partnership Interests	• Mammoth Energy Holdings LLC • Gulfport Energy Corporation • Rhino Exploration LLC • Mammoth Energy Partners GP LLC (Non-economic, GP interests)

Redback Energy Services LLC	Membership Interests	• Mammoth Energy Partners LP

Redback Coil Tubing LLC	Membership Interests	• Mammoth Energy Partners LP

Muskie Proppant LLC	Membership Interests	• Mammoth Energy Partners LP

Panther Drilling Systems LLC	Membership Interests	• Mammoth Energy Partners LP

Bison Drilling and Field Services LLC	Membership Interests	• Mammoth Energy Partners LP

Bison Trucking LLC	Membership Interests	• Bison Drilling and Field Services LLC

White Wing Tubular Services LLC	Membership Interests	• Bison Drilling and Field Services LLC

Stingray Pressure Pumping LLC	Membership Interests	• Mammoth Energy Partners LP

Stingray Logistics LLC	Membership Interests	• Mammoth Energy Partners LP

Sand Tiger Holdings Inc.	Common Stock	• Mammoth Energy Partners LP

Great White Sand Tiger Lodging Ltd.	Shares	• Sand Tiger Holdings Inc.

Schedule 5.2(c)

Accrued and Unpaid Dividends

NONE

Schedule 5.4

Federal Tax Identification Number

Credit Party	Federal Tax Identification Number
Mammoth Energy Holdings LLC	47-2020859

Mammoth Energy Partners LP	47-1902732

Redback Energy Services LLC	45-3555182

Redback Coil Tubing LLC	45-3986505

Muskie Proppant LLC	45-3252414

Panther Drilling Systems LLC	90-0916824

Bison Drilling and Field Services LLC	27-3987237

Bison Trucking LLC	38-3913942

White Wing Tubular Services LLC	47-1522171

Stingray Pressure Pumping LLC	45-5044806

Stingray Logistics LLC	46-1105483

Great White Sand Tiger Lodging Ltd.	Canadian Business Number – 837567551RC0001

Sand Tiger Holdings Inc.	47-2364737

Schedule 5.6

Prior Names

Credit Party	Prior Names
Mammoth Energy Partners LP	• Redback, Inc. • Stingray Energy Services, Inc.

Redback Energy Services LLC	• Redback Pump Downs (d/b/a) • MR Inspections (d/b/a)

Redback Coil Tubing LLC	• Stingray Energy Services LLC

Muskie Proppant LLC	• Muskie Holdings LLC

Bison Drilling and Field Services LLC	• Windsor Drilling LLC

Schedule 5.7

Environmental

NONE

Schedule 5.8(b)(ii)

Indebtedness

1.	Master Equity Lease Agreement, dated as of August 7, 2014, by and between Enterprise FM Trust and Bison Drilling and Field Services LLC.

2.	Master Lease Agreement (TRAC), dated January 30, 2013, by and between Redback Coil Tubing LLC and Ford Motor Credit Company LLC, CML East LLC and CML West LLC.

3.	Master Equity Lease Agreement, dated March 19, 2014, by and between Enterprise FM Trust and Redback Energy Services LLC.

4.	Master Lease Agreement (TRAC), dated March 15, 2013, by and between Redback Energy Services LLC and Ford Motor Credit Company LLC, CML East LLC and CML West LLC.

Schedule 5.8(d)

Plans

Credit Party	401K	Employee Benefits
Mammoth Energy Partners LP	None	None

Bison Drilling and Field Services LLC	Nationwide Financial	•	Aetna – Medical and Dental.

		•	Guardian – Vision.

Bison Trucking LLC	Nationwide Financial	•	Aetna – Medical and Dental.

		•	Guardian – Vision.

Great White Sand Tiger Lodging Ltd.		•	Western Life – Life Insurance and Accidental Death.

		•	Green Shield Canada - Extended Health Care and Dental.

Muskie Proppant LLC	Nationwide Financial

Panther Drilling Systems LLC	SERVAgroup	•	SERVAgroup – Medical, Dental, Vision.

Redback Coil Tubing LLC	First Mercantile Trust Company

Redback Energy Services LLC	First Mercantile Trust Company

Stingray Logistics LLC	Paychex Retirement Services	•	United Healthcare – Health Insurance, Vision and Dental.

Stingray Pressure Pumping LLC	Paychex Retirement Services	•	United Healthcare – Health Insurance, Vision and Dental.

White Wing Tubular Services LLC	Nationwide Financial	•	Aetna – Medical and Dental.

		•	Guardian – Vision.

Schedule 5.9

Intellectual Property, Source Code Escrow Agreements

NONE

Schedule 5.10

Licenses and Permits

NONE

Schedule 5.13

Material Contracts

1.	Agreement, dated June 25, 2012, by and between Great White Sand Tiger Lodging Ltd. and Grizzly Oil Sands ULC, as amended by Addendum, dated March 26, 2013.

2.	Master Service Contract, effective May 16, 2013, by and between Muskie Proppant LLC and Diamondback E&P LLC.

3.	Transloading Agreement, effective May 7, 2013, by and between Muskie Proppant LLC and Hopedale Mining LLC.

4.	Master Service Agreement, dated February 22, 2013, by and between Gulfport Energy Corporation and Panther Drilling Systems LLC.

5.	Master Service Contract, effective September 9, 2013, by and between Panther Drilling Systems LLC and Diamondback E&P LLC.

6.	Master Field Services Agreement, effective January 1, 2013, by and between Diamondback E&P LLC and Bison Drilling and Field Services LLC, as amended by First Amendment, dated February 21, 2013.

7.	Master Drilling Agreement, effective January 1, 2013, by and between Diamondback E&P LLC and Bison Drilling and Field Services LLC.

8.	Master Service Agreement, dated June 11, 2012, by and between Gulfport Energy Corporation and Redback Energy Services LLC.

9.	Master Service Contract, effective October 17, 2013, by and between Bison Trucking LLC and Diamondback E&P LLC.

10.	Amended & Restated Master Services Agreement for Pressure Pumping Services Agreement, effective as of October 1, 2014, by and between Gulfport Energy Corporation and Stingray Pressure Pumping LLC.

11.	Sand Supply Agreement, effective as of October 1, 2014, by and between Muskie Proppant LLC and Gulfport Energy Corporation.

Schedule 5.14

Labor Disputes

NONE

Schedule 5.27(a)

Equity Interests

1.	See Schedule 5.2(b).

Schedule 5.27(b)

Restrictions on Equity Interests

1.	Upon the completion of the initial public offering by Mammoth Energy Partners LP, Mr. Mark Layton, Chief Financial Officer of the Borrowers, will be entitled to receive annual equity incentive awards equal to 100% of his annual base salary ($225,000), which will vest over a four year period.

2.	At this time, the Credit Parties do not have any stock option plans or other equity incentive plans in place, and there are no options, restricted units or other equity awards outstanding for any of our named executive officers. Prior to the consummation of the initial public offering by Mammoth Energy Partners LP, the Credit Parties intend to implement an equity incentive plan to provide an additional incentive to our management and directors. Eligible award recipients will be employees, consultants and directors of Mammoth Energy Partners LP and its affiliates.

Schedule 5.27(c)

Option Rights

NONE

Schedule 5.28

Commercial Tort Claims

NONE

Schedule 5.29

Letter of Credit Rights

NONE

Schedule 5.30

Excluded Deposit Accounts

Credit Party	Bank	Account Type	Account Number
Panther Drilling Systems LLC	International Bank of Commerce	Business Checking Account	##########

Redback Energy Services LLC	Legacy Bank	Commercial Checking Account	########

Redback Energy Services LLC	Legacy Bank	Commercial Checking Account	########

Redback Energy Services LLC	Legacy Bank	Commercial Checking Account	########

Redback Coil Tubing LLC	Bank SNB	Commercial Checking Account	########

Muskie Proppant LLC	Citizens States Bank	Checking Account	######

Muskie Proppant LLC	Citizens States Bank	Savings Account	########

Great White Sands Tiger Lodging Ltd.	TD Commercial Banking	TD Operating	###########

Great White Sands Tiger Lodging Ltd.	TD Commercial Banking	TD Operating $USD	############

Stingray Logistics LLC	International Bank of Commerce	Checking Account	##########

Stingray Pressure Pumping	International Bank of Commerce	Checking Account	##########

Panther Drilling Systems LLC	Bank7	Business Checking	#######

Exhibit 6.17

Post-Closing Obligations

Condition		Days After Closing to Complete
1.	Agent shall have received insurance policies, certificates and endorsements, in form and substance satisfactory to Agent, naming Agent as an additional insured and lender loss payee as its interests may appear with respect to all property and liability insurance policies naming Borrowers as the insured entity.	30 days or such longer period as determined by Agent in its Permitted Discretion

2.	Borrowers shall use commercially reasonable efforts to deliver to Agent fully executed Deposit Account Control Agreements in form and substance satisfactory to Agent with respect to the Depository Accounts owned by Borrowers.	120 days or such longer period as determined by Agent in its Permitted Discretion

3.	Borrowers shall use commercially reasonable efforts to deliver to Agent a fully executed landlord waivers in form and substance satisfactory to Agent with respect to the premises leased by Borrowers.	90 days or such longer period as determined by Agent in its Permitted Discretion

4.	Borrowers shall deliver to Agent Negative Pledges covering the Real Property owned by Borrowers, in form and substance satisfactory to Agent.	20 days or such longer period as determined by Agent in its Permitted Discretion

5.	Borrowers shall deliver to Agent mortgage releases, in form and substance satisfactory to Agent, for (i) W2326 US HWY 10, Plum City, WI 54761 and (ii) 46759 & 46789 National Rd., St. Clairsville, OH 43950.	20 days or such longer period as determined by Agent in its Permitted Discretion

6.	Borrowers shall deliver to Agent good standing certificates from the State of West Virginia for (i) Stingray Pressure Pumping LLC and (ii) Stingray Logistics LLC.	15 days or such longer period as determined by Agent in its Permitted Discretion

Schedule 8.1(v)

Existing Lenders

1.	International Bank of Commerce

2.	Citizens State Bank of La Crosse

3.	Legacy Bank

4.	Mack Financial Services, a division of VFS US LLC

5.	UMB Bank, n.a.

6.	Bank7

7.	The Toronto-Dominion Bank

8.	Stillwater National Bank and Trust Company

9.	Serva Group LLC

10.	The following entities are holders of promissory notes from Muskie Proppant LLC:

a.	Gulfport Energy Corporation

b.	Rhino Energy LLC

c.	Lambda Investors LLC

d.	Wexford Catalyst Fund, L.P.

e.	Wexford Offshore Muskie Corp.

f.	Wexford Spectrum Fund, L.P.

Location/Address	Credit Party
W2326 US HWY 10 Plum City, WI 54761	Muskie Proppant LLC

11278 County Hwy. X Chippewa Falls, WI 54729	Muskie Proppant LLC

508 Cleveland Ave. N. St Paul, MN 55114	Muskie Proppant LLC

1421 N. Broadway Street Menomonie, WI 54751	Muskie Proppant LLC

100 Stout Drive Elk City, OK 73644	Redback Energy Services LLC

103 Stout Drive Elk City, OK 73644	Redback Energy Services LLC

10701 NW 2nd Street Yukon, OK 73099	Redback Energy Services LLC

46759 & 46789 National Rd. St Clairsville, OH 43950	Redback Energy Services LLC

46870 Dutch Lane St. Clairsville, OH 43950 (Unit C)	Redback Energy Services LLC

67912 Mills Road, Unit #1 St. Clairsville, OH 43950	Redback Energy Services LLC

118 Jepson Avenue St. Clairsville, OH 43950	Redback Energy Services LLC

Dorado Ranch Apartments 3601 Faudree Rd. Odessa, TX 79765	Redback Energy Services LLC

209 Trinity Industrial Ct. Yukon, OK 73099	Redback Coil Tubing LLC

12200 State Highway 191 Midland, TX 79707	Redback Coil Tubing LLC

66680 Executive Dr St Clairsville, OH 43950	Stingray Pressure Pumping LLC

Lot 13 and 14 Fox Commerce Park Belmont County, OH	Stingray Pressure Pumping LLC

10600 W. Reno Ave. Yukon, OK 73099	Panther Drilling Systems LLC

12201 WCR 122 Odessa, TX 79765	Bison Drilling and Field Services LLC

11812 Hwy 191. Midland, TX 79707	Bison Trucking LLC